                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.


                                   FORM U5S
                                 ANNUAL REPORT
                     FOR THE YEAR ENDED DECEMBER 31, 1998
       FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                   CONECTIV


                           _______________________


              NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES
                 AND CORRESPONDENCE CONCERNING THIS STATEMENT
                             SHOULD BE ADDRESSED:

                                JAMES P. LAVIN
                                  CONTROLLER
                                   CONECTIV
                                800 KING STREET
                             WILMINGTON, DE 19899

TABLE OF CONTENTS


ITEM                                                                  PAGE REF.
----                                                                  ---------
1  System Companies and Investments Therein as of December 31, 1999

2  Acquisitions or Sales of Utility Assets

3  Issue, Sale, Pledge, Guarantee or Assumption of System Securities

4  Acquisition, Redemption or Retirement of System Securities
5  Investments in Securities of Nonsystem Companies

6  Officers and Directors

7  Contributions and Public Relations

8  Service, Sales and Construction Contracts

9  Wholesale Generators and Foreign Utility Companies

10  Financial Statements and Exhibits

    Consolidating Financial Statements

    Signature of Registrant's Officer

    Exhibits:
               SEC Act of 1934 Reports                                        A

               Index to Corporate Organization & By-Laws Exhibits             B

               Indentures or Contracts                                        C

               Tax Allocation Agreement for 1998                              D

               Other Documents Prescribed by Rule or Order                    E

               Report of Independent Accountants                              F

               Financial Data Tables                                          G

               Organizational Chart of Exempt Wholesale Generators of Foreign
               Utility Holding Companies                                      H

               Audited Financial Statements and Analytical Reviews and
               Conclusions Regarding Exempt Wholesale Generators or Foreign
               Utility Holding Companies                                      I

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998*


                                                                  NUMBER OF       % OF                      OWNER'S
                                                                   COMMON        VOTING      ISSUER BOOK   BOOK VALUE
NAME OF COMPANY                                                 SHARES OWNED      POWER      VALUE ($000)    ($000)
---------------------------------------------------------------------------------------------------------------------
CONECTIV
     Atlantic City Electric Company   (ACE)                     18,320,937         100        730,093       730,093
          Atlantic Capital I  (ACE Cap I)                          N/A             100          2,165         2,165
          Atlantic Capital II  (ACE Cap II)                        N/A             100            773           773
     Atlantic Energy Enterprises, Inc.  (AEE)  (a)                     100         100         45,561        45,561
          Atlantic Southern Properties, Inc.  (ASP)                    100         100            653           653
          ATE Investments, Inc.  (ATE)  (b)                            100         100         11,919        11,919
          CoastalComm, Inc.  (CI)                                      100         100          1,027         1,027
          Atlantic Energy Technology, Inc.  (AET)                      100         100            112           112
              The Earth Exchange, Inc.  (TEE)                          100         100              5             5
          Conectiv Thermal Systems, Inc.  (CTS)                        100         100          7,373         7,373
              ATS Operating Services, Inc.  (AOS)  (c)                  50         100              -             -
              Atlantic Jersey Thermal Systems, Inc.  (AJTS)            100         100             43            43
              Thermal Energy Limited Partnership  (TELP)           N/A             100          8,637         8,637
          Atlantic Generation, Inc.  (AGI)  (d)                        100         100         22,839        22,839
              Pedrick General, Inc.  (PED GEN)                         100         100          2,476         2,476
              Pedrick Ltd., Inc.  (PED LTD)                            100         100          5,963         5,963
              Vineland General, Inc.  (VINE LTD)                       100         100            406           406
              Vineland Limited, Inc.  (VINE GEN)                       100         100          3,809         3,809
              Binghamton General, Inc.  (BING GEN)                     100         100            252           252
              Binghamton Limited, Inc.  (BING LTD)                     100         100            467           467
     Atlantic Energy International, Inc.  (AEI)                        100         100            (18)          (18)
     Conectiv Communications, Inc.  (CCI)  (e)                       1,000         100         34,163        34,163
     Conectiv Energy Supply, Inc.  (CES)  (f)                        1,000         100           (602)         (602)
          Petron Oil Corporation  (Petron)                           1,000         100          4,076         4,076
     Conectiv Resource Partners, Inc.  (CRP)                         1,000         100            (25)          (25)
     Conectiv Services, Inc.  (CSI)                                  1,000         100         64,227        64,227
          Conectiv Plumbing LLC  (Plumbing)                          1,000         100          6,590         6,590
     Conectiv Solutions, L.L.C.  (Solutions)                       N/A             100         (5,350)       (5,350)
          Power Consulting Group, Inc.  (Power Consulting)         N/A             100          3,685         3,685
     Delmarva Capital Investments, Inc.  (DCI)  (g)                  1,000         100         29,595        29,595
          DCI I, Inc.  (DCI I)                                       1,000         100          4,472         4,472
          DCI II, Inc.  (DCI II)                                     1,000         100            864           864
          Christiana Capital Management, Inc.  (CCM)                 1,000         100          1,107         1,107
          Delmarva Operating Services Company  (DOSC)                1,000         100          3,682         3,682
          DCTC-Burney, Inc.  (DCTC)  (h)                             1,000         100         12,972        12,972
     Delmarva Power & Light  (DPL)                                   1,000         100        851,494       851,494
          Delmarva Financing I  (DPL Fin I)                        N/A             100          2,165         2,165
     Delmarva Services Company  (DSC)  (i)                           1,000         100          7,750         7,750

* As of 11:59 p.m. 12/31/1999 did not reflect corporate reorganization authorized in HCRA #35-26953 dated 12/16/1998.

NOTES  ($ in Thousands):

(a) AEE owns 1,875,000 shares of Class D Preferred Stock, representing 12.5% of all outstanding issues of preferred stock, convertible under certain terms and conditions into 10.2% of the outstanding common stock of EMAX Solutions Partners, Inc., a Delaware corporation that develops environmental compliance software. As of December 31, 1998, the book value was $840.
     AEE also owns a 2.6% limited partnership interest in Tech Leaders II, a Delaware limited partnership that invests in energy and technology
     companies.  As of December 31, 1998, the book value was $1,261.   Finally,
     AEE holds a 50% equity interest in Enerval, LLC, a natural gas marketing
     venture.   The book value, before fair market value evaluation reserves, was $3,550 as of December 31, 1998.

(b) ATE owns 160 shares of common stock of Black Light Power, Inc., a development stage company that is engaged in hydrogen based energy production. As of December 31, 1998, the book value was $240. ATE also owns a 94% limited partnership interest in EnerTech Capital Partners L.P., a limited partnership that invests in and supports a variety of energy technology growth companies. The book value as of December 31, 1998 was $15,854.

(c) ATS holds a 50% interest in Atlantic-Pacific Glendale, LLC, a Delaware limited liability company formed to construct, own and operate integrated energy facilities. The book value as of December 31, 1998 was $3,715. ATS holds a 50% interest in Atlantic-Pacific Las Vegas, LLC, a Delaware limited liability company formed to finance, own and operate integrated energy facilities. The book value as of December 31, 1998 was $24,534.

(d) AGI owns a 4.9% limited partnership interest in Energy Investors Fund III, L.P. (Project Finance Fund), a Delaware limited partnership that invests in independent power production facilities. As of December 31, 1998, the book value was $3,354.

(e) CCI owns 58,161 unregistered shares, or approximately 1% of the outstanding shares, of D&E Communications, Inc., a Pennsylvania corporation and publicly-held telecommunications company that holds a broadband PCS license. As of December 31, 1998, the book value was $793.

(f) CES holds a 50% interest in Conectiv/CNE Energy Services LLC (CNEL), a Rule 58 energy marketing company. The book value of CNEL as of December 31, 1998 was $582. CES also holds a 50% interest in Conectiv/CNE Peaking, L.L.C.
     (CNEP), a gas peaking services company. The Book value of CNEP as of December 31, 1998 was $1,024. Finally, CES holds a 50% interest in Total Peaking Services, L.L.C. (TPS), a liquefaction and vaporization services company. The book value of TPS as of December 31, 1998 was $3,748.

(g) DCI holds a 4.7% limited partnership interest in Luz Solar Partners, Ltd. IV which owns a solar powered generating station. The book value as of December 31, 1998, was $1,876. DCI owns a 27.5% limited partnership interest in UAH-Hydro Kennebec, L.P., a New York limited partnership which owns a hydro-electric project. The book value as of December 31, 1998, was $1,096.

(h) Forest Products, L.P. is a Delaware limited partnership in which DCTC is the sole 1% general partner, and which is a general partner in Burney Forest Products, A Joint Venture. The book value as of December 31, 1998, was $0. Burney Forest Products, A Joint Venture, is a California general partnership which is owned by DCTC and Forest Products, L.P. The partnership owns a wood-burning qualifying facility in Burney, CA. DCTC's total direct and indirect ownership interest is 45%. The book value as of December 31, 1998, was $5,722.

ITEM 1.  Continued

NOTES ($ in Thousands):

(i) As of December 31, 1998, DSC held 127,750 shares (or 2.87%) of the common stock of Chesapeake Utilities Corporation, a publicly traded utility company with gas utility operations in Delaware, Maryland and Florida. As of December 31, 1998, the book value was $1,571.

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

------------------------------------------------------------------------------------------------------------
 NAME OF COMPANY              BRIEF DESCRIPTION OF TRANSACTION       Consideration           EXEMPTION
------------------------------------------------------------------------------------------------------------
 Delmarva Power & Light       Sale of Substation                        $4,100,000               44(b)
                              Seaford, Delaware
------------------------------------------------------------------------------------------------------------

ITEM 3. ISSUES, SALE, PLEDGE, GUARANTEE OR ASSUMPTION  OF SYSTEM SECURITIES
        -------------------------------------------------------------------
        DURING 1998
        -----------

                                                                  Principal Amount
                                                                  Or Stated Value
                                                      ---------------------------------------
                             Name of Company                        Pledged,
Name of Issuer           Issuing, Selling, Pledging   Issued and   Guaranteed,
and                      Guaranteeing, or Assuming       Sold      or Assumed      Date of     Proceeds     Commission
Title of Issue                  Securities              ($000)       ($000)      Transaction    ($000)     Authorization
--------------------------------------------------------------------------------------------------------------------------
ACE                                                                                                        Rule 52 (See Certificate
7.38% Junior Subordinated                                                                                  of Notification Pursuant
Debentures Series I                                                                                        to Rule 24 filed on
Due 11/04/28                      ACE                 $ 25,773                     11/4/98     $ 25,773    March 30, 1999)

Atlantic Capital II                                                                                        Rule 52 (See Certificate
7.38% Cumulative Trust                                                                                     of Notification Pursuant
Preferred Capital Securities                                                                               to Rule 24 filed on
Due 11/04/28                 Atlantic Capital II      $ 25,000 (a)                 11/4/98     $ 24,212    March 30, 1999)

Conectiv                        Conectiv                           $ 52,861,506    Various        n/a      Rule 45
                              Surety Bonds

          The above do not include guarantees of system companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 Certificate filing requirements.


___________________________________
(a) 1,000,000 Shares of 7.38% Cumulative Trust Preferred Capital Securities were issued on November 4, 1998 at face value, pursuant to a Indenture dated October 1, 1998 resulting in proceeds of $24,212,500, net of underwrites's commissions of $787,500.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1998 beginning As of 3/1/98

                                                                                      Principal Amount
Name of Issuer                               Name of Company            Number of      Redeemed and
     and                                     Acquiring, redeeming or    Shares            Retired            Date of
Title of Issue                               Retiring Securities        Acquired          ($000)           Transaction
-----------------------------------------------------------------------------------------------------------------------
DP&L
5.69% Medium Term Notes                                DP&L                           $  25,000 (a)          6/24/98
6.95% First Mortgage BondsSinking Funds                DP&L                           $     955 (b)           6/1/98
5.75% Tax exempt Note                                  DP&L                           $   6,000 (c)          12/1/98
7.25% Tax exempt sinking fund                          DP&L                           $      50              12/1/98
7.125% Tax exempt sinking fund                         DP&L                           $      50              12/1/98

                                                                           (E)
                                                                     Extingushiment
Name of Issuer                                                     or Help for further
     and                                          Consideration        Disposition        Commission
Title of Issue                                        ($000)               (D)           Authorization
--------------------------------------------------------------------------------------------------------
DP&L
5.69% Medium Term Notes                           $  25,000                 E            Rule 42
6.95% First Mortgage BondsSinking Funds           $     955                 E            Rule 42
5.75% Tax exempt Note                             $   6,000                 E            Rule 42
7.25% Tax exempt sinking fund                     $      50                 E            Rule 42
7.125% Tax exempt sinking fund                    $      50                 E

     (a) All $25,000,000 5.69% Series MTN's due on June 24, 1998 were retired on June 24, 1998 at a cost of $25,000,000, plus $90,881.94 accrued
         Interest

     (b) Sunking Fund payment of $954,600 was made on June 1, 1998 as per the Prospectus Supplement dated February 3, 1995 for the issuance of $25,800,000 of 6.95% Amortizing Bonds due June 1, 2008

     (c) All $6,000,000 5.75% PC DEDA bonds due on December 1, 1998 were retired on December 1, 1998 at a cost of $6,000,000 plus $172,500 accrued interest

ACE

5.50% Medium Term Note                         ACE            $   6,000 (a)         5/14/98      $  6,000        E        Rule 42
7.25% Debentures                               ACE            $   2,500 (b)          5/1/98      $  2,500        E        Rule 42
6.375% Pollution Control York Co.              ACE            $      75 (c)         12/1/98      $ 75,000        E        Rule 42
              Sinking fund
$8.20 Series Preferred Stock Sinking Fund      ACE            $  10,000 (d)          8/1/98      $ 10,000        E        Rule 42

     (a) All $6,000,000 5.50% Series B MTN's due on May 14, 1998 were retired on May 14, 1998 At a cost of $6,000,000, plus $121,916.67 accrued
          Interest

     (b) All $2,500,000 7.250% Debentures due on May 1, 1998 were retired on May 1, 1998 At a cost of $2,500,000, plus $90,625 accrued Interest

     (c) All 75,000 6.375$ Pollution Control Bonds due December 1, 1998 were retried on December 1, 1998 At a cost of $75,000, plus $77,297 accured interest

     (d) All $10,000,000 $8.20 Series Preferred Stock due on August 1, 1998 were retired on August 1, 1998 At a cost of $10,000,000 plus $205,000 accured interest

ITEM 4.   Continued

                                                                         Principal Amount
Name of Issuer                    Name of Company            Number of     Redeemed and
     and                          Acquiring, redeeming or    Shares          Retired           Date of      Consideration
Title of Issue                    Retiring Securities        Acquired        ($000)          Transaction       ($000)
----------------------------------------------------------------------------------------------------------------------------
ACE
4.00% Preferred Stock                    ACE                    52,732   $   4,303             10/14/98          $ 4,303
4.10% Preferred Stock                    ACE                    51,496   $   4,300             10/14/98          $ 4,300
4.35% Preferred Stock                    ACE                    11,898   $   1,054             10/14/98          $ 1,054
4.35% Preferred Stock 2nd series         ACE                    34,320   $   3,039             10/14/98          $ 3,039
4.75% Preferred Stock                    ACE                    41,369   $   4,002             10/14/98          $ 4,002
5.00% Preferred Stock                    ACE                    45,880   $   4,588             10/14/98          $ 4,588

CIV
Common Stock buy back                    CIV                   598,862   $  13,232              Various         $ 13,232

                                      Extingushiment
Name of Issuer                     or Help for further
     and                               Disposition         Commission
Title of Issue                           (D)              Authorization
------------------------------------------------------------------------------
ACE
4.00% Preferred Stock                     E         HCR #35-26927 dated 10/16/98
4.10% Preferred Stock                     E         HCR #35-26927 dated 10/16/98
4.35% Preferred Stock                     E         HCR #35-26927 dated 10/16/98
4.35% Preferred Stock 2nd series          E         HCR #35-26927 dated 10/16/98
4.75% Preferred Stock                     E         HCR #35-26927 dated 10/16/98
5.00% Preferred Stock                     E         HCR #35-26927 dated 10/16/98

CIV
Common Stock buy back                     E                      Rule 42


ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

          The aggregate amount of investments at December 31, 1998, in persons operating in the system's retail service area are shown below.

1           Name of                 Aggregate Amount of Investments            Number of        Desription of Persons or
            Company                 in Persons (Entities) Operating in         Persons                Entities
                                    Retail Service Area of Owner               (Entities)
-----------------------------------------------------------------------------------------------------------------------
PART I      ACE (1)                   $  5,244.69                                    3         Retail Company Securities

            DP&L(1)                   $    148.91                                    4         Retail Company Securities

            DP&L                      $360,833.00                                    1         Limited Partnership which invests
                                                                                               in start up Companies

            DP&L                      $256,250.00                                    1         Limited Partnership which invests
                                                                                               in start up Companies


          (1) All of DP&L and ACE's investments in securities represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1998.

          The names and positions held as of December 31, 1998 of the officers and directors of System companies is presented in the tables on the pages that follow. The principal business address of each officer and director is:

                       800 King Street
                       Wilmington, Delaware 19899

          The symbols used to indicate the positions held by officers and directors are shown in the position symbol key as follows:

          POSITION KEY CODE
          ---------------------------------

          CB  - Chairman of the Board
          CEO - Chief Executive Officer
          COO - Chief Operating Officer
          CFO - Chief Financial Officer
          P   - President
          EVP - Executive Vice President
          SVP - Senior Vice President
          VP  - Vice President
          VC  - Vice Chairman
          GC  - General Counsel
          T   - Treasurer
          AT  - Assistant Treasurer
          S   - Secretary
          AS  - Assistant Secretary
          C   - Controller
          D   - Director

ITEM 6.  Continued

--------------------------------------------------------------------------------------------------------------------------
                                ATE       ACE       AEE       AEI       AET       AGI       AJTS      ASP       AOS
--------------------------------------------------------------------------------------------------------------------------
Michael G. Abercrombie
--------------------------------------------------------------------------------------------------------------------------
Arturo F. Agra                                                                    VP AT AS
--------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Allen
--------------------------------------------------------------------------------------------------------------------------
Robert L. Aveyard
--------------------------------------------------------------------------------------------------------------------------
John Bagnell                              AS
--------------------------------------------------------------------------------------------------------------------------
Larry Bainter
--------------------------------------------------------------------------------------------------------------------------
R. Frank Balotti
--------------------------------------------------------------------------------------------------------------------------
Samual W. Bowlby
--------------------------------------------------------------------------------------------------------------------------
Roberta S. Brown
--------------------------------------------------------------------------------------------------------------------------
Robert D. Burris
--------------------------------------------------------------------------------------------------------------------------
Donald E. Cain
--------------------------------------------------------------------------------------------------------------------------
Robert W. Carr
--------------------------------------------------------------------------------------------------------------------------
Peter F. Clark
--------------------------------------------------------------------------------------------------------------------------
Robert M. Collacchi
--------------------------------------------------------------------------------------------------------------------------
G. Edwin Collier
--------------------------------------------------------------------------------------------------------------------------
Carol C. Conrad                 AS        AS        AS        AS        AS        AS        AS        AS        AS
--------------------------------------------------------------------------------------------------------------------------
Howard E. Cosgrove              CB CEOD   CB CEOD   CB CEOD   CB CEOD   CB CEOD   CB CEOD   CB CEOD   CB  CEOD  CB CEOD
--------------------------------------------------------------------------------------------------------------------------
Frank E. DiCola                                                                             VP                  VP
--------------------------------------------------------------------------------------------------------------------------
Audrey K. Dobertein
--------------------------------------------------------------------------------------------------------------------------
Moira K. Donoghue               S         S         SVP CFO   SVP CFO   S         S         S         S         S
--------------------------------------------------------------------------------------------------------------------------
Barry R. Elson                  PD        EVPD      PD        D          D         D        PD        D         PD
--------------------------------------------------------------------------------------------------------------------------
Michael B. Emery
--------------------------------------------------------------------------------------------------------------------------
Stacey L. Evans
--------------------------------------------------------------------------------------------------------------------------
Joseph J. Feeley
--------------------------------------------------------------------------------------------------------------------------
Rovert H. Fiedler                         VP
--------------------------------------------------------------------------------------------------------------------------
Robert Gabbard
--------------------------------------------------------------------------------------------------------------------------
Paul S. Gerritsen
--------------------------------------------------------------------------------------------------------------------------
Sarah I. Gore
--------------------------------------------------------------------------------------------------------------------------
Barbara S. Graham               SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  CFOD SVP  SVP  CFOD
--------------------------------------------------------------------------------------------------------------------------
Andrei M. Grecu
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

-----------------------------------------------------------------------------------------------------------------------------------
                                BING GEN  BING LTD  CCM       CI        CONECTIV  CCI       CES       CRP       CSI       SOLUTIONS
-----------------------------------------------------------------------------------------------------------------------------------
Michael G. Abercrombie                                         D
-----------------------------------------------------------------------------------------------------------------------------------
Arturo F. Agra                  VP AT AS  VP AT AS                                          VP AT AS
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Allen                                              VP        VP        VP
-----------------------------------------------------------------------------------------------------------------------------------
Robert L. Aveyard                                                       VP                            VP
-----------------------------------------------------------------------------------------------------------------------------------
John Bagnell
-----------------------------------------------------------------------------------------------------------------------------------
Larry Bainter
-----------------------------------------------------------------------------------------------------------------------------------
R. Frank Balotti                                              D
-----------------------------------------------------------------------------------------------------------------------------------
Samual W. Bowlby
-----------------------------------------------------------------------------------------------------------------------------------
Roberta S. Brown                                                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Robert D. Burris                                               D
-----------------------------------------------------------------------------------------------------------------------------------
Donald E. Cain                                                          VP                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Jay O. Carmean                                                                                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Robert W. Carr                                                          VP                                                   VP COO
-----------------------------------------------------------------------------------------------------------------------------------
Peter F. Clark                                                          GC
-----------------------------------------------------------------------------------------------------------------------------------
Robert M. Collacchi
-----------------------------------------------------------------------------------------------------------------------------------
G. Edwin Collier                                                                                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Carol C. Conrad                 AS        AS        AS        AS        AS        AS        AS        AS        AS         AS
-----------------------------------------------------------------------------------------------------------------------------------
Howard E. Cosgrove              COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD   COB CEOD
-----------------------------------------------------------------------------------------------------------------------------------
Frank E. DiCola                                                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Audrey K. Dobertein
-----------------------------------------------------------------------------------------------------------------------------------
Moira K. Donoghue               S         S         S         S         S         S         S         S         S         S
-----------------------------------------------------------------------------------------------------------------------------------
Barry R. Elson                  D         D         D         PD        EVPD      PD        D         EVPD      PD        PD
-----------------------------------------------------------------------------------------------------------------------------------
Michael B. Emery
-----------------------------------------------------------------------------------------------------------------------------------
Stacey L. Evans
-----------------------------------------------------------------------------------------------------------------------------------
Joseph J. Feeley
-----------------------------------------------------------------------------------------------------------------------------------
Rovert H. Fiedler
-----------------------------------------------------------------------------------------------------------------------------------
Robert Gabbard
-----------------------------------------------------------------------------------------------------------------------------------
Paul S. Gerritsen                                                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Sarah I. Gore
-----------------------------------------------------------------------------------------------------------------------------------
Barbara S. Graham               SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD            SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD
-----------------------------------------------------------------------------------------------------------------------------------
Andrei M. Grecu                                                                                                 AS
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

-----------------------------------------------------------------------------------------------------------------------------------
                                CTS       CNEL      CNEP      DCI       DCI I     DCI II    DCTC      DOSC      DPL       DSC
-----------------------------------------------------------------------------------------------------------------------------------
Michael G. Abercrombie
-----------------------------------------------------------------------------------------------------------------------------------
Arturo F. Agra                            S  AT                                             VP AT AS  VP AT AS
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Allen
-----------------------------------------------------------------------------------------------------------------------------------
Robert L. Aveyard
-----------------------------------------------------------------------------------------------------------------------------------
John Bagnell
-----------------------------------------------------------------------------------------------------------------------------------
Larry Bainter                                                           VP
-----------------------------------------------------------------------------------------------------------------------------------
R. Frank Balotti
-----------------------------------------------------------------------------------------------------------------------------------
Samual W. Bowlby                          AS        AS
-----------------------------------------------------------------------------------------------------------------------------------
Roberta S. Brown                                                                                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Robert D. Burris
-----------------------------------------------------------------------------------------------------------------------------------
Donald E. Cain
-----------------------------------------------------------------------------------------------------------------------------------
Jay O. Carmean
-----------------------------------------------------------------------------------------------------------------------------------
Robert W. Carr
-----------------------------------------------------------------------------------------------------------------------------------
Peter F. Clark
-----------------------------------------------------------------------------------------------------------------------------------
Robert M. Collacchi
-----------------------------------------------------------------------------------------------------------------------------------
G. Edwin Collier
-----------------------------------------------------------------------------------------------------------------------------------
Carol C. Conrad                 AS                            AS        AS                  AS        AS        AS        AS
-----------------------------------------------------------------------------------------------------------------------------------
Howard E. Cosgrove              COB CEOD  D         D         COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD  COB CEOD
-----------------------------------------------------------------------------------------------------------------------------------
Frank E. DiCola                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Audrey K. Dobertein
-----------------------------------------------------------------------------------------------------------------------------------
Moira K. Donoghue               S         AS        AS        S         S         S         S         S         S         S
-----------------------------------------------------------------------------------------------------------------------------------
Barry R. Elson                  PD        D         D         D         D         D         D         D         EVPD      D
-----------------------------------------------------------------------------------------------------------------------------------
Michael B. Emery
-----------------------------------------------------------------------------------------------------------------------------------
Stacey L. Evans
-----------------------------------------------------------------------------------------------------------------------------------
Joseph J. Feeley                                    AT
-----------------------------------------------------------------------------------------------------------------------------------
Rovert H. Fiedler
-----------------------------------------------------------------------------------------------------------------------------------
Robert Gabbard
-----------------------------------------------------------------------------------------------------------------------------------
Paul S. Gerritsen                                                                                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Sarah I. Gore
-----------------------------------------------------------------------------------------------------------------------------------
Barbara S. Graham               SVP CFOD  D         D         SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD  SVP CFOD
-----------------------------------------------------------------------------------------------------------------------------------
Andrei M. Grecu
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

-----------------------------------------------------------------------------------------------------------------------------------
                              TEE      PED GEN      PED LTD      Petron Consuting      Power      TPS     VINE GEN      VINE LTD
-----------------------------------------------------------------------------------------------------------------------------------
Michael G. Abercrombie
-----------------------------------------------------------------------------------------------------------------------------------
Arturo F. Agra                         VP AT AS     VP AT AS     VP AT AS                                 VP AT AS      VP AT AS
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Allen
-----------------------------------------------------------------------------------------------------------------------------------
Robert L. Aveyard
-----------------------------------------------------------------------------------------------------------------------------------
John Bagnell
-----------------------------------------------------------------------------------------------------------------------------------
Larry Bainter
-----------------------------------------------------------------------------------------------------------------------------------
R. Frank Balotti
-----------------------------------------------------------------------------------------------------------------------------------
Samual W. Bowlby                                                                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Roberta S. Brown
-----------------------------------------------------------------------------------------------------------------------------------
Robert D. Burris
-----------------------------------------------------------------------------------------------------------------------------------
Donald E. Cain
-----------------------------------------------------------------------------------------------------------------------------------
Jay O. Carmean
-----------------------------------------------------------------------------------------------------------------------------------
Robert W. Carr                                                                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Peter F. Clark
-----------------------------------------------------------------------------------------------------------------------------------
Robert M. Collacchi
-----------------------------------------------------------------------------------------------------------------------------------
G. Edwin Collier
-----------------------------------------------------------------------------------------------------------------------------------
Carol C. Conrad               AS       AS           AS           AS                    AS                 AS            AS
-----------------------------------------------------------------------------------------------------------------------------------
Howard E. Cosgrove            COB CEOD COB CEOD     COB CEOD      COB CEOD              COB CEOD           COB CEOD      COB CEOD
-----------------------------------------------------------------------------------------------------------------------------------
Frank E. DiCola
-----------------------------------------------------------------------------------------------------------------------------------
Audrey K. Dobertein
-----------------------------------------------------------------------------------------------------------------------------------
Moira K. Donoghue             S        S            S            S                     S          AS      S             S
-----------------------------------------------------------------------------------------------------------------------------------
Barry R. Elson                D        D            D            D                     PD         D       D             D
-----------------------------------------------------------------------------------------------------------------------------------
Michael B. Emery
-----------------------------------------------------------------------------------------------------------------------------------
Stacey L. Evans                                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Joseph J. Feeley                                                                                  AT
-----------------------------------------------------------------------------------------------------------------------------------
Rovert H. Fiedler
-----------------------------------------------------------------------------------------------------------------------------------
Robert Gabbard
-----------------------------------------------------------------------------------------------------------------------------------
Paul S. Gerritsen
-----------------------------------------------------------------------------------------------------------------------------------
Sarah I. Gore
-----------------------------------------------------------------------------------------------------------------------------------
Barbara S. Graham            SVP CFO D  SVP CFO D   SVP CFO D    SVP CFO D             SVP CFO D          SVP CFO D     SVP CFO D
-----------------------------------------------------------------------------------------------------------------------------------
Andrei M. Grecu
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

-----------------------------------------------------------------------------------------------------------------------------------
                                ATE       ACE       AEE       AEI       AET       AGI       AJTS      ASP       AOS
-----------------------------------------------------------------------------------------------------------------------------------
Gary Hanson                               AT AS                         P
-----------------------------------------------------------------------------------------------------------------------------------
Meredith I. Harlacher           D         P COOD    D         PD        D         D         D         PD        D
-----------------------------------------------------------------------------------------------------------------------------------
Hudson P. Hoen, III
-----------------------------------------------------------------------------------------------------------------------------------
Cyrus H. Holley
-----------------------------------------------------------------------------------------------------------------------------------
George C. Hunt
-----------------------------------------------------------------------------------------------------------------------------------
Frederick Hutchinson
-----------------------------------------------------------------------------------------------------------------------------------
Jerrold L. Jacobs
-----------------------------------------------------------------------------------------------------------------------------------
Donna Johns                     AT AS               AT AS
-----------------------------------------------------------------------------------------------------------------------------------
John W. Land                              VP                                                          VP
-----------------------------------------------------------------------------------------------------------------------------------
James P. Lavin                  C         C         C         C         C         C         C         C         C
-----------------------------------------------------------------------------------------------------------------------------------
Henry K. Levari                           VP
-----------------------------------------------------------------------------------------------------------------------------------
J. David McCann                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Larry S. McGaughy
-----------------------------------------------------------------------------------------------------------------------------------
Richard B. McGlynn
-----------------------------------------------------------------------------------------------------------------------------------
Thomas E. Miloszewski
-----------------------------------------------------------------------------------------------------------------------------------
Bernard J. Morgan
-----------------------------------------------------------------------------------------------------------------------------------
Dean Musser
-----------------------------------------------------------------------------------------------------------------------------------
Weston E. Nellius
-----------------------------------------------------------------------------------------------------------------------------------
James E. Parrish
-----------------------------------------------------------------------------------------------------------------------------------
Harold I. Raveche
-----------------------------------------------------------------------------------------------------------------------------------
Philip S. Reese                 SVP
-----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Rigby
-----------------------------------------------------------------------------------------------------------------------------------
Paul Rossi
-----------------------------------------------------------------------------------------------------------------------------------
Timothy J. Sanborn
-----------------------------------------------------------------------------------------------------------------------------------
Mark J. Schaefer
-----------------------------------------------------------------------------------------------------------------------------------
Lonnie C. Scott                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Susan Seipel
-----------------------------------------------------------------------------------------------------------------------------------
Thomas S. Shaw                  D         EVPD      D         D         D         PD        D         D         D
-----------------------------------------------------------------------------------------------------------------------------------
Janet L. Shorter
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

-----------------------------------------------------------------------------------------------------------------------------------
                                BING GEN  BING LTD  CCM       CI        CONECTIV  CCI       CES       CRP       CSI       SOLUTIONS
-----------------------------------------------------------------------------------------------------------------------------------
Gary Hanson
-----------------------------------------------------------------------------------------------------------------------------------
Meredith I. Harlacher           D         D         PD        D         P COO     D         D         PD       D         D
-----------------------------------------------------------------------------------------------------------------------------------
Hudson P. Hoen, III                                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Cyrus H. Holley                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
George C. Hunt                                                                                                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Frederick Hutchinson                                                                                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Jerrold L. Jacobs                                                       VC D
-----------------------------------------------------------------------------------------------------------------------------------
Donna Johns                                                   AT AS               AT AS                         AT AS     AT AS
-----------------------------------------------------------------------------------------------------------------------------------
Ralph E. Klesius                                                        SVP
-----------------------------------------------------------------------------------------------------------------------------------
John W. Land                                        VP                  VP                            VP
-----------------------------------------------------------------------------------------------------------------------------------
James P. Lavin                  C         C         C         C         C         C         C         C         C         C
-----------------------------------------------------------------------------------------------------------------------------------
Henry K. Levari                                                         VP
-----------------------------------------------------------------------------------------------------------------------------------
J. David McCann                                                         VP D
-----------------------------------------------------------------------------------------------------------------------------------
Richard B. McGlynn
-----------------------------------------------------------------------------------------------------------------------------------
Thomas E. Miloszewski                                                                                           VP AS
-----------------------------------------------------------------------------------------------------------------------------------
Bernard J. Morgan                                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Dean Musser                                                                                                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Weston E. Nellius                                                       D
-----------------------------------------------------------------------------------------------------------------------------------
James E. Parrish                                                                                                SVP
-----------------------------------------------------------------------------------------------------------------------------------
Harold I. Raveche                                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Philip S. Reese                                                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Rigby                                                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Paul Rossi
-----------------------------------------------------------------------------------------------------------------------------------
Timothy J. Sanborn                                                                                              VP
-----------------------------------------------------------------------------------------------------------------------------------
Mark J. Schaefer                                                                                                          VP
-----------------------------------------------------------------------------------------------------------------------------------
Lonnie C. Scott                                                                                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Susan Seipel
-----------------------------------------------------------------------------------------------------------------------------------
Thomas S. Shaw                  PD        PD        D         D         EVP       D         PD        EVPD      D         ASD
-----------------------------------------------------------------------------------------------------------------------------------
Janet L. Shorter
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

----------------------------------------------------------------------------------------------------------------------------------
                                CTS       CNEL      CNEP      DCI       DCI I     DCI II    DCTC      DOSC      DPL       DSC
----------------------------------------------------------------------------------------------------------------------------------
Gary Hanson                                                                                                     AT AS
----------------------------------------------------------------------------------------------------------------------------------
Meredith I. Harlacher           D         D         D         PD        PD        PD        D         D         P COOD    PD
----------------------------------------------------------------------------------------------------------------------------------
Hudson P. Hoen, III                                                                                             VP
----------------------------------------------------------------------------------------------------------------------------------
Cyrus H. Holley
----------------------------------------------------------------------------------------------------------------------------------
George C. Hunt
----------------------------------------------------------------------------------------------------------------------------------
Frederick Hutchinson
----------------------------------------------------------------------------------------------------------------------------------
Jerrold L. Jacobs                                                                                               D
----------------------------------------------------------------------------------------------------------------------------------
Donna Johns                     AT  AS
----------------------------------------------------------------------------------------------------------------------------------
Ralph E. Klesius
----------------------------------------------------------------------------------------------------------------------------------
John W. Land                                                  VP                                                VP        VP
----------------------------------------------------------------------------------------------------------------------------------
James P. Lavin                  C                             C         C         C         C         C         C         C
----------------------------------------------------------------------------------------------------------------------------------
Henry K. Levari
----------------------------------------------------------------------------------------------------------------------------------
J. David McCann
----------------------------------------------------------------------------------------------------------------------------------
Richard B. McGlynn
----------------------------------------------------------------------------------------------------------------------------------
Thomas E. Miloszewski
----------------------------------------------------------------------------------------------------------------------------------
Bernard J. Morgan
----------------------------------------------------------------------------------------------------------------------------------
Dean Musser
----------------------------------------------------------------------------------------------------------------------------------
Weston E. Nellius
----------------------------------------------------------------------------------------------------------------------------------
James E. Parrish
----------------------------------------------------------------------------------------------------------------------------------
Harold I. Raveche
----------------------------------------------------------------------------------------------------------------------------------
Philip S. Reese
----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Rigby
----------------------------------------------------------------------------------------------------------------------------------
Paul Rossi
----------------------------------------------------------------------------------------------------------------------------------
Timothy J. Sanborn
----------------------------------------------------------------------------------------------------------------------------------
Mark J. Schaefer
----------------------------------------------------------------------------------------------------------------------------------
Lonnie C. Scott                                                                                                 VP
----------------------------------------------------------------------------------------------------------------------------------
Susan Seipel                                                                      VPD
----------------------------------------------------------------------------------------------------------------------------------
Thomas S. Shaw                  D         D         D         D         D         D         PD        PD        EVPD      D
----------------------------------------------------------------------------------------------------------------------------------
Janet L. Shorter
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

                                --------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                TEE          PGI          PLI          Petron          PCG          TPS          VGI          VLI
----------------------------------------------------------------------------------------------------------------------------------
Gary Hanson
----------------------------------------------------------------------------------------------------------------------------------
Meredith I. Harlacher           D            D            D            D               D            D            D           D
----------------------------------------------------------------------------------------------------------------------------------
Hudson P. Hoen, III
----------------------------------------------------------------------------------------------------------------------------------
Cyrus H. Holley
----------------------------------------------------------------------------------------------------------------------------------
George C. Hunt
----------------------------------------------------------------------------------------------------------------------------------
Frederick Hutchinson
----------------------------------------------------------------------------------------------------------------------------------
Jerrold L. Jacobs
----------------------------------------------------------------------------------------------------------------------------------
Donna Johns                                                                            AT  AS
----------------------------------------------------------------------------------------------------------------------------------
Ralph E. Klesius
----------------------------------------------------------------------------------------------------------------------------------
John W. Land
----------------------------------------------------------------------------------------------------------------------------------
James P. Lavin                  C            C            C            C               C            C            C
----------------------------------------------------------------------------------------------------------------------------------
Henry K. Levari
----------------------------------------------------------------------------------------------------------------------------------
J. David McCann
----------------------------------------------------------------------------------------------------------------------------------
Larry S. McGaughy
----------------------------------------------------------------------------------------------------------------------------------
Richard B. McGlynn
----------------------------------------------------------------------------------------------------------------------------------
Thomas E. Miloszewski
----------------------------------------------------------------------------------------------------------------------------------
Bernard J. Morgan
----------------------------------------------------------------------------------------------------------------------------------
Dean Musser
----------------------------------------------------------------------------------------------------------------------------------
Weston E. Nellius
----------------------------------------------------------------------------------------------------------------------------------
James E. Parrish
----------------------------------------------------------------------------------------------------------------------------------
Harold I. Raveche
----------------------------------------------------------------------------------------------------------------------------------
Philip S. Reese
----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Rigby
----------------------------------------------------------------------------------------------------------------------------------
Timothy J. Sanborn
----------------------------------------------------------------------------------------------------------------------------------
Mark J. Schaefer
----------------------------------------------------------------------------------------------------------------------------------
Lonnie C. Scott
----------------------------------------------------------------------------------------------------------------------------------
Susan Seipel
----------------------------------------------------------------------------------------------------------------------------------
Thomas S. Shaw                  D            PD           PD           PD         D                 PD           PD          D
----------------------------------------------------------------------------------------------------------------------------------
Janet L. Shorter
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

----------------------------------------------------------------------------------------------------------------------------------
                                ATE       ACE       AEE       AEI       AET       AGI       AJTS      ASP       AOS
----------------------------------------------------------------------------------------------------------------------------------
William H. Spence                                   VP
----------------------------------------------------------------------------------------------------------------------------------
Richard H. Treml
----------------------------------------------------------------------------------------------------------------------------------
Leslie Thomas-Dawson
----------------------------------------------------------------------------------------------------------------------------------
Louis A. Tonelli
----------------------------------------------------------------------------------------------------------------------------------
Eileen K. Unger
----------------------------------------------------------------------------------------------------------------------------------
John C. van Roden
----------------------------------------------------------------------------------------------------------------------------------
Louis M. Walters                T         T AS      T         T         T         T         T         T         T
----------------------------------------------------------------------------------------------------------------------------------
James C. Weller                                                                   VP
----------------------------------------------------------------------------------------------------------------------------------
James H. Weller                           VP
----------------------------------------------------------------------------------------------------------------------------------
Nathan L. Wilson                          AS
----------------------------------------------------------------------------------------------------------------------------------
Stephen D. Winand
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

----------------------------------------------------------------------------------------------------------------------------------
                              BGI       BLI       CCM       CI        CONECTIV  CCI       CES       CRP       CSI       SOLUTIONS
----------------------------------------------------------------------------------------------------------------------------------
William H. Spence                                                     VP                  VP
----------------------------------------------------------------------------------------------------------------------------------
Richard H. Treml                                                                                              ASD
----------------------------------------------------------------------------------------------------------------------------------
Leslie Thomas-Dawson
----------------------------------------------------------------------------------------------------------------------------------
Louis A. Tonelli
----------------------------------------------------------------------------------------------------------------------------------
Eileen K. Unger                                                                                                         VP
----------------------------------------------------------------------------------------------------------------------------------
John C. van Roden                                                     SVP CFO
----------------------------------------------------------------------------------------------------------------------------------
Louis M. Walters              T         T         T         T         T  AS     T         T         T         T         T
----------------------------------------------------------------------------------------------------------------------------------
James C. Weller               VP        VP                            VP                  VP
----------------------------------------------------------------------------------------------------------------------------------
James H. Weller
----------------------------------------------------------------------------------------------------------------------------------
Nathan L. Wilson                                                                          AS
----------------------------------------------------------------------------------------------------------------------------------
Stephen D. Winand
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

-----------------------------------------------------------------------------------------------------------------------------------
                           CTS          CNEL      CNEP      DCI       DCI I          DCI II         DCTC      DOSC      DPL    DSC
-----------------------------------------------------------------------------------------------------------------------------------
William H. Spence                                                                                                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Richard H. Treml
-----------------------------------------------------------------------------------------------------------------------------------
Leslie Thomas-Dawson                                                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Louis A. Tonelli
-----------------------------------------------------------------------------------------------------------------------------------
Eileen K. Unger
-----------------------------------------------------------------------------------------------------------------------------------
John C. van Roden
-----------------------------------------------------------------------------------------------------------------------------------
Louis M. Walters           T                                T         T              T  AS          T         T         T  AS  T
-----------------------------------------------------------------------------------------------------------------------------------
James C. Weller                                                                                     VP                  VP
-----------------------------------------------------------------------------------------------------------------------------------
James H. Weller
-----------------------------------------------------------------------------------------------------------------------------------
Nathan L. Wilson                        AS                                                                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Stephen D. Winand                       T         T  S
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

--------------------------------------------------------------------------------------------------------------------------
                              TEE       PGI       PLI       Petron         PCG       TPS       VGI       VLI
--------------------------------------------------------------------------------------------------------------------------
William H. Spence                                           VP
--------------------------------------------------------------------------------------------------------------------------
Richard H. Treml
--------------------------------------------------------------------------------------------------------------------------
Leslie Thomas-Dawson
--------------------------------------------------------------------------------------------------------------------------
Louis A. Tonelli                                            AT
--------------------------------------------------------------------------------------------------------------------------
Eileen K. Unger
--------------------------------------------------------------------------------------------------------------------------
John C. van Roden
--------------------------------------------------------------------------------------------------------------------------
Louis M. Walters              T         T         T         T              T                   T         T
--------------------------------------------------------------------------------------------------------------------------
James C. Weller                         VP        VP        VP                                 VP        VP
--------------------------------------------------------------------------------------------------------------------------
James H. Weller
--------------------------------------------------------------------------------------------------------------------------
Nathan L. Wilson                                            AS
--------------------------------------------------------------------------------------------------------------------------
Stephen D. Winand                                                                    T  S
--------------------------------------------------------------------------------------------------------------------------

Part II. Financial connections of directors and executive officers as of December 31, 1998.

Part III(a).   COMPENSATION OF OFFICERS AND DIRECTORS.

CONECTIV  BOARD PERSONNEL & COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

The Personnel & Compensation Committee of the Board of Directors is comprised of four non-employee Directors. The Committee provides an independent review of the Company's performance objectives and executive compensation.

OVERALL OBJECTIVES

The Company's philosophy is to link compensation to business strategies and results, to align total compensation of executives with the long-term interests of stockholders, to motivate its senior executives to meet the challenging objectives established for the Company and to create an urgency for success in the newly-formed Company. The Company's executive compensation program is de-signed to:

     . provide total compensation that emphasizes long-term performance which creates stockholder value;

     .    facilitate the rapid transition to a competitive business environment;

     . reflect the market conditions for attracting and retaining high-quality executives and ensure that such executives have a continuing stake in the long-term success of the Company; and

     .    create significant levels of stock ownership.

     The elements of the executive compensation program are:

     . total compensation levels that are competitive with those provided by the competitive market, defined as a blend of companies in the utility and industrial markets;

     . base compensation levels related to responsibility level and individual performance;

     . annual variable compensation that varies based on corporate, unit and in-dividual performance; and,

     . long-term variable compensation based on long-term increases in stock-holder value.

TOTAL COMPENSATION

               Total compensation opportunities are developed for Company executives by Watson Wyatt, the firm that provides executive compensation consulting services tothe Company. This is done using several published compensation survey sources and public proxy data to define the competitive market. Overall, the total compensation structure for executives is targeted at the median for similar positions at companies of similar size, including both utilities and industrial companies (Compensation Comparison Group)1. Individual reward levels vary based on individual contributions and performance. Total compensation includes three components: base compensation, annual variable compensation and long-term variable compensation. The targets for each component of the executive compensation program are reviewed on an annual basis to ensure alignment with the Company's compensation philosophy and a proper balance between short-and long-term objectives.

BASE COMPENSATION

               Base compensation for executive officers is determined by evaluating the responsibilities of the positions held and the experience of the individuals, coupled with a review of compensation for comparable positions at other companies. Base compensation is reviewed on an annual basis and adjustments are based on the performance of the Company and each executive officer. Annual base compensation increases eflect the individual's performance and contribution over several years in addition to the results for a single year. Following the 1998 increases, the overall base compensation level for the five named executive officers was slightly below the median of the base compensation targeted levels defined by the surveys and proxies.

ANNUAL VARIABLE COMPENSATION

               The Company's annual variable compensation is designed to motivate participants to accomplish stretch financial and individual goals and to increase the sense of urgency to deliver significant results on an annual basis. Annual variable compensation target opportunities are designed to be at or above the median of the blended utility and industrial market and for the named executive officers vary from 40% to 50% of base compensation, with maximum awards of 60% to 75% of base compensation.

               Annual variable compensation is paid in a combination of cash (80%) and restricted stock units (20%) and is based on the achievement of predetermined corporate and individual goals. The plan for 1998 provides that payouts will occur only after a specified earnings target is achieved.

_______________
1 The Compensation Comparison Group does not include all of the same companies as the published industry indices in the Comparison of 10 Month Cumulative Total Return chart included in this Proxy Statement. However, 34 of the 85 companies included in the EEI Executive Compensation Report, which is one element of the Compensation Comparison Group, are also part of either the Dow Jones Electric Utilities Index or the S&P 500 Index.

     For 1998, each individual covered by the plan was eligible to earn a variable compensation award between 0% and 150% of target. The portion of each individual award attributable to corporate, line of business, and group performance were determined and specific measures were developed at the beginning of the year. These measures were primarily financial for 1998 to accelerate the transition of the Company to a more competitive environment and included corporate measures of earnings, cash flow return on capital employed and cash flow. Each business group and line of business also developed specific financial measures to support their business plans.

     The Management Stock Purchase Program (MSPP) was designed as a means to promote significant executive stock ownership in the new company and to help meet stock ownership guidelines. The program requires that 20% of the individual's earned annual variable compensation must be used to acquire restricted stock units (RSUs). Individuals may also voluntarily use up to an additional 30% (for a total of 50%) of their earned annual variable compensation to acquire RSUs. All RSUs are acquired at a 20% discount from Fair Market Value on the date paid. Each RSU is a proxy for one share of Common Stock, has a value equal to one share and earns at the rate of the Common Stock dividend. RSUs are restricted from sale or use for a 3-year period and are distributed in shares of Common Stock.

LONG-TERM VARIABLE COMPENSATION

     The Company's long-term variable compensation reinforces the importance of providing stockholders with a competitive return on their investment. Long-term variable compensation awards also strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of stockholders.

     Long-term grants for Conectiv executives are determined by setting a target percentage of base compensation based on median data in the Compensation Comparison Group and converting the target amounts to actual grants using the "Black-Scholes Model" for options and time and forfeiture discount methods for the other elements of the long-term grants.

     Long-term awards granted in 1998 consisted of non-qualified stock options, dividend equivalent units and performance accelerated restricted stock. Non-qualified stock options and dividend equivalent units were awarded to provide approximately two-thirds of the targeted value of the grant while the other one-third of the targeted value was provided through performance accelerated restricted stock. This stock vests as unrestricted Common Stock seven years from the award date. However, vesting may be accelerated if the price of Common Stock reaches certain predetermined levels prior to the seven years. All stock options were granted with exercise prices equal to the fair market value of Common Stock at the time of the grant.

     Performance accelerated restricted stock granted to the CEO and three other named executive officers is also subject to an additional condition tied to Total Shareholder Return over the seven year period. Failure to meet a predetermined Total Shareholder Return level over the restriction period will result in total forfeiture of their shares granted.

     The CEO and three other named executive officers also were given a special grant of performance accelerated stock options to increase emphasis on creating long-term shareholder value. All performance accelerated stock options were granted with exercise prices equal to the fair market value of Common Stock at the time of grant. These options do not vest and cannot be exercised for 9-1/2 years from the date of their grant unless the stock price increases to predetermined levels. Absent accelerated vesting at these predetermined stock prices, the shares will become exercisable in 9-1/2 years with expiration occurring at 10 years. This special grant resulted in the long-term variable compensation component and total compensation exceeding the targeted median values for these four executives for 1998 using the Black-Scholes valuation methodology.

STOCK OWNERSHIP GUIDELINES

     To further reinforce the interests of stockholders, stock ownership guidelines have been established for the Board of Directors, Company officers, and other Company management. These guidelines require the individuals covered by the guidelines to have beneficial ownership of Common Stock, or securities convertible into Common Stock, with an aggregate value equal to certain multiples of each individual's salary (or annual retainers in the case of outside directors). Multiples range from five times to one times salary. The Chief Executive Officer's multiple is set at five times salary and outside Directors' multiples are set at three times the annual retainer.

INTERNAL REVENUE CODE SECTION 162(M)

     The Committee considers the tax deductibility of compensation paid to executive officers and the impact of Section 162(m) of the Internal Revenue Code of1986, as amended (the "Code"), on the Company. This provision limits the amount of compensation that the Company may deduct from its taxable income for any year to $1 million for any of its five most highly compensated executive officers, unless certain requirements are met.

     The Committee has taken actions to limit the impact of the Code in the event that compensation paid to a named executive officer might otherwise not be deductible. The Committee will continue to seek ways to limit the impact of the Code; however, the Committee believes that the tax deduction limitation should not compromise the Company's ability to create incentive programs that support the business strategy and also attract and retain the executive talent required to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may periodically result in some compensation that is not deductible for federal income tax purposes.

SUMMARY OF ACTIONS TAKEN BY THE PERSONNEL & COMPENSATION COMMITTEE

     The Personnel & Compensation Committee, consisting entirely of outside directors, provides direction and oversight to the Company's executive compensation plans, establishes the Company's compensation philosophy and assesses the effectiveness of the program as a whole. This includes activities such as reviewing the design of various plans and assessing the reasonableness of the total program consistent with the total compensation philosophy.

     The Committee also assists in administering key aspects of the Company's annual compensation program and variable compensation plan, such as reviewing annual compensation budgets and setting targets and corporate performance measures for the annual and long-term variable compensation plans.

     Finally, the Committee specifically implements the Company's executive compensation program as it directly pertains to the Chief Executive Officer and the Company's four other most highly compensated executives, i.e., the five "named executive officers."

     The Committee has determined that in an environment where competition is increasing, it is essential that the Company have the ability to attract, motivate and retain high quality executives from within and outside the utility industry.

     Because of the extremely competitive market for executive talent, the Personnel & Compensation Committee has adopted a compensation structure based on a blend of utility and general competitive industry markets. The structure is also flexible to allow setting salaries at pure general industry levels where that may be necessary to attract certain specific skills and experience.

     Consistent with this approach, the total compensation program relies on competitive base compensation generally at or below the median of the market with annual and long-term variable compensation opportunities generally above the median of the market. This places a much greater emphasis on variable compensation that aligns executive and stockholder interests.

     This total compensation philosophy is important to the success of the Company because the Company is facing increasing competition and related risks. The Company is not simply a utility anymore, but is rapidly becoming part of the general competitive industry market and, therefore, just as strategies for success must change, the compensation to drive success must also change. Prior to the merger involving Atlantic Energy and Delmarva and during 1998, this compensation philosophy enabled the Company to attract several key executives with experience and skills critical to the emerging competitive environment. These executives would not have been available under a traditional utility compensation philosophy.

     Significant actions by the Committee for fiscal year 1998 included adoption of the new Conectiv executive plans (Conectiv Variable Compensation Plan, Deferred Compensation Plan, Supplemental Executive Retirement Plan [SERP], and Change In Control Agreements) and other compensation and benefit plans for Conectiv employees. The Committee also sets base compensation, annual variable targets and performance measures and long-term grants under the various executive programs, including special awards of performance accelerated stock options to the CEO and the three other named executive officers described above.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Cosgrove's compensation reflects Conectiv's compensation philosophy. His base compensation, annual and regular long-term variable compensation place him at total compensation levels consistent with the median level of other CEO's at similarly-sized utility and manufacturing companies represented in the Compensation Comparison Group. Additional emphasis on achieving increased stockholder value has been created with a special grant of performance accelerated stock options. This special grant will cause his long term compensation and total compensation to exceed the median targets for 1998.

BASE COMPENSATION ACTION

     Conectiv was formed by a merger involving Delmarva and Atlantic Energy in early 1998. Mr. Cosgrove's base compensation was set during the merger process to reflect the size of Conectiv and the increasing competitive environment in which Conectiv does business. His 1998 base compensation is at the median target level developed through a comparison of other Chief Executive Officers of similarly-sized corporations using a blend of utilities and general industry. His salary for 1999 will remain the same as in 1998.

ANNUAL VARIABLE COMPENSATION

     To provide clear focus on increasing stockholder value through the successful completion of the merger and growing the new Conectiv businesses, Mr. Cosgrove received additional levels of long-term awards in place of an annual variable opportunity for 1997. Therefore, there is no annual variable pay for 1997 reflected in 1998 compensation.

     Mr. Cosgrove's annual variable compensation target opportunity for 1998 was set at 50% of base compensation, with a minimum payout of 0% and a maximum payout of 75% of base compensation. Payment of any award requires achieving a pre-determined level of 1998 earnings established by this Committee. Performance measures for 1998, predetermined by this Committee, included earnings available for common stock, cash flow return on capital employed and cash flow. Awards for 1998 for Mr. Cosgrove and the four other named executive officers have not been determined.

LONG-TERM VARIABLE COMPENSATION

     Long-term incentive grants are a critical component of the Conectiv executive compensation philosophy, since they align executive interests very clearly with increased stockholder value. For 1998,

Mr. Cosgrove received grants of non-qualified stock options, dividend equivalent units, performance accelerated restricted stock, and performance accelerated stock options (reflected in the Compensation Tables). The regular grants of non-qualified stock options, dividend equivalent units and performance accelerated restricted stock provided a long-term variable compensation opportunity approximately at the median of the defined competitive market.

     The special, non-recurring grant of performance accelerated stock options was awarded to create additional emphasis on achieving higher levels of stockholder value. In order for Mr. Cosgrove to receive any value from this grant prior to vesting at nine and one-half years, there must be a significant increase in stockholder value. Such increases prior to nine and one-half years will result in accelerated vesting of this grant in increments of one-third. The first third would vest when stockholder value increases by $400,000,000, at which time Mr. Cosgrove's options would vest at a value of $1,200,000, or .3% of the increase in stockholder value. The entire grant would vest if stockholder value increases by $800,000,000, at which time Mr. Cosgrove's options would vest at a value of $2,400,000 or .3% of the increase in stockholder value. Only under results that yield increases in stockholder value and trigger accelerated vesting of this grant would Mr. Cosgrove's 1998 compensation exceed the median target compensation level.

PERSONNEL & COMPENSATION COMMITTEE
  S.I. Gore, Chairperson            R.B. McGlynn
  M.B. Emery                        B.J. Morgan

PERSONNEL & COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Personnel & Compensation Committee is comprised solely of non-officer directors. Logical Business Solutions, which is owned by Mr. Emery's son-in-law, Paul Kleiman, had contracts with Conectiv Resource Partners, Inc., a subsidiary of the Company, with a gross value of $227,000 during 1998 for information technology consulting services. Except as described in the preceding sentence, there are no Personnel & Compensation Committee interlocks.

SUMMARY COMPENSATION TABLE

          The following table shows information regarding the compensation earned during the past year by the Company's Chief Executive Officer and by the Company's other four most highly-compensated executive officers for the fiscal year ending December 31, 1998.

                     TABLE 1-- SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                                          ----------------------------
                                                    ANNUAL COMPENSATION                     AWARDS          PAYOUTS
                                 ---------------------------------------------------------------------------------------------------


                                                         VARIABLE
                                                          COMPEN-                                                     ALL OTHER
                                                          SATION                            SECURITIES      LTIP       COMPEN-
NAME AND PRINCIPAL             YEAR     ANNUALIZED        (BONUS)         OTHER ANNUAL      UNDERLYING     Payouts     SATION
    POSITION                     (1)      SALARY            (2)           COMPENSATION        OPTIONS        (3)        (4)
------------------------------------------------------------------------------------------------------------------------------------

H.E. Cosgrove, Chairman         1998       $600,000              -                   0          360,000       572,134      12,329
of the Board and Chief
Executive Officer
------------------------------------------------------------------------------------------------------------------------------------

M.I. Harlacher,                 1998        340,000              -                   0                -             -       3,742
 President
------------------------------------------------------------------------------------------------------------------------------------

B.R. Elson, Executive           1998        325,000              -                   0          170,000        21,560       4,074
 Vice President
------------------------------------------------------------------------------------------------------------------------------------

T.S. Shaw, Executive            1998        325,000              -                   0          170,000       155,267       9,478
 Vice President
------------------------------------------------------------------------------------------------------------------------------------

B.S. Graham, Senior             1998        250,000              -                   0          170,000       155,267       5,308
Vice  President
------------------------------------------------------------------------------------------------------------------------------------

____________
(1) Base salary is shown as an annualized amount. Other items of compensation reflect the full calendar 1998 compensation received from Conectiv and either Delmarva or Atlantic City Electric Company.

(2) The 1998 bonus, which is an annual variable award, has not yet been determined. The target award is 50% of annualized salary for Mr. Cosgrove and 40% for Messrs. Harlacher, Elson and Shaw and Mrs. Graham.

(3) During 1998 all restrictions lapsed on the performance-based restricted stock granted in 1995 and 1996 under the Delmarva LTIP due to the merger involving Delmarva and Atlantic Energy. Under the "change in control" provisions, the awards fully vested resulting in a payout to Mr. Cosgrove of 21,160 shares (11,570 for 1995 and 9,590 for 1996) valued at $454,940;
     to Mr. Shaw of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175; and to Mrs. Graham of 5,450 shares (2,870 for 1995 and 2,580 for 1996) valued at $117,175. Shares were valued at $21.50 at the time of payout. Dividends on shares of restricted stock and dividend equivalents are accrued at the same rate as that paid to all holders of Common Stock. As of December 31, 1998; Mr. Cosgrove held 45,520 shares of restricted stock (35,520 for 1997 and 10,000 for 1998) and 30,000 Dividend Equivalent Units ("DEU's"); Mr. Elson held 4,000 shares of restricted stock for 1998 and 10,000 DEU's; Mr. Shaw held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's; Mrs. Graham held 12,010 shares of restricted stock (8,010 for 1997 and 4,000 for 1998) and 10,000 DEU's. Holders of restricted stock are entitled to receive dividends as declared.

(4) The amount of All Other Compensation for each of the named executive officers for fiscal year 1998 include the following: Mr. Cosgrove, $2,125 in Company matching contributions to the Company's Savings and Investment Plan, $10,000 in Company matching contributions to the Company's Deferred Compensation Plan and $204 in term life insurance premiums paid by the Company; for Mr. Shaw, $2,630 in Company matching contributions to the Company's Savings and Investment Plan, $6,644 in Company matching contributions to the Company's Deferred Compensation Plan and $204 in term life insurance premiums paid by the Company; for Mrs. Graham, $2,604 in Company matching contributions to the Company's Savings and Investment Plan, $2,500 in Company matching contributions to the Company's Deferred Compensation Plan and $204 in term life insurance premiums paid by the Company; for Mr. Elson, $2,969 in Company matching contributions to the Company's Savings and Investment Plan and $1,105 in term life insurance premiums paid by the Company; and for Mr. Harlacher, $3,300 in Company matching contributions to the Company's Savings and Investment Plan and $442 in term life insurance premiums paid by the Company.

               TABLE 2 -- OPTION GRANTS IN LAST FISCAL YEAR (1)

---------------------------------------------------------------------------------------------------------------------
                              NUMBER OF         #OF TOTAL
                              SECURITIES         OPTIONS
                              UNDERLYING        GRANTED TO      EXERCISE                        GRANT DATE
                               OPTIONS         EMPLOYEES IN      PRICE        EXPIRATION         PRESENT
NAME                          GRANTED (#)      FISCAL YEAR       ($/SH)          DATE           VALUE (4)
---------------------------------------------------------------------------------------------------------------------
H.E. Cosgrove                      300,000(2)             29%       $22.84375          1/2/08         $385,831
                                    60,000(3)              6%       $22.84375          1/2/08         $137,063
---------------------------------------------------------------------------------------------------------------------
M.I. Harlacher                           -                 0%               -               -                -
                                         -                 0%               -               -                -
---------------------------------------------------------------------------------------------------------------------
B.R. Elson                         150,000(2)             14%       $22.84375          1/2/08         $192,915
                                    20,000(3)              2%       $22.84375          1/2/08         $ 45,688
---------------------------------------------------------------------------------------------------------------------
T.S.  Shaw                         150,000(2)             14%       $22.84375          1/2/08         $192,915
                                    20,000(3)              2%       $22.84375          1/2/08         $ 45,688
---------------------------------------------------------------------------------------------------------------------
B.S. Graham                        150,000(2)             14%       $22.84375          1/2/08         $192,915
                                    20,000(2)              2%       $22.84375          1/2/08         $ 45,688
---------------------------------------------------------------------------------------------------------------------

__________
(1)  Currently, the Company does not grant stock appreciation rights.

(2) Denotes Performance Accelerated Stock Options ("PASO's") which were granted on a one-time basis. PASO's have a ten-year term and vest and are first exercisable 9 and 1/2 years from date of grant without regard to stock price performance. Exercise date will accelerate for favorable stock price performance (i.e., first 1/3, second 1/3 and third 1/3 of PASO's vest after stock trades at $26, $28 or $30 per share, respectively, for ten consecutive trading days). There is a minimum holding period of three years from date of grant during which these options are not exercisable.

(3) Denotes Nonqualified Stock Options. One-half of such Options vest and are exercisable at end of second year from date of grant. Second one-half vest and are exercisable at end of third year from date of grant.

(4) Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $22.84375, equal to the Fair Market Value ("FMV") as of date of grant; (b) an option term of ten years; (c) risk-free rate of return of 6.00%; (d) volatility of 20.00%; and (e) dividend yield of 7.00%. For valuation purposes, PASO's are valued as a premium-priced stock option as of the date of grant with an exercise price of $30 on a FMV of $22.84375.

          TABLE 3 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------
                          SHARES                                                         VALUE OF UNEXERCISED IN-
                         ACQUIRED      VALUE       NUMBER OF SECURITIES UNDERLYING       THE-MONEY OPTIONS AT FY-
                            ON        REALIZED    UNEXERCISED OPTIONS AT FY-END (2)              END(1)
     NAME                EXERCISE      ($)(1)        EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNIXERCISABLE
-----------------------------------------------------------------------------------------------------------------
H.E. Cosgrove                   0            0                       14,400/360,000              $51,225/$596,250
-----------------------------------------------------------------------------------------------------------------
M.I. Harlacher                  0            0                                    -              $              -
-----------------------------------------------------------------------------------------------------------------
B.R. Elson                      0            0                            0/170,000              $     0/$281,563
-----------------------------------------------------------------------------------------------------------------
T.S.  Shaw                      0            0                            0/170,000              $     0/$281,563
-----------------------------------------------------------------------------------------------------------------
B.S. Graham                     0            0                            0/170,000              $     0/$281,563
-----------------------------------------------------------------------------------------------------------------

______________
(1) The closing price for the Company's common stock as reported by the New York Stock Exchange on December 31, 1998 was $24.50. Any value in the options would be based on the difference between the exercise price of the options and the value at the time of the exercise (e.g., $24.50 as of close of business on 12/31/98), which difference would be multiplied by the number of options exercised.

(2) Only 14,400 stock options of Mr. Cosgrove are currently exercisable. None of the remaining options may be exercised earlier than two years from date of grant for regular, non-performance based options and nine and one half years from date of grant for performance based options (subject to accelerated vesting for favorable stock price performance).

       TABLE 4 -- LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                              NUMBER OF RESTRICTED          PERFORMANCE PERIOD
                              SHARES/DIVIDEND               UNTIL MATURATION
          NAME                EQUIVALENT UNITS (#)(1)       OR PAYOUT(2)
          ----                -----------------------       ------------
H. E. Cosgrove..........      10,000 shs/30,000 units              3/2/05
M. I. Harlacher.........                     --                        --
B. R. Elson.............      4,000 shs/10,000 units               3/2/05
T. S. Shaw..............      4,000 shs/10,000 units               3/2/05
B. S. Graham............      4,000 shs/10,000 units               3/2/05

______________
(1) In addition, Mr. Cosgrove held 35,520 performance shares (valued at $870,240) and Mr. Shaw and Mrs. Graham held 8,010 performance shares (valued at $196,245) from a 1997 award with a four year performance cycle under the Delmarva Power Long Term Incentive Plan.

(2) Awards of Restricted Shares (Performance Accelerated Restricted Stock or "PARS") and Dividend Equivalent Units ("DEU's") were made to four of the named executive officers. The payout of shares of PARS may potentially be "performance accelerated." Restrictions may lapse any time after 3 years (i.e., after March 1, 2001) upon on achievement of favorable stock price performance goals. In the absence of such favorable performance, restrictions lapse after 7 years (i.e., March 2, 2005) provided that at least a defined level of average, total return to shareholders is achieved. As of December 31, 1998, Mr. Cosgrove's 10,000 Restricted Shares were valued at $245,000 and Messrs. Elson and Shaw and Mrs. Graham's 4,000 PARS were valued at $98,000. These values for both Restricted Shares and performance shares are based on the December 31, 1998 closing stock price of $24.50. For Dividend Equivalent Units, one DEU is equal in value to the regular quarterly dividend paid on one share of Conectiv common stock. The Dividend Equivalent Units shown are payable in cash for twelve quarters over a three year period ending with the quarterly dividend equivalent payable January 31, 2001. At that point, the 1998 DEU award lapses.

PENSION PLAN

     The Conectiv Retirement Plan includes the Cash Balance Pension Plan and grandfathered provisions relating to the Delmarva Retirement Plan and the Atlantic Retirement Plan that apply to employees who had either 20 years of service or were age 50 on the effective date of the Cash Balance Pension Plan (January 1, 1999). Certain executives whose benefits from the Conectiv Retirement Plan are limited by the application of Federal tax laws also receive benefits from the Supplemental Executive Retirement Plan.

CASH BALANCE PENSION PLAN

     The named executive officers participate in the Conectiv Retirement Plan and earn benefits that generally become vested after five years of service. On an annual basis, a recordkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's total pay, including base salary, overtime and bonuses, depending on the employee's age at the end of the plan year, as follows:

                                                       % OF
          AGE AT END OF PLAN YEAR                      PAY
          -------------------------                    ---
           Under 30...........                          5
           30 to 34...........                          6
           35 to 39...........                          7
           40 to 44...........                          8
           45 to 49...........                          9
          50 and over.........                         10

     These accounts also receive interest credits based on average U.S. Treasury Bill rates for the year. In addition, certain annuity benefits earned by participants under the former Delmarva and Atlantic Retirement Plans are fully protected as of December 31, 1998, and will be converted to an equivalent cash amount and included in each employee's initial cash balance account. When an employee terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum.

SUPPLEMENTAL RETIREMENT BENEFITS

     Supplemental retirement benefits are provided to certain employees, including each executive officer, whose benefits under the Conectiv Retirement Plan are limited by type of compensation or amount under applicable Federal tax laws and regulations. Designated employees may also receive an annual benefit at retirement equal to a percentage of final average compensation multiplied by years of service reduced by the amount of all benefits received under the Conectiv Retirement Plan and other nonqualified arrangements.

ESTIMATED RETIREMENT BENEFITS PAYABLE TO NAMED EXECUTIVE OFFICERS

          The following table shows the estimated retirement benefits, including supplemental retirement benefits under the plans applicable to the named executive officers, which would be payable if he or she were to retire at normal retirement age, which is age 65, at 1998 compensation, expressed in the form of a lump sum payment. Years of service credited to each named executive officer as of his or her normal retirement date are as follows: Mr. Cosgove, 42; Ms. Graham, 30; Mr. Shaw, 40; Mr. Elson, 16 (8 of which are additional years of service for purposes of the supplemental retirement benefits), and Mr. Harlacher, 43.

ESTIMATED RETIREMENT BENEFITS

          NAME                     YEAR OF 65TH BIRTHDAY         LUMP SUM VALUE
          ----                     ---------------------         --------------
          H. E. Cosgrove........             2008                $2,993,000(2)

          B. S. Graham..........             2013                 1,540,000(1)

          T. S. Shaw............             2012                 1,789,000(2)

          B. R. Elson...........             2006                 1,213,000(2)

          M. I. Harlacher.......             2007                 2,323,000(2)

____________
(1) Amounts include (i) interest credits for cash balances projected to be 5.01% per annum on annual salary credits and prior service balances, if any, and (ii) accrued benefits as of December 31, 1998 under retirement plans then applicable to the named executive officer. Benefits are not subject to any offset for Social Security payments or other offset amounts and assume no future increases in base salary or total pay.

(2) Under the Conectiv Retirement Plan's grandfather provisions, employees who participated in the Delmarva or Atlantic Retirement Plans and who met certain age and service requirements as of December 31, 1998, will have retirement benefits for all years of service up to retirement calculated according to their original final pay formula benefit. This benefit will be compared to the cash balance account and the employee will receive whichever is greater. Estimated benefits are based on the Delmarva Retirement Plan for Messrs. Cosgrove, Shaw and Elson, the Cash Balance Pension Plan for Mrs. Graham and the Atlantic Retirement Plan for Mr. Harlacher. The amount of benefit under such grandfathering is illustrated in the following tables applicable to the Delmarva and Atlantic Retirement Plans, respectively:

                           DELMARVA RETIREMENT PLAN
                              PENSION PLAN TABLE
   ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION AND YEARS OF SERVICE
                                CLASSIFICATIONS

AVERAGE ANNUAL EARNINGS OR THE 5
CONSECUTIVE YEARS OF EARNINGS THAT
RESULT IN THE HIGHEST AVERAGE                          15 YRS.     20 YRS.     25 YRS.     30 YRS.     35 YRS.
-----------------------------                          -------     -------     -------     -------     -------
$125,000............................                    28,599      38,132      47,665      57,198      66,732
  200,000(1)........................                    46,599      62,132      77,665      93,198     108,732
  300,000(1)........................                    70,599      94,132     117,665     141,198(2)    4,732(2)
  400,000(1)........................                    94,599     126,132     157,665(2)  189,198(2)  220,732(2)
  500,000(1)........................                   118,599     158,132(2)  197,665(2)  237,198(2)  276,732(2)

_____________
(1) Effective January 1, 1998, annual compensation recognized may not exceed $160,000.
(2)  For 1998, the limit on annual benefits is $130,000.

Benefits are payable in the form of a 50% joint and surviving spouse annuity or lump sum and earnings include base salary, overtime and bonus.

                           ATLANTIC RETIREMENT PLAN
                              PENSION PLAN TABLE
   ANNUAL RETIREMENT BENEFITS IN SPECIFIED REMUNERATION AND YEARS OF SERVICE
                                CLASSIFICATIONS

AVERAGE ANNUAL EARNINGS FOR THE 5
CONSECUTIVE YEARS OF EARNINGS THAT
RESULT IN THE HIGHEST AVERAGE                         15 YRS.  20 YRS.     25 YRS.     30 YRS.     35 YRS.
$125,000..........................................     30,000   40,000      50,000      60,000      70,000
  200,000(1)......................................     48,000   64,000      80,000      96,000     112,000
  300,000(1)......................................     72,000   96,000     120,000     144,000(2)  168,000(2)
  400,000(1)......................................     96,000  128,000     160,000(2)  192,000(2)  224,000(2)
  500,000(1)......................................    120,000  160,000(2)  200,000(2)  240,000(2)  280,000(2)

_____________
(1) Effective January 1, 1998, annual compensation recognized may not exceed $160,000.
(2)  For 1998, the limit on annual benefits is $130,000.

Benefits are paid in the form of a life annuity or lump sum and earnings include base salary and bonus.

CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER PROVISIONS

          The Company has entered into change in control severance agreements with Messrs. Cosgrove, Elson and Shaw and Mrs. Graham and two other senior executives. The agreements are intended to encourage the continued dedication of members of the Company's senior management team. These agreements provide potential benefits for such executives upon actual or constructive termination of employment (other than for cause) following a change in control of the Company, as defined in such agreements. Each affected executive would receive a severance payment equal to three times Base Salary and Bonus and Company-paid medical, dental, vision, group life and disability benefits during the three years after termination of employment, and a cash payment equal to the actuarial equivalent of accrued retirement pension credits equal to 36 months of additional service.

          In the event of a change in control, the Variable Compensation Plan provides that outstanding options become exercisable in full immediately, all conditions to the vesting of PARS are deemed satisfied and shares will be fully vested and nonforfeitable, DEU's will become fully vested and be immediately payable, variable compensation deferred under the Management Stock Purchase Program will be immediately distributed, and payment of variable compensation, if any, for the current year will be decided by the Board's Personnel & Compensation Committee. For the Deferred Compensation Plan, the Committee may decide to distribute all deferrals in cash immediately or continue the deferral elections of participants in which event the Company will fully fund a "springing rabbi trust" to satisfy the obligations. An independent institutional trustee will maintain any such trust established by reason of this provision.

DIRECTOR COMPENSATION

          With the exception of Mr. Jacobs, directors who are not officers of the Company receive an annual retainer of $20,000 plus $1,000 for each Board and Committee meeting attended in person and $500 for each Board and Committee meeting attended by teleconference. Chairpersons of the Audit, Personnel & Compensation, Nominating and Nuclear Oversight Committees receive an additional annual retainer of $2,500. This program of director compensation was established by the Board of Directors in 1998. Mr. Jacobs provides services to the Company under a consulting contract with a value of $130,000 per year and receives no additional compensation as a director.

          Directors are eligible to participate in the Director Stock Purchase Plan and the Conectiv Deferred Compensation Plan. Under these plans, directors may defer any part of their director compensation into recordkeeping accounts of stock equivalent units at a 20% discount. These accounts earn at the rate of the Conectiv dividend.

Part III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT.

The following table provides information with respect to the only person who is known to Conectiv to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company.

             NAME                  SHARES BENEFICIALLY      PERCENT OF CLASS
AND ADDRESS OF BENEFICIAL OWNER         OWNED (1)        (COMPANY COMMON STOCK)
-------------------------------         ---------        ----------------------
Franklin Resources, Inc.                6,367,400                  6.4%
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, California 94403

___________
(1) The share ownership shown above is based on Amendment No. 4 to a Form 13G, dated December 31, 1998, filed with the Securities and Exchange Commission.

Part III(c).  Contracts and transactions.

See Item 6   Part III(a) above.

Part III(d).  Indebtedness.

See Item 6   Part III(a) above.

Part III(e).  Participation in bonus and profit sharing arrangement.

See Item 6   Part III(a) above.

Part III(f).  Directors and officers rights to indemnity.

Provisions for indemnification of directors and executive officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

DIRECTORS AND OFFICERS' LIABILITY INSURANCE - Insurance is purchased for all the Registrant's directors and executive officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies the Registrant and its subsidiary companies against any amounts paid by them as allowed by Corporate law or By-laws of the Registrant to covered directors and executive officers.

ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

Part I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

          None.

 ITEM 7.   Continued

 Part II. Expenditures for any citizens group or public relations counsel.

-------------------------------------------------------------------------------------------------
 NAME OF                                                                      ACCOUNTS
 COMPANY            NAME OF RECIPIENT        PURPOSE           CHARGED        AMOUNT
-------------------------------------------------------------------------------------------------
                                             General public
                                             relations         Admin. &
 Conectiv           Stanton Communications   consulting        Gen.           $207,400
--------------------------------------------------------------------------------------------------

 ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

 Part I.   Intercompany Contracts.



 Part II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any director or executive officer is a partner or owns 5% or more of any class of equity securities.

           None.

 Part III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

           None.

 ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

           Currently, Conectiv has one insignificant indirect interest in an EWG. DCTC-Burney, Inc., an indirect subsidiary of Conectiv, holds a 45% direct and indirect interest in Burney Forest Products, A Joint Venture, which is an EWG. Due to earnings of the EWG that have not been distributed, the net book investment in the EWG as of March 31, 1998 was $5.065 million. However, there has been no additional post-merger investment in this EWG by Conectiv or a subsidiary.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                        Page Ref
                                                                        --------
CONSOLIDATING FINANCIAL STATEMENTS
CONSOLIDATING STATEMENT OF INCOME FOR THE PERIOD ENDED DECEMBER 31, 1998
     Conectiv and Subsidiaries                                           F-1A
     Delmarva Power and Light Company and Subsidiaries                   F-1B
     Atlantic City Electric Company and Subsidiaries                     F-1C
     Delmarva Capital Investments, Inc. and Subsidiaries                 F-1D
     Conectiv Energy Supply, Inc. and Subsidiary                         F-1E
     Atlantic Energy Enterprises, Inc. and Subsidiaries                  F-1F
     Conectiv Services, Inc. and Subsidiary                              F-1G
     Conectiv Solutions LLC and Subsidiary                               F-1H
     Conectiv Thermal Systems, Inc. and Subsidiaries                     F-1I
     Atlantic Generation, Inc. and Subsidiaries                          F-1J
     Atlantic Energy Technology, Inc. and Subsidiary                     F-1K

CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 1998
     Conectiv and Subsidiaries                                           F-2A
     Delmarva Power and Light Company and Subsidiaries                   F-2B
     Atlantic City Electric Company and Subsidiaries                     F-2C
     Delmarva Capital Investments, Inc. and Subsidiaries                 F-2D
     Conectiv Energy Supply, Inc. and Subsidiary                         F-2E
     Atlantic Energy Enterprises, Inc. and Subsidiaries                  F-2F
     Conectiv Services, Inc. and Subsidiary                              F-2G
     Conectiv Solutions LLC and Subsidiary                               F-2H
     Conectiv Thermal Systems, Inc. and Subsidiaries                     F-2I
     Atlantic Generation, Inc. and Subsidiaries                          F-2J
     Atlantic Energy Technology, Inc. and Subsidiary                     F-2K


CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE PERIOD ENDED DECEMBER 31, 1998
     Conectiv and Subsidiaries                                           F-3A
     Delmarva Power and Light Company and Subsidiaries                   F-3B
     Atlantic City Electric Company and Subsidiaries                     F-3C
     Delmarva Capital Investments, Inc. and Subsidiaries                 F-3D
     Conectiv Energy Supply, Inc. and Subsidiary                         F-3E
     Atlantic Energy Enterprises, Inc. and Subsidiaries                  F-3F
     Conectiv Services, Inc. and Subsidiary                              F-3G
     Conectiv Solutions LLC and Subsidiary                               F-3H
     Conectiv Thermal Systems, Inc. and Subsidiaries                     F-3I
     Atlantic Generation, Inc. and Subsidiaries                          F-3J
     Atlantic Energy Technology, Inc. and Subsidiary                     F-3K


CONSOLIDATING STATEMENT OF RETAINED EARNINGS FOR THE PERIOD ENDED DECEMBER 31, 1998
     Conectiv and Subsidiaries                                           F-4A
     Delmarva Power and Light Company and Subsidiaries                   F-4B
     Atlantic City Electric Company and Subsidiaries                     F-4C
     Delmarva Capital Investments, Inc. and Subsidiaries                 F-4D
     Conectiv Energy Supply, Inc. and Subsidiary                         F-4E
     Atlantic Energy Enterprises, Inc. and Subsidiaries                  F-4F
     Conectiv Services, Inc. and Subsidiary                              F-4G
     Conectiv Solutions LLC and Subsidiary                               F-4H
     Conectiv Thermal Systems, Inc. and Subsidiaries                     F-4I
     Atlantic Generation, Inc. and Subsidiaries                          F-4J
     Atlantic Energy Technology, Inc. and Subsidiary                     F-4K

ITEM 10.  Continued

     Consolidated Notes 1 through 22, pages II-23 through II-55, to the Consolidated Financial Statements of Conectiv's 1998 Form 10-K filed on March 26, 1999 is incorporated herein by reference.

     Consolidated Notes 1 through 18, pages II-19, through II-37, to the Consolidated Financial Statements of Atlantic City Electric Company's 1998 Form 10-K filed on March 26, 1999 is incorporated herein by reference.

     Consolidated Notes 1through 21, pages II-21 through II-41 to the Consolidated Financial Statements of Delmarva Power & Light Company's 1998 Form 10-K filed on March 26, 1999 is incorporated herein by reference.

     SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Conectiv

                                        /s/ James P. Lavin
                                   -------------------------------
                                          James P. Lavin
                                            Controller

Date:  May 3, 1999

Item 10.  Continued

          Exhibits filed as part of this report:

          A - SEC Act of 1934 Reports incorporated by reference

          B - Index to Corporate Organization & By-Laws Exhibits

          C - Indentures or Contracts

          D - Tax Allocation Agreement for 1998

          E - Other Documents Prescribed by Rule or Order

          F - Report of Independent Accountants

          G - Financial Data Tables

          H - Organizational Chart of Exempt Wholesale Generators of Foreign
              Utility Holding Companies

          I - Audited Financial Statements and Analytical Reviews and
              Conclusions Regarding Exempt Wholesale Generators or Foreign Utility Holding Companies

EXHIBIT A

          Conectiv's 1998 Proxy Statement and Annual Report to Shareholders filed with the Commission on February 5, 1999 (File No. 1-13895) is incorporated herein by reference.

     EXHIBIT B

     Index to corporate organization and by-laws exhibits filed pursuant to the Public Utility Holding Company Act of 1935.

                                                                  -----------------------------------------
                                                                                Exhibit B Notes
                                                                  -----------------------------------------
                                                                        Articles of
                                                                       Incorporation*          By-Laws*
-----------------------------------------------------------------------------------------------------------
Conectiv
-----------------------------------------------------------------------------------------------------------
Atlantic City Electric Company
-----------------------------------------------------------------------------------------------------------
  Atlantic Capital I
-----------------------------------------------------------------------------------------------------------
  Atlantic Capital II
-----------------------------------------------------------------------------------------------------------
Atlantic Energy Enterprises, Inc.
-----------------------------------------------------------------------------------------------------------
  Atlantic Southern Properties, Inc.
-----------------------------------------------------------------------------------------------------------
  ATE Investments, Inc.
-----------------------------------------------------------------------------------------------------------
  CoastalComm, Inc.
-----------------------------------------------------------------------------------------------------------
  Atlantic Energy Technology, Inc.
-----------------------------------------------------------------------------------------------------------
    The Earth Exchange, Inc.
-----------------------------------------------------------------------------------------------------------
  Conectiv Thermal System, Inc.
-----------------------------------------------------------------------------------------------------------
    ATS Operating Services, Inc.
-----------------------------------------------------------------------------------------------------------
    Atlantic Jersey Thermal Systems, Inc.
-----------------------------------------------------------------------------------------------------------
    Thermal Energy Limited Partnership
-----------------------------------------------------------------------------------------------------------
  Atlantic Generation, Inc.
-----------------------------------------------------------------------------------------------------------
    Pedrick Gen., Inc.
-----------------------------------------------------------------------------------------------------------
    Pedrick Ltd, Inc.
-----------------------------------------------------------------------------------------------------------
    Vineland General, Inc.
-----------------------------------------------------------------------------------------------------------
    Vineland Limited, Inc.
-----------------------------------------------------------------------------------------------------------
    Binghamton General, Inc.
-----------------------------------------------------------------------------------------------------------
    Binghamton Limited, Inc.
-----------------------------------------------------------------------------------------------------------
Atlantic Energy International
-----------------------------------------------------------------------------------------------------------
Conectiv Communications, Inc.
-----------------------------------------------------------------------------------------------------------
Conectiv Energy Supply, Inc.
-----------------------------------------------------------------------------------------------------------
  Petron Oil Corporation
-----------------------------------------------------------------------------------------------------------
Conectiv Resource Partners, Inc.
-----------------------------------------------------------------------------------------------------------
Conectiv Services, Inc.
-----------------------------------------------------------------------------------------------------------
  Conectiv Plumbing LLC
-----------------------------------------------------------------------------------------------------------
Conectiv Solutions, L.L.C.
-----------------------------------------------------------------------------------------------------------
  Power Consulting Group, Inc.
-----------------------------------------------------------------------------------------------------------
Delmarva Capital Investments, Inc.
-----------------------------------------------------------------------------------------------------------
  DCI I, Inc.
-----------------------------------------------------------------------------------------------------------
  DCI II, Inc.
-----------------------------------------------------------------------------------------------------------
  Christiana Capital Management, Inc.
-----------------------------------------------------------------------------------------------------------
  Delmarva Operating Services Company
-----------------------------------------------------------------------------------------------------------
  DCTC-Burney, Inc.
-----------------------------------------------------------------------------------------------------------
Delmarva Power & Light
-----------------------------------------------------------------------------------------------------------
  Delmarva Financing I
-----------------------------------------------------------------------------------------------------------
Delmarva Services Company
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

* To be filed by amendment

EXHIBIT C

     (a) *Reference is made to Delmarva Power & Light Company's 1998 Form 10-K, page IV-2, filed with the Commission on March 29, 1999 (File No. 1-
          1405) and to Atlantic City Electric Company's 1998 Form 10-K, pages IV-3 through IV-3; for the indentures and other fundamental documents defining the rights of security holders.

* Incorporated herein by reference.

EXHIBIT D

        A copy of the System Intercompany Income Tax Allocation Agreement (Agreement) is filed herewith as Exhibit D to Form U-5S (1998).

EXHIBIT E

        Copies of other documents prescribed by rule or order.

EXHIBIT F

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

EXHIBIT G

        Financial Data Tables are filed herewith as Exhibit 27.

EXHIBIT H

        Reference is made to Item 1, footnote (h) to Connectiv's Form U-5S
(1998) filed herewith.

EXHIBIT I

     Not Applicable

                           Conectiv and Subsidiaries
    Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars in Thousands)


                                            Total         Eliminations,
                                           Conectiv       Reclasses and      Conectiv                       DPL
                                         Consolidated    Consol Entries       Parent          CRP       Consolidated
                                         ------------    --------------       ------          ---       ------------
Operating Revenues
  Electric                             $     2,203,748    $     1,025       $    -         $      -       $ 1,329,393
  Gas                                          535,082          4,463            -                -           528,646
  Other Services                               332,776       (138,912)           -            136,562          14,427
                                       ---------------    -----------       -----------    ----------     -----------
    Total                                    3,071,606       (133,424)           -            136,562       1,872,466
                                       ---------------    -----------       -----------    ----------     -----------

Operating Expenses
  Electric fuel and purchased power            875,816       (153,323)           -                -           630,431
  Gas purchased                                486,411            -              -                -           486,411
  Other services' cost of sales                263,319            -              -                -             8,010
  Purchased electric capacity                  182,676        153,323            -                -            29,353
  Employee separation and other
    Merger related costs                        27,704        (61,087)           -                -            27,704
  Operation and maintenance                    532,419       (159,572)         1,567          135,182         249,761
  Depreciation                                 241,420          6,175            -                611         131,209
  Taxes other than income taxes                 74,926              1             72               14          38,290
                                       ---------------    -----------       -----------    ----------     -----------
                                             2,684,691       (214,483)         1,639          135,807       1,601,169
                                       ---------------    -----------       -----------    ----------     -----------
Operating Income                               386,915         81,059         (1,639)             755         271,297
                                       ---------------    -----------       -----------    ----------     -----------
Other Income
  Allowance for equity funds
    used during construction                     2,609                           -                -             2,135
  Other income                                  34,251       (151,359)       157,135               48            (263)
                                       ---------------    -----------       -----------    ----------     -----------
                                                36,860       (151,359)       157,135               48           1,872
                                       ---------------    -----------       -----------    ----------     -----------
Interest Expense
  Interest charges                             153,644              2          3,958              856          82,415
  Allowance for borrowed funds
   used during construction and                 (4,213)            (1)           (44)             (53)         (2,020)
    capitalized interest               ---------------    -----------       -----------    ----------     -----------
                                               149,431              1          3,914              803          80,395
                                       ---------------    -----------       -----------    ----------     -----------
Preferred Stock Dividend
 Requirements of Subsidiaries                   15,326           -               -                -            10,040
                                       ---------------    -----------       -----------    ----------     -----------
Income Before Income Taxes                     259,018        (70,301)       151,582              -           182,734
Income Taxes                                   105,817         35,585         (1,619)              26          74,676
                                       ---------------    -----------       -----------    ----------     -----------
Net Income                             $       153,201   $   (105,886)      $153,201       $      (26)    $   108,058
                                       ===============   ============       ===========    ==========     ===========

Earnings Applicable to Common Stock
  Comon Stock                          $       141,292
  Class A common stock                          11,909
                                       ---------------
                                       $       153,201
                                       ===============

                               F-1A Page 1 of 3

                           Conectiv and Subsidiaries
    Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars In Thousands)



                                                     ACE             DCI*           CES*            AEE*
                                                Consolidated    Consolidated    Consolidated    Consolidated           AEI
                                                ------------    ------------    ------------    ------------    ------------
Operating Revenues
   Electric                                     $   873,173                                                      $     -
   Gas                                                  -                                                              -
   Other Services                                     2,569                                                            -
                                                -----------                                                        ----------
   Total                                            875,742                                                            -
                                                -----------                                                        ----------

Operating Expenses
   Electric fuel and purchased power                398,708                                                            -
   Gas purchased                                        -                                                              -
   Other services' cost of sales                      1,912                                                            -
   Purchased electric capacity                          -                                                              -
   Employee separation and other
       Merger related costs                          61,087                                                            -
   Operation and maintenance                        196,978                                                             18
   Depreciation                                      94,269                                                            -
   Taxes other than income taxes                     35,687                                                            -
                                                -----------                                                        ----------
                                                    788,641                                                             18
                                                -----------                                                        ----------
Operating Income                                     87,101                                                            (18)
                                                -----------                                                        ----------
Other Income
   Allowance for equity funds
       used during construction                         474                                                            -
   Other income                                       7,095                                                            -
                                                -----------                                                        ----------
                                                      7,569                                                            -
                                                -----------                                                        ----------
Interest Expense
   Interest charges                                  53,014                                                            -
   Allowance for borrowed funds
        used during construction                       (749)                                                           -
        and capitalized interest                -----------                                                        ----------
                                                     52,265                                                            -
                                                -----------                                                        ----------
Preferred Stock Dividend
  Requirements of Subsidiaries                        5,286                                                            -
                                                -----------                                                        ----------
Income Before Income Taxes                           37,119                                                            (18)
Income Taxes                                         13,374                                                            -
                                                -----------                                                        -----------
Net Income                                      $    23,745                                                      $     (18)
                                                ===========                                                      =============

Earnings Applicable to Common Stock
   Comon Stock
   Class A common stock

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1A Page 2 of 3

                           Conectiv and Subsidiaries
                  Consolidating Statement of Income for the
                         Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                                    CSI*            Solutions*
                                                    DSC         Consolidated       Consolidated      CCI*
                                                ------------  ----------------   ----------------  ---------
Operating Revenues
     Electric                                     $       -
     Gas                                                  -
     Other Services                                       -
                                                ------------
     Total                                                -
                                                ------------
Operating Expenses
     Electric fuel and purchased power                    -
     Gas purchased                                        -
     Other services' cost of sales                        -
     Purchased electric capacity                          -
     Employee separation and other
       Merger related costs                               -
     Operation and maintenance                       (1,589)
     Depreciation                                       412
     Taxes other than income taxes                       89
                                                ------------
                                                     (1,088)
                                                ------------
Operating Income                                      1,088
                                                ------------
Other Income
     Allowance for equity funds
       used during construction                           -
     Other income                                       150
                                                ------------
                                                        150
                                                ------------

Interest Expense
     Interest charges                                   374
     Allowance for borrowed funds used during
       construction and capitalized interest              -
                                                ------------
                                                        374
                                                ------------
Preferred Stock Dividend
  Requirements of Subsidiaries                            -
                                                ------------
Income Before Income Taxes                              864
Income Taxes                                            299
                                                ------------

                                                ------------
Net Income                                        $     565
                                                ============
Earnings Applicable to Common Stock
     Common Stock
     Class A common stock

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1A Page 3 of 3

               Delmarva Power and Light Company and Subsidiaries
    Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars in Thousands)


                                                                             Eliminations,
                                                       Total DPL             Reclasses and           DPL             DPL
                                                      Consolidated           Consol Entries         Parent           Fin I
                                                      ------------          ---------------         ------           -----
Operating Revenues
  Electric                                            $  1,329,393          $         -          $ 1,329,393        $   -
  Gas                                                      528,646                    -              528,646            -
  Other Services                                            14,427                    -               14,427            -
                                                      ------------          -------------        -----------        --------
    Total                                                1,872,466                    -            1,872,466            -
                                                      ------------          -------------        -----------        --------
Operating Expenses
  Electric fuel and purchased power                        630,431                    -              630,431            -
  Gas purchased                                            486,411                    -              486,411            -
  Other services' cost of sales                              8,010                    -                8,010            -
  Purchased electric capacity                               29,353                    -               29,353            -
  Employee separation and other Merger related costs        27,704                    -               27,704            -
  Operation and maintenance                                249,761                    -              249,761            -
  Depreciation                                             131,209                    -              131,209            -
  Taxes other than income taxes                             38,290                    -               38,290            -
                                                      ------------          -------------        -----------        --------
                                                         1,601,169                    -            1,601,169            -
                                                      ------------          -------------        -----------        --------
Operating Income                                           271,297                    -              271,297            -
                                                      ------------          -------------        -----------        --------
Other Income
  Allowance for equity funds used during construction        2,135                    -                2,135            -
  Other income                                                (263)                (5,863)               (88)         5,688
                                                      ------------          -------------        -----------        --------
                                                             1,872                 (5,863)             2,047          5,688
                                                      ------------          -------------        -----------        --------
Interest Expense
  Interest charges                                          82,415                (11,551)            88,278          5,688
  Allowance for borrowed funds used during
    construction and capitalized interest                   (2,020)                   -               (2,020)           -
                                                      ------------          -------------        -----------        --------
                                                            80,395                (11,551)            86,258          5,688
                                                      ------------          -------------        -----------        --------
Preferred Stock Dividend
  Requirements of Subsidiaries                              10,040                  5,688              4,352            -
                                                      ------------          -------------        -----------        --------
Income Before Income Taxes                                 182,734                    -              182,734            -
Income Taxes                                                74,676                    -               74,676            -
                                                      ------------          -------------        -----------        --------

                                                      ------------          -------------        -----------        --------
Net Income                                            $    108,058          $         -          $   108,058        $   -
                                                      ============          =============        ===========        ========


                                     F-1B

                Atlantic City Electric Company and Subsidiaries
 Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                             Eliminations,
                                         Total ACE           Reclasses and
                                        Consolidated         Consol Entries       ACE Parent       ACE Cap I         ACE Cap II
                                      ----------------     ------------------   --------------   -------------     --------------
Operating Revenues
    Electric                            $  873,173             $        -        $  873,173       $        -         $        -
    Gas                                        -                        -               -                  -                  -
    Other Services                           2,569                      -             2,569                -                  -
                                        ----------             ------------      ----------       ------------       -------------
        Total                              875,742                      -           875,742                -                  -
                                        ----------             ------------      ----------       ------------       -------------

Operating Expenses
    Electric fuel and purchased power      398,708                      -           398,708                -                  -
    Gas purchased                              -                        -               -                  -                  -
    Other services' cost of sales            1,912                      -             1,912                -                  -
    Purchased electric capacity                -                        -               -                  -                  -
    Employee separation and other
        Merger related costs                61,087                      -            61,087                -                  -
    Operation and maintenance              196,978                      -           196,978                -                  -
    Depreciation                            94,269                      -            94,269                -                  -
    Taxes other than income taxes           35,687                      -            35,687                -                  -
                                        ----------             ------------      ----------       ------------       -------------
                                           788,641                      -           788,641                -                  -
                                        ----------             ------------      ----------       ------------       -------------
Operating Income                            87,101                      -            87,101                -                  -
                                        ----------             ------------      ----------       ------------       -------------
Other Income
    Allowance for equity funds used
        during construction                    474                      -              474                 -                  -
    Other income                             7,095                    5,247          7,253               4,812                277
                                        ----------             ------------      ----------       ------------       -------------
                                             7,569                    5,247          7,727               4,812                277
                                        ----------             ------------      ----------       ------------       -------------
Interest Expense
    Interest charges                        53,014                   (5,247)        58,261                 -                  -
    Allowance for borrowed funds used
    during construction and capitalized        -
    interest                                  (749)                     -            (749)                 -                  -
                                        ----------             ------------      ----------       ------------       -------------
                                            52,265                   (5,247)       57,512                  -                  -
                                        ----------             ------------      ----------       ------------       -------------
Preferred Stock Dividend
  Requirements of Subsidiaries               5,286                      -             197                4,812                277
                                        ----------             ------------      ----------       ------------       -------------
Income Before Income Taxes                  37,119                      -          37,119                  -                  -
Income Taxes                                13,374                      -          13,374                  -                  -
                                        ----------             ------------      ----------       ------------       -------------

                                        ----------             ------------      ----------       ------------       -------------
Net Income                              $   23,745             $        -      $   23,745          $       -         $        -
                                        ==========             ============    ==========          ===========       ============

                                     F-1C

              Delmarva Capital Investments, Inc. and Subsidiaries* Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                                  Eliminations,
                                               Total DCI          Reclasses and
                                               Consolidated       Consol Entries        DCI Parent         DCI I        DCI II
                                             ----------------   ------------------    --------------     ----------   ----------
Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other
        Merger related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used
        during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1D Page 1 of 2

              Delmarva Capital Investments, Inc. and Subsidiaries* Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars in Thousands)


                                                        CCM                     DOSC                    DCTC
                                                   --------------          ---------------         ---------------
Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other
        Merger related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used
        during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1D Page 2 of 2

                  Conectiv Energy Supply, Inc. and Subsidiary*
    Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                                                   Eliminations,
                                                                   Total CES       Reclasses and
                                                                   Consolidated    Consol Entries   CES Parent    Petron
                                                                   ------------    --------------   ----------    ------

Operating Revenues
  Electric
  Gas
  Other Services
    Total

Operating Expenses
  Electric fuel and purchased power
  Gas purchased
  Other services' cost of sales
  Purchased electric capacity
  Employee separation and other Merger related costs
  Operation and maintenance
  Depreciation
  Taxes other than income taxes

Operating Income
Other Income
  Allowance for equity funds used during construction
  Other income

Interest Expense
  Interest charges
  Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income


* CONFIDENTIAL TREATMENT REQUESTED

                                     F-1E

               Atlantic Energy Enterprises, Inc. and Subsidiaries* Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)


                                                                   Eliminations,
                                                 Total AEE         Reclasses and
                                                Consolidated       Consol Entries       AEE Parent        ASP          ATE
                                              ----------------   ------------------   --------------    -------      --------
Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other Merger
        related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used
     during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1F Page 1 of 2

               Atlantic Energy Enterprises, Inc. and Subsidiaries* Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                         CTS                               AGI                AET
                                                      Consolidated          CI         Consolidated       Consolidated
                                                    -----------------    ---------   -----------------  ----------------
Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other Merger
        related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used
        during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1F Page 2 of 2

                    Conectiv Services, Inc. and Subsidiary*
    Consolidating Statement of Income for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                                                   Eliminations,
                                                                  Total CSI        Reclasses and
                                                                 Consolidated      Consol Entries      CSI Parent       Plumbing
                                                               ----------------  ------------------  --------------   ------------
Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other Merger related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income


* CONFIDENTIAL TREATMENT REQUESTED

                                     F-1G

                     Conectiv Solutions LLC and Subsidiary*
 Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                                              Eliminations,
                                                        Total Solutions       Reclasses and     Solutions    Power
                                                          Consolidated        Consol Entries     Parent    Consulting
                                                        ---------------       --------------    ---------  ----------
Operating Revenues
  Electric
  Gas
  Other Services
    Total

Operating Expenses
  Electric fuel and purchased power
  Gas purchased
  Other services' cost of sales
  Purchased electric capacity
  Employee separation and other Merger related costs
  Operation and maintenance
  Depreciation
  Taxes other than income taxes

Operating Income
Other Income
  Allowance for equity funds used during construction
  Other income

Interest Expense
  Interest charges
  Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income


* CONFIDENTIAL TREATMENT REQUESTED

                                     F-1H

                Conectiv Thermal Systems, Inc. and Subsidiaries*
 Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)


                                                                        Eliminations,
                                                          Total CTS     Reclasses and
                                                          Consolidated  Consol Entries  CTS Parent     AJTS      AOS       TELP
                                                          ------------  --------------  ----------  --------  ---------  ---------
Operating Revenues
   Electric
   Gas
   Other Services
      Total

Operating Expenses
   Electric fuel and purchased power
   Gas purchased
   Other services' cost of sales
   Purchased electric capacity
   Employee separation and other Merger related costs
   Operation and maintenance
   Depreciation
   Taxes other than income taxes

Operating Income
Other Income
   Allowance for equity funds used during construction
   Other income

Interest Expense
   Interest charges
   Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income


* CONFIDENTIAL TREATMENT REQUESTED

                                     F-1I

                  Atlantic Generation, Inc. and Subsidiaries*
 Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                             Eliminations,
                                           Total AGI         Reclasses and
                                          Consolidated      Consol Entries        AGI Parent        PED GEN        PED LTD
                                        ----------------  ------------------    --------------    -----------    -----------
Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other
      Merger related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used
      during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income


* CONFIDENTIAL TREATMENT REQUESTED

                               F-1J Page 1 of 2

                  Atlantic Generation, Inc. and Subsidiaries*
 Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                VINE GEN         VINE LTD          BING GEN         BING LTD
                                              ------------     ------------     -------------     ------------

Operating Revenues
    Electric
    Gas
    Other Services
        Total

Operating Expenses
    Electric fuel and purchased power
    Gas purchased
    Other services' cost of sales
    Purchased electric capacity
    Employee separation and other
      Merger related costs
    Operation and maintenance
    Depreciation
    Taxes other than income taxes

Operating Income
Other Income
    Allowance for equity funds used
      during construction
    Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income

* CONFIDENTIAL TREATMENT REQUESTED

                               F-1J Page 2 of 2

                Atlantic Energy Technology, Inc. and Subsidiary*
 Consolidating Statement of Income for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)


                                                                               Eliminations,*
                                                                  Total AET*   Reclasses and
                                                                 Consolidated  Consol Entries   AET Parent*     TEE*
                                                                 ------------  -------------   ------------   ---------
Operating Revenues
   Electric
   Gas
   Other Services
       Total

Operating Expenses
   Electric fuel and purchased power
   Gas purchased
   Other services' cost of sales
   Purchased electric capacity
   Employee separation and other Merger related costs
   Operation and maintenance
   Depreciation
   Taxes other than income taxes

Operating Income
Other Income
   Allowance for equity funds used during construction
   Other income

Interest Expense
    Interest charges
    Allowance for borrowed funds used during construction and capitalized interest

Preferred Stock Dividend
  Requirements of Subsidiaries
Income Before Income Taxes
Income Taxes

Net Income

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-1K

                           Conectiv and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)


                                                Total            Eliminations,
                                               Conectiv          Reclasses and       Conectiv                      DPL
                                             Consolidated       Consol. Entries       Parent         CRP       Consolidated
                                             ------------       ---------------   -------------  ----------   ---------------
Assets

Current Assets
   Cash & cash equivalents                     $    65,884      $         -      $     18,691   $    (114)   $      1,761
   Accounts receivable                             455,088            (43,953)        212,400       9,716         261,060
   Inventories, at average cost
      Fuel (coal, oil and gas)                      71,701                -               -           -            44,212
      Material and supplies                         73,047                -               -           -            39,323
   Prepaid New Jersey sales/excise taxes            20,078                -               -           -               -
   Prepayments                                      17,278                -               -           930          10,735
   Deferred income taxes, net                       20,796                -               -           -            13,061
                                              ----------------------------------------------------------------------------
                                                   723,872            (43,953)        231,091      10,532         370,152
                                              ----------------------------------------------------------------------------

Investments
   Investment in leveraged leases                  122,256                -               -           -               -
   Funds held by trustee                           174,509                -               -           -            60,208
   Other investments                                90,913         (1,968,181)      1,965,577         -             1,103
                                              ----------------------------------------------------------------------------
                                                   387,678         (1,968,181)      1,965,577         -            61,311
                                              ----------------------------------------------------------------------------

Property, Plant, and Equipment
   Electric utility plant                        5,649,827                -                29         -         3,049,099
   Gas utility plant                               249,383                -               -           -           249,383
   Common utility plant                            169,883                                -        11,774         158,109
                                              ----------------------------------------------------------------------------
                                                 6,069,093                -                29      11,774       3,456,591
   Less: Accumulated depreciation               (2,499,915)               -               (16)       (611)     (1,492,183)
                                              ----------------------------------------------------------------------------
   Net utility plant in service                  3,569,178                -                13      11,163       1,964,408
   Utility construction work-in-progress           236,830                -               -           379         138,496
   Leased nuclear fuel, at amortized cost           63,328                -               -           -            28,325
   Nonutility property, net                        208,215             (3,000)            -         5,796           4,561
   Goodwill, net                                   402,836            282,866             -           -            71,914
                                              ----------------------------------------------------------------------------
                                                 4,480,387            279,866              13      17,338       2,207,704
                                              ----------------------------------------------------------------------------

Deferred Charges & Other Assets
   Unrecovered purchased power costs                48,274                -               -           -               -
   Deferred recoverable income taxes               184,434                -               -           -            82,211
   Unrecovered state excise taxes                   35,594                -               -           -               -
   Deferred debt refinancing costs                  44,223                -               -           -            16,181
   Unrecovered OPEB costs                           34,978                -               -           -               -
   Prepaid employee benefits costs                  16,132            (61,781)            -           -            88,390
   Unamortized debt expense                         27,375                -               -           -            12,141
   License fees                                     24,706                -               -           -               -
   Other                                            80,021                -               226         157          45,999
                                              ----------------------------------------------------------------------------
                                                   495,737            (61,781)            226         157         244,922
                                              ----------------------------------------------------------------------------

Total Assets                                   $ 6,087,674      $  (1,794,049)   $  2,196,907   $  28,027    $  2,884,089
                                              ============================================================================

                               F-2A Page 1 of 6

                              Conectiv and Subsidiaries
                 Consolidating Balance Sheet as of December 31, 1998
                               (Dollars in Thousands)


                                                       ACE                 DCI*              CES*            AEE*
                                                   Consolidated        Consolidated      Consolidated    Consolidated       AEI
                                                  --------------      --------------     ------------    ------------  -------------
Assets

Current Assets
   Cash & cash equivalents                        $     28,766                                                         $       -
   Accounts receivable                                 116,034                                                                (18)
   Inventories, at average cost
     Fuel (coal, oil and gas)                           27,233                                                                 -
     Material and supplies                              21,297                                                                 -
Prepaid New Jersey sales/excise taxes                   20,078                                                                 -
Prepayments                                              4,420                                                                 -
Deferred income taxes, net                               7,735                                                                 -
                                                  --------------                                                       -------------
                                                       225,563                                                                (18)
                                                  --------------                                                       -------------

Investments
     Investment in leveraged leases                       -                                                                    -
     Funds held by trustee                             102,765                                                                 -
     Other investments                                     112                                                                 -
                                                  --------------                                                       -------------
                                                       102,877                                                                 -
                                                  --------------                                                       -------------

Property, Plant, and Equipment
     Electric utility plant                          2,600,699                                                                 -
     Gas utility plant                                    -                                                                    -
     Common utility plant                                 -                                                                    -
                                                  --------------                                                       -------------
                                                     2,600,699                                                                 -
     Less :Accumulated depreciation                 (1,007,105)                                                                -
                                                  --------------                                                       -------------
     Net utility plant in service                    1,593,594                                                                 -
     Utility construction work-in-progress              97,955                                                                 -
     Leased nuclear fuel, at amortized cost             35,003                                                                 -
     Nonutility property, net                            8,208                                                                 -
     Goodwill, net                                        -                                                                    -
                                                  --------------                                                       -------------
                                                     1,734,760                                                                 -
                                                  --------------                                                       -------------

Deferred Charges & Other Assets
     Unrecovered purchased power costs                  48,274                                                                 -
     Deferred recoverable income taxes                 102,223                                                                 -
     Unrecovered state excise taxes                     35,594                                                                 -
     Deferred debt refinancing costs                    28,042                                                                 -
     Unrecovered OPEB costs                             34,978                                                                 -
     Prepaid employee benefits costs                   (10,477)                                                                -
     Unamortized debt expense                           14,141                                                                 -
     License fees                                         -                                                                    -
     Other                                              30,156                                                                 -
                                                  --------------                                                       -------------
                                                       282,931                                                                 -
                                                  --------------                                                       -------------

Total Assets                                      $  2,346,131                                                         $      (18)
                                                  ==============                                                       ============

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2A Page 2 of 6

                           Conectiv and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                                     CSI*         Solutions*
                                                      DSC        Consolidated    Consolidated      CCI*
                                                 -----------   --------------   -------------  -----------
Assets

Current Assets
   Cash & cash equivalents                       $     -
   Accounts receivable                                (80)
   Inventories, at average cost
     Fuel (coal, oil and gas)                          -
     Material and supplies                             -
   Prepaid New Jersey sales/excise taxes               -
   Prepayments                                         -
   Deferred income taxes, net                          -
                                                 -----------
                                                      (80)
                                                 -----------

Investments
   Investment in leveraged leases                      -
   Funds held by trustee                               -
   Other investments                                1,571
                                                 -----------
                                                    1,571
                                                 -----------

Property, Plant, and Equipment
   Electric utility plant                              -
   Gas utility plant                                   -
   Common utility plant                                -
                                                 -----------
                                                       -
   Less: Accumulated depreciation                      -
                                                 -----------
   Net utility plant in service                        -
   Utility construction work-in-progress               -
   Leased nuclear fuel, at amortized cost              -
   Nonutility property, net                        10,744
   Goodwill, net                                       -
                                                 -----------
                                                   10,744
                                                 -----------

Deferred Charges & Other Assets
   Unrecovered purchased power costs                   -
   Deferred recoverable income taxes                   -
   Unrecovered state excise taxes                      -
   Deferred debt refinancing costs                     -
   Unrecovered OPEB costs                              -
   Prepaid employee benefits costs                     -
   Unamortized debt expense                            43
   License fees                                        -
   Other                                               11
                                                 -----------
                                                       54
                                                 -----------
Total Assets                                     $ 12,289
                                                 ===========


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2A Page 3 of 6

                           Conectiv and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                      Total            Eliminations,
                                                     Conectiv         Reclasses and         Conectiv                      DPL
                                                   Consolidated      Consol. Entries        Parent         CRP        Consolidated
                                                 ----------------  -------------------  --------------   ---------  ----------------
Capitalization & Liabilities

Current Liabilities
     Short-term debt                             $    376,061       $        -          $    339,000      $     -    $     21,700
     Long-term debt due within one year                80,822                -                   -              -          31,287
     Variable rate demand bonds                       125,100                -                   -              -          71,500
     Accounts payable                                 240,775                -                   -           19,493       177,915
     Taxes accrued                                     41,299                -               (45,408)        (1,123)       16,257
     Interest accrued                                  37,346                -                12,707            450         5,751
     Dividends payable                                 47,743            (43,954)              1,015            -          23,616
     Deferred energy costs                             15,990                -                45,845            -             413
     Current capital lease obligation                  28,314                -                   -              -          12,479
     Accrued employee separation and                      -                  -                   -              -             -
       other merger-related costs                      12,173                -                    50            -           2,509
     Other                                             76,168                -                   416          7,884        27,587
                                                 -----------------------------------------------------------------------------------
                                                    1,081,791            (43,954)            353,625         28,704       391,014
                                                 -----------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
     Other postretirement benefits obligation         102,268             63,625                 -              -          (5,964)
     Deferred income taxes, net                       862,179            (56,832)                121          1,345       461,799
     Deferred investment tax credits                   79,525                -                   -              -          37,383
     Long-term capital lease obligation                36,603                -                   -              -          17,003
     Other                                             50,702                -                   -                3        19,747
                                                 -----------------------------------------------------------------------------------
                                                    1,131,277              6,793                 121          1,348       529,968
                                                 -----------------------------------------------------------------------------------
Capitalization
     Common Stock                                       1,007           (103,742)              1,007              1             2
     Class A common stock                                  66                -                    66            -             -
     Additional paid-in-capital common              1,462,675         (1,195,875)          1,462,675            -         528,893
     Additional paid-in-capital--Class A common       107,095               -                107,095            -             -
     Retained Earnings                                276,939           (457,271)            276,939            (26)      322,599
                                                 -----------------------------------------------------------------------------------
                                                    1,847,782         (1,756,888)          1,847,782            (25)      851,494
     Treasury stock                                    (3,797)               -                (3,797)           -             -
     Unearned Compensation                               (824)               -                  (824)           -             -
                                                 -----------------------------------------------------------------------------------
       Total common stockholders' equity            1,843,161         (1,756,888)          1,843,161            (25)      851,494
     Preferred stock of subsidiaries:
       Not subject to mandatory redemption             95,933                -                  -               -          89,702
       Subject to mandatory redemption                188,950                -                  -               -          70,000
     Long-term debt                                 1,746,562                -                  -               -         951,911
                                                 -----------------------------------------------------------------------------------
                                                    3,874,606         (1,756,888)          1,843,161            (25)    1,963,107
                                                 -----------------------------------------------------------------------------------
       Total Capitalization &
         Liabilities                             $  6,087,674       $ (1,794,049)       $  2,196,907       $  28,027  $ 2,884,089
                                                 ===================================================================================


                               F-2A Page 4 of 6

                           Conectiv and Subsidiaries
             Consolidating Balance Sheet  as of December 31, 1998
                            (Dollars in Thousands)

                                                          ACE               DCI*           CES*            AEE*
                                                      Consolidated      Consolidated   Consolidated    Consolidated     AEI*
                                                    ---------------- ----------------- -------------- ------------- -------------
Capitalization & Liabilities

Current Liabilities
    Short-term debt                                $          -                                                     $         -
    Long-term debt due within one year                     30,075                                                             -
    Variable rate demand bonds                             22,600                                                             -
    Accounts payable                                       28,848                                                             -
    Taxes accrued                                          22,916                                                             -
    Interest accrued                                       29,627                                                             -
    Dividends payable                                      22,236                                                             -
    Deferred energy costs                                  15,577                                                             -
    Current capital lease obligation                       15,729                                                             -
    Accrued employee separation and                           -                                                               -
      other merger-related costs                            9,554                                                             -
    Other                                                  28,770                                                             -
                                                  ---------------                                                 ---------------
                                                          225,932                                                             -
                                                  ---------------                                                 ---------------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation               44,607                                                             -
    Deferred income taxes, net                            343,430                                                             -
    Deferred investment tax credits                        42,142                                                             -
    Long-term capital lease obligation                     19,523                                                             -
    Other                                                  24,096                                                             -
                                                  ---------------                                                 ---------------
                                                          473,798                                                             -
                                                  ---------------                                                 ---------------
Capitalization
    Common Stock                                           54,963                                                             -
    Class A common stock                                      -                                                               -
    Additional paid-in-capital common                     493,007                                                           1,043
    Additional paid-in-capital-Class A common                 -                                                               -
    Retained Earnings                                     182,123                                                          (1,061)
                                                  ---------------                                                 ---------------
                                                          730,093                                                             (18)
    Treasury stock                                            -                                                               -
    Unearned Compensation                                     -                                                               -
                                                  ---------------                                                 ---------------
      Total common stockholders' equity                   730,093                                                             (18)
    Preferred stock subsidiaries:
      Not subject to mandatory redemption                   6,231                                                             -
      Subject to mandatory redemption                     118,950                                                             -
    Long-term debt                                        791,127                                                             -
                                                  ---------------                                                 ---------------
                                                        1,646,401                                                             (18)
                                                  ---------------                                                 ---------------

        Total Capitalization & Liabilities         $    2,346,131                                                   $         (18)
                                                  ===============                                                 ===============

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2A Page 5 of 6

                           Conectiv and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                                       CSI*         Solution*
                                                        DSC        Consolidated    Consolidated      CCI*
                                                  -------------- --------------- --------------- --------------
Capitalization & Liabilities
Current Liabilities
    Short-term debt                               $        -
    Long-term debt within one year                         998
    Variable rate demand bonds                             -
    Accounts payable                                    (2,385)
    Taxes accrued                                         (116)
    Interest accrued                                       -
    Dividends payable                                      -
    Deferred energy costs                                  -
    Current capital lease obligation                       -
    Accrued employee seperation and                        -
      other merger-related costs                           -
    Other                                                  -
                                                  --------------
                                                        (1,503)
                                                  --------------

Deferred Credits and Other Liabilities
    Other postretirement benefits obligation               -
    Deferred income taxes, net                           2,599
    Deferred investment tax credits                        -
    Long-term capital lease obligation                     -
    Other                                                  -
                                                  --------------
                                                         2,599
                                                  --------------

Capitalization
    Common Stock                                             1
    Class A common stock                                   -
    Additional paid-in-capital common                    5,097
    Additional paid-in-capital--Class A common             -
    Retained Earnings                                    2,652
                                                  --------------
                                                         7,750
    Treasury stock                                         -
    Unearned Compensation                                  -
                                                  --------------
      Total common stockholders' equity                  7,750
    Preferred stock of subsidiaries:
      Not subject to mandatory redemption                  -
      Subject to mandatory redemption                      -
    Long-term debt                                       3,443
                                                  --------------
                                                        11,193
                                                  --------------

       Total Capitalization & Liabilities         $     12,289
                                                  ==============

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2A Page 6 of 6

               Delmarva Power and Light Company and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                       Total         Eliminations,
                                                        DPL          Reclasses and          DPL             DPL
                                                    Consolidated    Consol. Entries       Parent           Fin I
                                                    -------------   ---------------   ---------------   -----------
Assets

Current Assets
    Cash & cash equivalents                           $     1,761         $      -      $       1,761      $     -
    Accounts receivable                                   261,060                -            261,060            -
    Inventories, at average cost
       Fuel (coal, oil and gas)                            44,212                -             44,212            -
       Material and supplies                               39,323                -             39,323            -
    Prepaid New Jersey sales and excise taxes                 -                  -                  -            -
    Prepayments                                            10,735                -             10,735            -
    Deferred income taxes, net                             13,061                -             13,061            -
                                                     ----------------------------------------------------------------
                                                          370,152                -            370,152            -
                                                     ----------------------------------------------------------------

Investments
    Investment in leveraged leases                            -                  -                -              -
    Funds held by trustee                                  60,208                -             60,208            -
    Other investments                                       1,103            (74,330)           3,268         72,165
                                                     ----------------------------------------------------------------
                                                           61,311            (74,330)          63,476         72,165
                                                     ----------------------------------------------------------------

Property, Plant, and Equipment
    Electric utility plant                              3,049,099                -          3,049,099            -
    Gas utility plant                                     249,383                -            249,383            -
    Common utility plant                                  158,109                -            158,109            -
                                                     ----------------------------------------------------------------
                                                        3,456,591                -          3,456,591            -
    Less: Accumulated depreciation                     (1,492,183)               -         (1,492,183)
                                                     ----------------------------------------------------------------
    Net utility plant in service                        1,964,408                -          1,964,408            -
    Utility construction work-in-progress                 138,496                -            138,496            -
    Leased nuclear fuel, at amortized cost                 28,325                -             28,325            -
    Nonutility property, net                                4,561                -              4,561            -
    Goodwill, net                                          71,914                -             71,914            -
                                                     ----------------------------------------------------------------
                                                        2,207,704                -          2,207,704            -
                                                     ----------------------------------------------------------------

Deferred Charges & Other Assets
    Unrecovered purchased power costs                         -                  -                -              -
    Deferred recoverable income taxes                      82,211                -             82,211            -
    Unrecovered state excise taxes                            -                  -                -              -
    Deferred debt refinancing costs                        16,181                -             16,181            -
    Unrecovered OPEB costs                                    -                  -                -              -
    Prepaid employee benefits costs                        88,390                -             88,390            -
    Unamortized debt expense                               12,141                -             12,141            -
    License fees                                              -                  -                -              -
    Other                                                  45,999                -             45,999            -
                                                     ----------------------------------------------------------------
                                                          244,922                -            244,922            -
                                                     ----------------------------------------------------------------

Total Assets                                          $ 2,884,089         $  (74,330)   $   2,886,254      $  72,165
                                                     ================================================================


                               F-2B Page 1 of 2

               Deimarva Power and Light Company and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)


                                                Total         Eliminations,
                                                 DPL          Reclasses and         DPL             DPL
                                             Consolidated    Consol. Entries      Parent           Fin I
                                             ------------    ---------------   ------------     -----------
Capitalization & Liabilities

Current Liabilities
   Short-term debt                              $   21,700            $  -          $ 21,700           $  -
   Long-term debt due within one year               31,287               -            31,287              -
   Variable rate demand bonds                       71,500               -            71,500              -
   Accounts payable                                177,915               -           177,915              -
   Taxes accrued                                    16,257               -            16,257              -
   Interest accrued                                  5,751               -             5,751              -
   Dividends payable                                23,616               -            23,616              -
   Deferred energy costs                               413               -               413              -
   Current capital lease obligation                 12,479               -            12,479              -
   Accrued employee seperation and                     -                 -               -                -
      other merger-related costs                     2,509               -             2,509              -
   Other                                            27,587               -            27,587              -
                                                ---------------------------------------------------------------
                                                   391,014               -           391,014              -
                                                ---------------------------------------------------------------

Deferred Credits and Other Liabilities
   Other postretirement benefits obligation         (5,964)              -            (5,964)             -
   Deferred income taxes, net                      461,799               -           461,799              -
   Deferred investment tax credits                  37,383               -            37,383              -
   Long-term capital lease obligation               17,003               -            17,003              -
   Other                                            19,747               -            19,747              -
                                                ---------------------------------------------------------------
                                                   529,968               -           529,968              -
                                                ---------------------------------------------------------------

Capitalization
    Common Stock                                         2             (2,165)             2             2,165
    Class A common stock                              -                   -              -                -
    Additional paid-in-capital common              528,893                -          528,893              -
    Additional paid-in-capital--Class A common        -                   -              -                -
    Retained Earnings                              322,599                -          322,599              -
                                                ---------------------------------------------------------------
                                                   851,494             (2,165)       851,494             2,165
    Treasury stock                                    -                   -              -                -
    Unearned Compensation                             -                   -              -                -
                                                ---------------------------------------------------------------
      Total common stockholders' equity            851,494             (2,165)       851,494             2,165
    Preferred stock of subsidiaries :
      Not subject to mandatory redemption           89,702                -           89,702              -
      Subject to mandatory redemption               70,000                -              -              70,000
    Advances from associated company                   -              (72,165)        72,165              -
    Long-term debt                                 951,911                -          951,911              -
                                                ---------------------------------------------------------------
                                                 1,963,107            (74,330)     1,965,272            72,165
                                                ---------------------------------------------------------------

Total Capitalization & Liabilities              $2,884,089        $   (74,330)   $ 2,886,254          $ 72,165
                                                ===============================================================

                               F-2B Page 2 of 2

                Atlantic City Electric Company and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)



                                                  Total             Eliminations,
                                                  ACE              Reclasses and           ACE          ACE          ACE
                                               Consolidated       Consol. Entries        Parent        Cap I       Cap II
                                               ------------       ---------------    -----------     ---------   ----------
Assets

Current Assets
    Cash & cash equivalents                    $     28,766       $         -          $   28,766      $    -      $   -
    Accounts receivable                             116,034                 -             116,034           -          -
    Inventories, at average cost
      Fuel (coal, oil and gas)                       27,233                 -              27,233           -          -
      Material and supplies                          21,297                 -              21,297           -          -
    Prepaid New Jersey sales and excise taxes        20,078                 -              20,078           -          -
    Prepayments                                       4,420                 -               4,420           -          -
    Deferred income taxes, net                        7,735                 -               7,735           -          -
                                               ----------------------------------------------------------------------------
                                                    225,563                 -             225,563           -          -
                                               ----------------------------------------------------------------------------

Investments
   Investment in leveraged leases                      -                    -                -              -          -
   Funds held by trustee                            102,765                 -             102,765           -          -
   Other investments                                    112           (100,876)             3,050       72,165      25,773
                                               ----------------------------------------------------------------------------
                                                    102,877           (100,876)           105,815       72,165      25,773
                                               ----------------------------------------------------------------------------

Property, Plant, and Equipment
   Electric utility plant                         2,600,699                 -           2,600,699           -          -
   Gas utility plant                                   -                    -                -              -          -
   Common utility plant                                -                    -                -              -          -
                                               ---------------------------------------------------------------------------
                                                  2,600,699                 -           2,600,699           -          -
    Less: Accumulated depreciation               (1,007,105)                -          (1,007,105)          -          -
                                               ---------------------------------------------------------------------------
    Net utility plant in service                  1,593,594                 -           1,593,594           -          -
    Utility construction work-in-progress            97,955                 -              97,955           -          -
    Leased nuclear fuel, at amortized cost           35,003                 -              35,003           -          -
    Nonutility property, net                          8,208                 -               8,208           -          -
    Goodwill, net                                      -                    -                -              -          -
                                               ----------------------------------------------------------------------------
                                                  1,734,760                 -           1,734,760           -          -
                                               ----------------------------------------------------------------------------

Deferred Charges & Other Assets
    Unrecovered purchased power costs                48,274                 -              48,274           -          -
    Deferred recoverable income taxes               102,223                 -             102,223           -          -
    Unrecovered state excise taxes                   35,594                 -              35,594           -          -
    Deferred debt refinancing costs                  28,042                 -              28,042           -          -
    Unrecovered OPEB costs                           34,978                 -              34,978           -          -
    Prepaid employee benefits costs                 (10,477)                -             (10,477)          -          -
    Unamortized debt expense                         14,141                 -              14,141           -          -
    License fees                                       -                    -                -              -          -
    Other                                            30,156                 -              30,156           -          -
                                               ----------------------------------------------------------------------------
                                                    282,931                 -             282,931           -          -
                                               ----------------------------------------------------------------------------

Total Assets                                   $  2,346,131     $     (100,876)   $     2,349,069  $    72,165   $  25,773
                                               ============================================================================

                               F-2C Page 1 of 2

                                          Atlantic City Electric Company and Subsidiaries
                                        Consolidating Balance Sheet as of December 31, 1998
                                                      (Dollars in Thousands)


                                                         Total         Eliminations,
                                                          ACE          Reclasses and          ACE           ACE         ACE
                                                      Consolidated    Consol. Entries        Parent        Cap I       Cap II
                                                      ------------    ---------------        ------        -----       ------
Capitalization & Liabilities

Current Liabilities
   Short-term debt                                   $      -            $     -           $      -        $   -       $   -
   Long-term debt due within one year                    30,075                -               30,075          -           -
   Variable rate demand bonds                            22,600                -               22,600          -           -
   Accounts payable                                      28,848                -               28,848          -           -
   Taxes accrued                                         22,916                -               22,916          -           -
   Interest accrued                                      29,627                -               29,627          -           -
   Dividends payable                                     22,236                -               22,236          -           -
   Deferred energy costs                                 15,577                -               15,577          -           -
   Current capital lease obligation                      15,729                -               15,729          -           -
   Accrued employee seperation and                          -                  -                  -            -           -
     other merger-related costs                           9,554                -                9,554          -           -
   Other                                                 28,770                -               28,770          -           -
                                                     --------------------------------------------------------------------------
                                                        225,932                -              225,932          -           -
                                                     --------------------------------------------------------------------------

Deferred Credits and Other Liabilities
   Other postretirement benefits obligation              44,607                -               44,607          -           -
   Deferred income taxes, net                           343,430                -              343,430          -           -
   Deferred investment tax credits                       42,142                -               42,142          -           -
   Long-term capital lease obligation                    19,523                -               19,523          -           -
   Other                                                 24,096                -               24,096          -           -
                                                     --------------------------------------------------------------------------
                                                        473,798                -              473,798          -           -
                                                     --------------------------------------------------------------------------

Capitalization
   Common Stock                                          54,963             (2,938)            54,963        2,165         773
   Class A common stock                                     -                  -                  -            -           -
   Additional paid-in-capital common                    493,007                -              493,007          -           -
   Additional paid-in-capital--Class A common               -                  -                  -            -           -
   Retained Earnings                                    182,123                -              182,123          -           -
                                                     --------------------------------------------------------------------------
                                                        730,093             (2,938)           730,083        2,165         773
   Treasury stock                                           -                  -                               -           -
   Unearned Compensation                                    -                  -                  -            -           -
                                                     --------------------------------------------------------------------------
      Total common stockholders' equity                 730,093             (2,938)           730,093        2,165         773
   Preferred stock of subsidiares :
      Not subject to mandatory redemption                 6,231                -                6,231          -           -
      Subject to mandatory redemption                   118,950                -               23,950       70,000      25,000
   Advances from associated company                         -              (97,938)            97,938          -           -
   Long-term debt                                       791,127                -              791,127          -           -
                                                     --------------------------------------------------------------------------
                                                      1,646,401           (100,876)         1,649,339       72,165      25,773
                                                     --------------------------------------------------------------------------

Total Capitalization & Liabilities                   $2,346,131          $(100,876)        $2,349,069      $72,165     $25,773
                                                     ==========================================================================

                               F-2C Page 2 of 2

               Delmarva Capital Investments, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)


                                                    Total*          Eliminations,*
                                                     DCI           Reclasses and       DCI*       DCI*       DCI*
                                                 Consolidated     Consol. Entries     Parent       I         II
                                                 -------------   -----------------   ---------  --------   -------
Assets

Current Assets
    Cash & cash equivalents
    Accounts receivable
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Material and supplies
    Prepaid New Jersey sales and excise taxes
    Prepayments
    Deferred income taxes, net

Investments
    Investment in leveraged leases
    Funds held by trustee
    Other investments

Property, Plant, and Equipment
    Electric utility plant
    Gas utility plant
    Common utility plant

    Less: Accumulated depreciation
    Net utility plant in service
    Utility construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Nonutility property, net
    Goodwill, net

Deferred Charges & Other Assets
    Unrecovered purchased power costs
    Deferred recoverable income taxes
    Unrecovered state excise taxes
    Deferred debt refinancing costs
    Unrecovered OPEB costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other

Total Assets


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2D Page 1 of 4

              Delmarva Capital Investments, Inc. and Subsidiaries* Consolidating Balance Sheet as of December 31, 1998
D                            (Dollars in Thousands)

                                                             CCM             DOSC            DCTC
                                                         -----------     -----------     ------------
Assets

Current Assets
    Cash & cash equivalents
    Accounts receivable
    Inventories, at average cost
       Fuel (coal, oil and gas)
       Material and supplies
    Prepaid New Jersey sales and excise taxes
    Prepayments
    Deferred income taxes, net

Investments
    Investment in leveraged leases
    Funds held by trustee
    Other investments

Property, Plant, and Equipment
    Electric utility plant
    Gas utility plant
    Common utility plant

    Less: Accumulated depreciation
    Net utility plant in service
    Utility construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Nonutility property, net
    Goodwill, net

Deferred Charges & Other Assets
    Unrecovered purchased power costs
    Deferred recoverable income taxes
    Unrecovered state excise taxes
    Deferred debt refinancing costs
    Unrecovered OPEB costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other

Total Assets

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2D Page 2 of 4

              Delmarva Capital Investments, Inc. and Subsidiaries* Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                  Total        Eliminations,
                                                   DCI         Reclasses and        DCI          DCI          DCI
                                               Consolidated   Consol. Entries      Parent         I            II
                                               ------------   ---------------   -----------   ----------   ----------
Capitalization & Liabilities

Current Liabilities
   Short-term debt
   Long-term debt due within one year
   Variable rate demand bonds
   Accounts payable
   Taxes accrued
   Interest accrued
   Dividends payable
   Deferred energy costs
   Current capital lease obligation
   Accrued employee seperation and
     other merger-related costs
   Other


Deferred Credits and Other Liabilities
   Other postretirement benefits obligation
   Deferred income taxes, net
   Deferred investment tax credits
   Long-term capital lease obligation
   Other


Capitalization
   Common Stock
   Class A common stock
   Additional paid-in-capital common
   Additional paid-in-capital--Class A common
   Retained Earnings

   Treasury stock
   Unearned Compensation
     Total common stockholders' equity
   Preferred stock of subsidiares:
     Not subject to mandatory redemption
     Subject to mandatory redemption
   Long-term debt



     Total Capitalization & Liabilities



* CONFIDENTIAL TREATMENT REQUESTED

                               F-2D Page 3 of 4

              Delmarva Capital Investments, Inc. and Subsidiaries*
             Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)



                                                    CCM*      DOSC*      DCTC*
                                                  -------   --------   --------
Capitalization & Liabilities

Current Liabilities
   Short-term debt
   Long-term debt due within one year
   Variable rate demand bonds
   Accounts payable
   Taxes accrued
   Interest accrued
   Dividends payable
   Deferred energy costs
   Current capital lease obligation
   Accrued employee separation and
     other merger-related costs
   Other


Deferred Credits and Other Liabilities
   Other postretirement benefits obligation
   Deferred income taxes, net
   Deferred investment tax credits
   Long-term capital lease obligation
   Other


Capitalization
   Common Stock
   Class A common stock
   Additional paid-in-capital common
   Additional paid-in-capital--Class A common
   Retained Earnings

   Treasury stock
   Unearned Compensation
     Total common stockholders' equity
   Preferred stock of subsidiares:
     Not subject to mandatory redemption
     Subject to mandatory redemption
   Long-term debt

     Total Capitalization & Liabilities



* CONFIDENTIAL TREATMENT REQUESTED

                               F-2D Page 4 of 4

                                            Conectiv Energy Supply, Inc. and Subsidiary*
                                        Consolidating Balance Sheet as of December 31, 1998
                                                      (Dollars in Thousands)


                                                     Total         Eliminations,
                                                      CES          Reclasses and         CES
                                                  Consolidated     Consol. Entries     Parent     Petron
                                                  ------------     ---------------     ------     ------
Assets

Current Assets
   Cash & cash equivalents
   Accounts receivable
   Inventories, at average cost
     Fuel (coal, oil and gas)
     Material and supplies
   Prepayments
   Deferred income taxes, net

Investments
   Investment in leveraged leases
   Funds held by trustee
   Other investments


Property, Plant, and Equipment
   Electric utility plant
   Gas utility plant
   Common utility plant

   Less: Accumulated depreciation
   Net utility plant in service
   Utility construction work-in-progress
   Leased nuclear fuel, at amortized cost
   Nonutility property, net
   Goodwill, net


Deferred Charges & Other Assets
   Unrecovered purchased power costs
   Deferred recoverable income taxes
   Unrecovered state excise taxes
   Deferred debt refinancing costs
   Unrecovered OPEB costs
   Prepaid employee benefits costs
   Unamortized debt expense
   License fees
   Other


Total Assets

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2E Page 1 of 2

                  Conectiv Energy Supply, Inc. and Subsidiary*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)


                                                  Total             Eliminations,
                                                  CES               Reclasses and           CES
                                              Consolidated         Consol. Entries         Parent         Petron
                                              ------------         ---------------         ------         ------
Capitalization & Liabilities

Current Liabilities
   Short-term debt
   Long-term debt due within one year
   Variable rate demand bonds
   Accounts payable
   Taxes accrued
   Interest accrued
   Dividends payable
   Deferred energy costs
   Current capital lease obligation
   Accrued employee separation and
      other merger-related costs
   Other


Deferred Credits and Other Liabilities
   Other postretirement benefits obligation
   Deferred income taxes, net
   Deferred investment tax credits
   Long-term capital lease obligation
   Other


Capitalization
   Common Stock
   Class A common stock
   Additional paid-in-capital common
   Additional paid-in-capital--Class A common
   Retained Earnings


   Treasury stock
   Unearned Compensation
      Total common stockholders' equity
   Preferred stock of subsidiaries:
      Not subject to mandatory redemption
      Subject to mandatory redemption
   Advances from associated company
   Long-term debt



Total Capitalization & Liabilities



* CONFIDENTIAL TREATMENT REQUESTED

                               F-2E Page 2 of 2

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                               Total          Eliminations,
                                                AEE           Reclasses and         AEE
                                            Consolidated     Consol. Entries       Parent            ASP              ATE
                                           --------------   ----------------   --------------   --------------   ---------------
Assets

Current Assets
    Cash & cash equivalents
    Accounts receivable
    Inventories, at average cost
       Fuel (coal, oil and gas)
       Material and supplies
    Prepayments
    Deferred income taxes, net


Investments
    Investment in leveraged leases
    Funds held by trustee
    Other investments


Property, Plant, and Equipment
    Electric utility plant
    Gas utility plant
    Common utility plant

    Less: Accumulated depreciation
    Net utility plant in service
    Utility construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Nonutility property, net
    Goodwill, net


Deferred Charges & Other Assets
    Unrecovered purchased power costs
    Deferred recoverable income taxes
    Unrecovered NJ state excise taxes
    Deferred debt refinancing costs
    Unrecovered OPEB costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other


Total Assets


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2F Page 1 of 4

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                      CTS                                    AGI                  AET
                                                  Consolidated             CI            Consolidated         Consolidated
                                                ----------------     -------------    ------------------    ------------------
Assets

Current Assets
    Cash & cash equivalents
    Accounts receivable
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Material and supplies
    Prepayments
    Deferred income taxes, net


Investments
    Investment in leveraged leases
    Funds held by trustee
    Other investments


Property, Plant, and Equipment
    Electric utility plant
    Gas utility plant
    Common utility plant

    Less: Accumulated depreciation
    Net utility plant in service
    Utility construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Nonutility property, net
    Goodwill, net


Deferred Charges & Other Assets
    Unrecovered purchased power costs
    Deferred recoverable income taxes
    Unrecovered NJ state excise taxes
    Deferred debt refinancing costs
    Unrecovered OPEB costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other


Total Assets


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2F Page 2 of 4

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                       Total          Eliminations,
                                                        AEE           Reclasses and         AEE
                                                    Consolidated     Consol. Entries       Parent          ASP           ATE
                                                   --------------   -----------------   ------------   -----------   ------------
Capitalization & Liabilities

Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy costs
    Current capital lease obligation
    Accrued employee seperation and
       other merger-related costs
    Other


Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Long-term capital lease obligation
    Other


Capitalization
    Common Stock
    Class A common stock
    Additional paid-in-capital common
    Additional paid-in-capital--Class A common
    Retained Earnings

    Treasury stock
    Unearned Compensation
      Total common stockholders' equity
    Preferred stock of subsidiares:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Long-term debt


      Total Capitalization & Liabilities

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2F Page 3 of 4

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                             (Dollars in Thousands)



                                                      CTS                         AGI              AET
                                                 Consolidated       CI        Consolidated      Consolidated
                                               ---------------   -------    ---------------   ---------------

Capitalization & Liabilities

Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy costs
    Current capital lease obligation
    Accrued employee separation and
      other merger-related costs
    Other


Deferred Credits and Other Liabilities
   Other postretirement benefits obligation
   Deferred income taxes, net
   Deferred investment tax credits
   Long-term capital lease obligation
   Other

Capitalization
   Common Stock
   Class A common stock
   Additional paid-in-capital common
   Additional paid-in-capital--Class A common
   Retained Earnings

Treasury stock
Unearned Compensation
   Total common stockholders' equity
Preferred stock of subsidiaries:
   Not subject to mandatory redemption
   Subject to mandatory redemption
Long-term debt

   Total Capitalization & Liabilities

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2F Page 4 of 4

                    Conectiv Services, Inc. and Subsidiary*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                       Total          Eliminations,
                                                        CSI           Reclasses and             CSI
                                                    Consolidated      Consol. Entries          Parent            Plumbing
                                                   --------------    -----------------    ----------------   ----------------
Assets

Current Assets
    Cash & cash equivalents
    Accounts receivable
    Inventories, at average cost
      Fuel (coal, oil and gas)
      Material and supplies
    Prepayments
    Deferred income taxes, net


Investments
    Investment in leveraged leases
    Funds held by trustee
    Other investments


Property, Plant, and Equipment
    Electric utility plant
    Gas utility plant
    Common utility plant

    Less: Accumulated depreciation
    Net utility plant in service
    Utility construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Nonutility property, net
    Goodwill, net


Deferred Charges & Other Assets
    Unrecovered purchased power costs
    Deferred recoverable income taxes
    Unrecovered NJ state excise taxes
    Deferred debt refinancing costs
    Unrecovered OPEB costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other


Total Assets



* CONFIDENTIAL TREATMENT REQUESTED

                               F-2G Page 1 of 2

                                                           Conectiv Services, Inc., and Subsidiary*
                                                     Consolidating Balance sheet as of December 31, 1998
                                                                    (Dollars in Thousands)

                                                  Total             Eliminations,
                                                   CSI              Reclasses and          CSI
                                              Consolidated         Consol. Entries        Parent       Plumbing
                                            ----------------     -------------------    ----------   -------------
Capitalization & Liabilities

Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy costs
    Current capital lease obligation
    Accrued employee separation and
        other merger-related costs
    Other


Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Long-term capital lease obligation
    Other


Capitalization
    Common Stock
    Class A common stock
    Additional paid-in-capital common
    Additional paid-in-capital--Class A common
    Retained Earnings

    Treasury stock
    Unearned Compensation
        Total common stockholders' equity
    Preferred stock of subsidiaries:
        Not subject to mandatory redemption
        Subject to mandatory redemption
    Long-term debt



     Total Capitalization & Liabilities



* CONFIDENTIAL TREATMENT REQUESTED

                               F-2G Page 2 of 2

                     Conectiv Solutions LLC and Subsidiary*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                           Total          Eliminations,
                                          Solutions       Reclasses and     Solutions      Power
                                        Consolidated     Consol. Entries      Parent     Consulting
                                       ---------------  ----------------      ------     ----------
Assets

Current Assets
  Cash & cash equivalents
  Accounts receivable
  Inventories, at average cost
    Fuel (coal, oil and gas)
    Material and supplies
  Prepayments
  Deferred income taxes, net


Investments
  Investment in leveraged leases
  Funds held by trustee
  Other investments


Property, Plant, and Equipment
  Electric utility plant
  Gas utility plant
  Common utility plant

  Less: Accumulated depreciation
  Net utility plant in service
  Utility construction work-in-progress
  Leased nuclear fuel, at amortized cost
  Nonutility property, net
  Goodwill, net


Deferred Charges & Other Assets
  Unrecovered purchased power costs
  Deferred recoverable income taxes
  Unrecovered state excise taxes
  Deferred debt refinancing costs
  Unrecovered OPEB costs
  Prepaid employee benefits costs
  Unamortized debt expense
  License fees
  Other


Total Assets

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2H Page 1 of 2

                     Conectiv Solutions LLC and Subsidiary*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                   Total            Eliminations,
                                                  Solutions         Reclasses and          Solutions          Power
                                                Consolidated       Consol. Entries           Parent         Consulting
                                               --------------     -----------------       ------------    ---------------
Capitalization & Liabilities

Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy costs
    Current capital lease obligation
    Accrued employee separation and
      other merger-related costs
    Other


Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Long-term capital lease obligation
    Other


Capitalization
    Common Stock
    Class A common stock
    Additional paid-in-capital common
    Additional paid-in-capital--Class A common
    Retained Earnings

    Treasury stock
    Unearned Compensation
      Total common stockholders' equity
    Preferred stock of subsidiares:
      Not subject to mandatory redemption
      Subject to mandatory redemption
    Advances from associated company
    Long-term debt



Total Capitalization & Liabilities


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2H Page 2 of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                          Total          Eliminations,
                                            CTS          Reclasses and      CTS
                                       Consolidated     Consol. Entries    Parent     AJTS        AOS       TELP
                                      ---------------  ----------------- --------  ---------- ---------- ----------
Assets

Current Assets
   Cash & cash equivalents
   Accounts receivable
   Inventories, at average cost
     Fuel (coal, oil and gas)
     Material and supplies
   Prepayments
   Deferred income taxes, net


Investments
   Investment in leveraged leases
   Funds held by trustee
   Other investments


Property, Plant, and Equipment
   Electric utility plant
   Gas utility plant
   Common utility plant

   Less: Accumulated depreciation
   Net utility plant in service
   Utility construction work-in-progress
   Leased nuclear fuel, at amortized cost
   Nonutility property, net
   Goodwill, net


Deferred Charges & Other Assets
   Unrecovered purchased power costs
   Deferred recoverable income taxes
   Unrecovered NJ state excise taxes
   Deferred debt refinancing costs
   Unrecovered OPEB costs
   Prepaid employee benefits costs
   Unamortized debt expense
   License fees
   Other


Total Assets

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2I Page 1 of 2

                Conectiv Thermal Systems, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                              Total             Eliminations,
                                                CTS             Reclasses and           CTS
                                           Consolidated        Consol. Entries        Parent        AJTS        AOS       TELP
                                         ----------------    -------------------    ----------    ---------   -------   --------
Capitalization & Liabilities

Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy costs
    Current capital lease obligation
    Accrued employee seperation and
        other merger-related costs
    Other


Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Long-term capital lease obligation
    Other


Capitalization
    Common Stock
    Class A common stock
    Additional paid-in-capital common
    Additional paid-in-capital--Class A common
    Retained Earnings

    Treasury stock
    Unearned Compensation
            Total common stockholders' equity
    Preferred stock of subsidiares :
        Not subject to mandatory redemption
        Subject to mandatory redemption
    Long-term Debt



        Total Capitalization & Liabilities

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2I Page 2 of 2

                  Atlantic Generation, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                            Total       Eliminations,
                                             AGI        Reclasses and       AGI       PED       PED
                                        Consolidated   Consol. Entries     Parent     GEN       LTD
                                        ------------   ---------------     ------     ---       ---
Assets

Current Assets
  Cash & cash equivalents
  Accounts receivable
  Inventories, at average cost
    Fuel (coal, oil and gas)
    Material and supplies
  Prepayments
  Deferred income taxes, net


Investments
  Investment in leveraged leases
  Funds held by trustee
  Other investments


Property, Plant, and Equipment
  Electric utility plant
  Gas utility plant
  Common utility plant

  Less: Accumulated depreciation
  Net utility plant in service
  Utility construction work-in-progress
  Leased nuclear fuel, at amortized cost
  Nonutility property, net
  Goodwill, net


Deferred Charges & Other Assets
  Unrecovered purchased power costs
  Deferred recoverable income taxes
  Unrecovered NJ state excise taxes
  Deferred debt refinancing costs
  Unrecovered OPEB costs
  Prepaid employee benefits costs
  Unamortized debt expense
  License fees
  Other


Total Assets


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2J Page 1 of 4

                  Atlantic Generation, Inc. and subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                VINE            VINE            BING            BING
                                                GEN             LTD             GEN             LTD
                                             ----------      ----------      ----------     -----------
Assets

Current Assets
    Cash & cash equivalents
    Accounts receivable
    Inventories, at average cost
        Fuel (coal, oil and gas)
        Material and supplies
    Prepayments
    Deferred income taxes, net


Investments
    Investment in leveraged leases
    Funds held by trustee
    Other investments


Property, Plant, and Equipment
    Electric utility plant
    Gas utility plant
    Common utility plant

    Less: Accumulated depreciation
    Net utility plant in service
    Utility construction work-in-progress
    Leased nuclear fuel, at amortized cost
    Nonutility property, net
    Goodwill, net


Deferred Charges & Other Assets
    Unrecovered purchased power costs
    Deferred recoverable income taxes
    Unrecovered NJ state excise taxes
    Deferred debt refinancing costs
    Unrecovered OPEB costs
    Prepaid employee benefits costs
    Unamortized debt expense
    License fees
    Other


Total Assets

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2J Page 2 of 4

                  Atlantic Generation, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                           Total         Eliminations,
                                            AGI          Reclasses and      AGI       PED       PED
                                        Consolidated    Consol. Entries    Parent     GEN       LTD
                                        ------------    ---------------    ------     ---       ---

Capitalization & Liabilities

Current Liabilities
  Short-term debt
  Long-term debt due within one year
  Variable rate demand bonds
  Accounts payable
  Taxes accrued
  Interest accrued
  Dividends payable
  Deferred energy costs
  Current capital lease obligation
  Accrued employee seperation and
    other merger-related costs
  Other


Deferred Credits and Other Liabilities
  Other postretirement benefits obligation
  Deferred income taxes, net
  Deferred investment tax credits
  Long-term capital lease obligation
  Other


Capitalization
  Common Stock
  Class A common stock
  Additional paid-in-capital common
  Additional paid-in-capital--Class A common
  Retained Earnings

  Treasury stock
  Unearned Compensation
    Total common stockholders' equity
  Preferred stock of subsidiares :
    Not subject to mandatory redemption
    Subject to mandatory redemption
  Long-term Debt



    Total Capitalization & Liabilities


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2J Page 3 of 4

                  Atlantic Generation, Inc. and Subsidiaries*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)


                                          VINE       VINE       BING       BING
                                           GEN        LTD        GEN        LTD
                                          ----       ----       ----       ----
Capitalization & Liabilities

Current Liabilities
  Short-term debt
  Long-term debt due within one year
  Variable rate demand bonds
  Accounts payable
  Taxes accrued
  Interest accrued
  Dividends payable
  Deferred energy costs
  Current capital lease obligation
  Accrued employee seperation and
    other merger-related costs
  Other


Deferred Credits and Other Liabilities
  Other postretirement benefits obligation
  Deferred income taxes, net
  Deferred investment tax credits
  Long-term capital lease obligation
  Other


Capitalization
  Common Stock
  Class A common stock
  Additional paid-in-capital common
  Additional paid-in-capital--Class A common
  Retained Earnings

  Treasury stock
  Unearned Compensation
    Total common stockholders' equity
  Preferred stock of subsidiares:
    Not subject to mandatory redemption
    Subject to mandatory redemption
  Long-term Debt



    Total Capitalization & Liabilities


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2J Page 4 of 4

                Atlantic Energy Technology, Inc. and Subsidiary*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                        Total        Eliminations,
                                         AET         Reclasses and     AET
                                     Consolidated   Consol. Entries   Parent     TEE
                                     ------------   ---------------   ------     ---
Assets

Current Assets
  Cash & cash equivalents
  Accounts receivable
  Inventories, at average cost
    Fuel (coal, oil and gas)
    Material and supplies
  Prepayments
  Deferred income taxes, net


Investments
  Investment in leveraged leases
  Funds held by trustee
  Other investments


Property, Plant, and Equipment
  Electric utility plant
  Gas utility plant
  Common utility plant

  Less :Accumulated depreciation
  Net utility plant in service
  Utility construction work-in-progress
  Leased nuclear fuel, at amortized cost
  Nonutility property, net
  Goodwill, net


Deferred Charges & Other Assets
  Unrecovered purchased power costs
  Deferred recoverable income taxes
  Unrecovered NJ state excise taxes
  Deferred debt refinancing costs
  Unrecovered OPEB costs
  Prepaid employee benefits costs
  Unamortized debt expense
  License fees
  Other


Total Assets


* CONFIDENTIAL TREATMENT REQUESTED

                               F-2K Page 1 of 2

                Atlantic Energy Technology, Inc. and Subsidiary*
              Consolidating Balance Sheet as of December 31, 1998
                            (Dollars in Thousands)

                                                       Total             Eliminations,
                                                        AET              Reclasses and              AET
                                                   Consolidated         Consol. Entries           Parent           TEE
                                                 ----------------     -------------------       ----------       -------
Capitalization & Liabilities

Current Liabilities
    Short-term debt
    Long-term debt due within one year
    Variable rate demand bonds
    Accounts payable
    Taxes accrued
    Interest accrued
    Dividends payable
    Deferred energy costs
    Current capital lease obligation
    Accrued employee separation and
        other merger-related costs
    Other


Deferred Credits and Other Liabilities
    Other postretirement benefits obligation
    Deferred income taxes, net
    Deferred investment tax credits
    Long-term capital lease obligation
    Other


Capitalization
    Common Stock
    Class A common stock
    Additional paid-in-capital common
    Additional paid-in-capital--Class A common
    Retained Earnings

    Treasury stock
    Unearned Compensation
        Total common stockholders' equity
    Preferred stock of subsidiaries:
        Not subject to mandatory redemption
        Subject to mandatory redemption
    Long-term debt



      Total Capitalization & Liabilities

* CONFIDENTIAL TREATMENT REQUESTED

                               F-2K Page 2 of 2

                           Conectiv and Subsidiaries
   Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                              Total      Eliminations,
                                                             Conectiv    Reclasses and   Conectiv                       DPL
                                                           Consolidated  Consol. Entries  Parent          CRP       Consolidated
                                                           ------------  ------------- -------------  ------------  ------------
Cash Flows From Operating Activities
 Net income                                                $ 153,201      $(105,886)    $ 153,201      $    (26)     $ 108,058
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization                             261,457          6,174           -             611        140,936
   Allowance for equity funds used during construction        (2,609)           -             -             -           (2,135)
   Investment tax credit adjustments, net                     (4,002)           -             -             -           (2,560)
   Deferred income taxes, net                                  4,620         35,583           121         1,345          5,796
   Net change in:
     Accounts receivable                                    (118,578)        43,953      (208,443)       (9,714)       (68,300)
     Inventories                                              (9,691)           -             -             -           (6,876)
     Prepaid New Jersey sales and excise taxes               (20,078)           -             -             -              -
     Accounts payable                                        107,005          8,236       (45,452)       19,493         78,291
     Other current assets & liabilities                       26,996       (117,893)        6,674         6,279         34,324
   Gains on sales of assets                                   (2,795)           -             -             -           (1,549)
   Other, net                                                (23,217)       (38,081)       19,646           -          (27,888)
                                                           ------------  -------------  ------------  ------------  ------------
Net cash provided by operating activities                    372,309       (167,914)      (74,253)       17,988        258,097
                                                           ------------  ------------  -------------  ------------  ------------

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired              (2,590)        26,310           -             -           (5,272)
 Capital expenditures                                       (224,831)           -             -         (17,957)      (112,924)
 Investments in partnerships                                 (28,594)           -             -             -             (103)
 Sales of nonutility assets                                    5,617            -             -             -              -
 Sales of utility assets                                       3,804            -             -             -            3,804
 Deposits to nuclear decommissioning trust funds             (10,676)           -             -             -           (4,238)
 Other, net                                                    2,082            -            (293)         (145)         2,003
                                                           ------------  -------------  ------------  ------------  ------------
Net cash used by investing activities                       (259,352)        26,310          (293)      (18,102)      (116,730)
                                                           ------------  ------------  -------------  ------------  ------------

Cash Flows From Financing Activities
 Common dividends paid                                      (154,101)       176,150      (154,101)          -          (94,700)
 Capital contributions                                             -            -         (27,496)          -          (23,660)
 Issuances:
  Long-term debt                                              33,000            -             -             -           33,000
  Common stock                                                    63            -             -             -               63
  Preferred stock                                             25,000            -             -             -              -
 Redemptions:
  Long-term debt                                            (200,078)           -         (53,500)          -          (32,054)
  Common stock                                               (13,232)           -         (11,249)          -           (1,983)
  Preferred stock                                            (33,769)           -             -             -              -
 Principal portion of capital lease payments                 (20,037)           -             -             -           (9,724)
 Net change in short-term debt                               282,889            -         339,000           -          (26,974)
 Cost of issuances and refinancings                           (2,147)           -            (390)          -             (259)
                                                           ------------  -------------  ------------  ------------  ------------
Net cash used by financing activities                        (82,412)       176,150        92,264           -         (156,291)
                                                           ------------  -------------  ------------  ------------  ------------
Net change in cash and cash equivalents                       30,545         34,546        17,718          (114)       (14,924)
Beginning of year cash and cash equivalents                   35,339        (34,546)          973           -           16,685
                                                           ------------  -------------  ------------  ------------  ------------
End of year cash and cash equivalents                       $ 65,884     $      -        $ 18,691        $ (114)        $1,761
                                                            ===========   ============  ============   ===========   ===========

                               F-3A Page 1 of 3

                           Conectiv and Subsidiaries
   Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)


                                                             ACE            DCI*          CES*          AEE*
                                                         Consolidated   Consolidated  Consolidated  Consolidated     AEI
                                                         ------------   ------------  ------------  ------------  ----------
Cash Flows From Operating Activities
 Net income                                                 $  23,745                                               $ (18)
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization                              104,582                                                 -
   Allowance for equity funds used during construction           (474)                                                -
   Investment tax credit adjustments, net                      (1,442)                                                -
   Deferred income taxes, net                                 (40,128)                                                -
   Net change in:
     Accounts receivable                                       (7,233)                                                 18
     Inventories                                                3,292                                                 -
     Prepaid New Jersey sales and excise taxes                (20,078)                                                -
     Accounts payable                                           8,947                                                 -
     Other current assets & liabilities                       112,488                                                 -
   Gains on sales of assets                                       -                                                   -
   Other, net                                                  23,402                                                 -
                                                        ----------------                                         ----------
Net cash provided by operating activities                     207,101                                                 -
                                                        ----------------                                         ----------

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired                  -                                                   -
 Capital expenditures                                         (58,955)                                                -
 Investments in partnerships                                     (102)                                                -
 Sales of nonutility assets                                       -                                                   -
 Sales of utility assets                                          -                                                   -
 Deposits to nuclear decommissioning trust funds               (6,438)                                                -
 Other, net                                                      (423)                                                -
                                                        ----------------                                         ----------
Net cash used by investing activities                         (65,918)                                                -
                                                        ----------------                                         ----------
Cash Flows From Financing Activities
 Common dividends paid                                        (81,450)                                                -
 Capital contributions                                            -                                                   -
 Issuances:
  Long-term debt                                                  -                                                   -
  Common stock                                                    -                                                   -
  Preferred stock                                              25,000                                                 -
 Redemptions:
  Long-term debt                                               (8,575)                                                -
  Common stock                                                    -                                                   -
  Preferred stock                                             (33,769)                                                -
 Principal portion of capital lease payments                  (10,313)                                                -
 Net change in short-term debt                                (30,200)                                                -
 Cost of issuances and refinancings                            (1,269)                                                -
                                                        ----------------                                         ----------
Net cash used by financing activities                        (140,576)                                                -
                                                        ----------------                                         ----------
Net change in cash and cash equivalents                           607                                                 -
Beginning of year cash and cash equivalents                    28,159                                                 -
                                                        ----------------                                         ----------
End of year cash and cash equivalents                     $    28,766                                              $  -
                                                         ===============                                         ==========

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3A Page 2 of 3

                           Conectiv and Subsidiaries
   Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                                             CSI*        Solutions*
                                                              DSC        Consolidated   Consolidated     CCI*
                                                           --------      ------------   ------------    -----
Cash Flows From Operating Activities
 Net income                                               $   565
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization                              412
   Allowance for equity funds used during construction        -
   Investment tax credit adjustments, net                     -
   Deferred income taxes, net                                 113
   Net change in:
     Accounts receivable                                      191
     Inventories                                              -
     Prepaid New Jersey sales and excise taxes                -
     Accounts payable                                      (2,385)
     Other current assets & liabilities                        42
   Gains on sales of assets                                   -
   Other, net                                                  11
                                                        -------------
Net cash provided by operating activities                  (1,051)
                                                        -------------

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired              -
 Capital expenditures                                         -
 Investments in partnerships                                  -
 Sales of nonutility assets                                   -
 Sales of utility assets                                      -
 Deposits to nuclear decommissioning trust funds              -
 Other, net                                                      1
                                                        -------------
Net cash used by investing activities                            1
                                                        -------------

Cash Flows From Financing Activities
 Common dividends paid                                        -
 Capital contributions                                        -
 Issuances:
  Long-term debt                                              -
  Common stock                                                -
  Preferred stock                                             -
 Redemptions:
  Long-term debt                                             (913)
  Common stock                                                -
  Preferred stock                                             -
 Principal portion of capital lease payments                  -
 Net change in short-term debt                                -
 Cost of issuances and refinancings                           -
                                                        -------------
Net cash used by financing activities                        (913)
                                                        -------------
Net change in cash and cash equivalents                    (1,963)
Beginning of year cash and cash equivalents                 1,963
                                                        -------------
End of year cash and cash equivalents                     $   -
                                                        =============

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3A Page 3 of 3

               Delmarva Power and Light Company and Subsidiaries
  Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                         Total       Eliminations,
                                                          DPL        Reclasses and       DPL           DPL
                                                      Consolidated  Consol. Entries     Parent        Fin I
                                                      ------------  ---------------  -------------  ----------

Cash Flows From Operating Activities
 Net income                                            $ 108,058    $      -         $ 108,058    $     -
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization                         140,936           -           140,936          -
   Allowance for equity funds used during construction    (2,135)          -            (2,135)         -
   Investment tax credit adjustments, net                 (2,560)          -            (2,560)         -
   Deferred income taxes, net                              5,796           -             5,796          -
   Net change in:
     Accounts receivable                                 (68,300)          -           (68,300)         -
     Inventories                                          (6,876)          -            (6,876)         -
     Prepaid New Jersey sales and excise taxes               -             -               -            -
     Accounts payable                                     78,291           -            78,291          -
     Other current assets & liabilities                   34,324           -            34,324          -
   Gains on sales of assets                               (1,549)          -            (1,549)         -
   Other, net                                            (27,888)          -           (27,888)         -
                                                      ------------   ------------   ------------   ---------
Net cash provided by operating activities                258,097           -           258,097          -
                                                      ------------   ------------   ------------   ---------

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired          (5,272)          -            (5,272)         -
 Capital expenditures                                   (112,924)          -          (112,924)         -
 Investments in partnerships                                (103)          -              (103)         -
 Sales of nonutility assets                                  -             -               -            -
 Sales of utility assets                                   3,804           -             3,804          -
 Deposits to nuclear decommissioning trust funds          (4,238)          -            (4,238)         -
 Other, net                                                2,003           -             2,003          -
                                                      ------------   ------------   ------------   ---------
Net cash used by investing activities                   (116,730)          -          (116,730)         -
                                                      ------------   ------------   ------------   ---------

Cash Flows From Financing Activities
 Common dividends paid                                   (94,700)          -           (94,700)         -
 Capital contributions                                   (23,660)          -           (23,660)         -
 Issuances:
  Long-term debt                                          33,000           -            33,000          -
  Common stock                                                63           -                63          -
  Preferred stock                                            -             -              -             -
 Redemptions:
  Long-term debt                                         (32,054)          -           (32,054)         -
  Common stock                                            (1,983)          -            (1,983)         -
  Preferred stock                                            -             -              -             -
 Principal portion of capital lease payments              (9,724)          -            (9,724)         -
 Net change in short-term debt                           (26,974)          -           (26,974)         -
 Cost of issuances and refinancings                         (259)          -              (259)         -
                                                      ------------   ------------   ------------   ---------
Net cash used by financing activities                   (156,291)          -          (156,291)         -
                                                      ------------   ------------   ------------   ---------
Net change in cash and cash equivalents                  (14,924)          -           (14,924)         -
Beginning of year cash and cash equivalents               16,685           -            16,685          -
                                                      ------------   ------------   ------------   ---------
End of year cash and cash equivalents                     $1,761     $     -           $ 1,761     $    -
                                                      ============   ============   ============   =========

                                     F-3B

                Atlantic City Electric Company and Subsidiaries
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)



                                                         Total         Eliminations,
                                                          ACE          Reclasses and        ACE           ACE           ACE
                                                      Consolidated    Consol. Entries      Parent        Cap I        Cap II
                                                      ------------    ---------------   ------------   ----------   ------------
Cash Flows From Operating Activities
 Net income                                           $    23,745     $      -          $    23,745    $   -        $    -
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization                          104,582            -              104,582        -             -
   Allowance for equity funds used during construction       (474)           -                 (474)       -             -
   Investment tax credit adjustments, net                  (1,442)           -               (1,442)       -             -
   Deferred income taxes, net                             (40,128)           -              (40,128)       -             -
   Net change in:
     Accounts receivable                                   (7,233)           -               (7,233)       -             -
     Inventories                                            3,292            -                3,292        -             -
     Prepaid New Jersey sales and excise taxes            (20,078)           -              (20,078)       -             -
     Accounts payable                                       8,947            -                8,947        -             -
     Other current assets & liabilities                   112,488            -              112,488        -             -
   Gains on sales of assets                                  -               -                 -           -             -
   Other, net                                              23,402            -               23,402        -             -
                                                       -----------    ---------------   ------------   ----------   ------------
Net cash provided by operating activities                 207,101            -              207,101        -             -
                                                       -----------    ---------------   ------------   ----------   ------------

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired             -               -                 -           -             -
 Capital expenditures                                     (58,955)           -              (58,955)       -             -
 Investments in partnerships                                 (102)           -                 (102)       -             -
 Sales of nonutility assets                                  -               -                 -           -             -
 Sales of utility assets                                     -               -                 -           -             -
 Deposits to nuclear decommissioning trust funds           (6,438)           -               (6,438)       -             -
 Other, net                                                  (423)           773             24,577        -          (25,773)
                                                       -----------    ---------------   ------------   ----------   ------------
Net cash used by investing activities                     (65,918)           773            (40,918)       -          (25,773)
                                                       -----------    ---------------   ------------   ----------   ------------

Cash Flows From Financing Activities
 Common dividends paid                                    (81,450)           -              (81,450)       -             -
 Capital contributions                                       -               -                 -           -             -
 Issuances:
  Long-term debt                                             -               -                 -           -             -
  Common stock                                               -              (773)              -           -              773
  Preferred stock                                          25,000            -                 -           -           25,000
 Redemptions:
  Long-term debt                                           (8,575)           -               (8,575)       -             -
  Common stock                                               -               -                 -           -             -
  Preferred stock                                         (33,769)           -              (33,769)       -             -
 Principal portion of capital lease payments              (10,313)           -              (10,313)       -             -
 Net change in short-term debt                            (30,200)           -              (30,200)       -             -
 Cost of issuances and refinancings                        (1,269)           -               (1,269)       -             -
                                                       -----------    ---------------   ------------   ----------   ------------
Net cash used by financing activities                    (140,576)          (773)          (165,576)       -           25,773
                                                       -----------    ---------------   ------------   ----------   ------------
Net change in cash and cash equivalents                       607            -                  607        -             -
Beginning of year cash and cash equivalents                28,159            -               28,159        -             -
                                                       ===========    ===============   ============   ==========   ============
End of year cash and cash equivalents                  $   28,766     $      -          $    28,766    $   -        $    -
                                                       ===========    ===============   ============   ==========   ============

                                     F-3C

              Delmarva Capital Investments, Inc. and Subsidiaries* Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)


                                                        Total      Eliminations,
                                                         DCI       Reclasses and     DCI         DCI         DCI
                                                     Consolidated  Consol. Entries  Parent        I           II
                                                     ------------  ------------- -----------  ----------  ----------

Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3D Page 1 of 2

              Delmarva Capital Investments, Inc. and Subsidiaries* Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                         CCM           DOSC          DCTC
                                                     ------------  ------------- -----------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3D Page 2 of 2

                  Conectiv Energy Supply, Inc. and Subsidiary*
  Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                             Total      Eliminations,
                                                              CES       Reclasses and       CES
                                                          Consolidated  Consol. Entries    Parent      Petron
                                                          ------------  -------------    -----------  ----------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-3E

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                           Total      Eliminations,
                                                            AEE       Reclasses and     AEE
                                                        Consolidated  Consol. Entries  Parent       ASP          ATE
                                                        ------------  ---------------  --------  ----------  -----------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3F Page 1 of 2

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                              CTS                       AGI              AET
                                                          Consolidated     CI       Consolidated     Consolidated
                                                          ------------   ---------  ------------     ------------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3F Page 2 of 2

                    Conectiv Services, Inc. and Subsidiary*
Consolidating Statement of Cash Flows for the Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                                   Total      Eliminations,
                                                                   CSI       Reclasses and        CSI
                                                               Consolidated  Consol. Entries      Parent     Plumbing
                                                               ------------  -------------     -----------  ----------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-3G

                     Conectiv Solutions LLC and Subsidiary*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                                   Total      Eliminations,
                                                                 Solutions    Reclasses and     Solutions     Power
                                                               Consolidated  Consol. Entries     Parent     Consulting
                                                               ------------  -------------    -----------   ----------
Cash Flows From Operating Activities
   Net income
   Adjustments to reconcile net income to
      net cash provided by operating activities
         Depreciation and amortization
         Allowance for equity funds used during construction
         Investment tax credit adjustments, net
         Deferred income taxes, net
         Net change in:
            Accounts receivable
            Inventories
            Prepaid New Jersey sales and excise taxes
            Accounts payable
            Other current assets & liabilities
         Gains on sales of assets
         Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
   Acquisition of businesses, net of cash acquired
   Capital expenditures
   Investments in partnerships
   Sales of nonutility assets
   Sales of utility assets
   Deposits to nuclear decommissioning trust funds
   Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
   Common dividends paid
   Capital contributions
   Issuances:
      Long-term debt
      Common stock
      Preferred stock
   Redemptions:
      Long-term debt
      Common stock
      Preferred stock
   Principal portion of capital lease payments
   Net change in short-term debt
   Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-3H

              Conectiv Thermal Systems, Inc. and Subsidiaries*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                       Total        Eliminations,
                                                        CTS         Reclasses and      CTS
                                                     Consolidated  Consol. Entries    Parent      AJTS        AOS       TELP
                                                     ------------  ---------------   --------   ---------  ---------  ---------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-3I

              Atlantic Generation, Inc. and Subsidiaries*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                            Total      Eliminations,
                                                             AGI       Reclasses and     AGI         PED        PED
                                                        Consolidated  Consol. Entries   Parent       GEN        LTD
                                                        ------------  ---------------   --------  ----------  --------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3J Page 1 of 2

              Atlantic Generation, Inc. and Subsidiaries*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                     VINE         VINE         BING         BING
                                                     GEN          LTD          GEN          LTD
                                                    --------     -------      ------       ------
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                               F-3J Page 2 of 2

                Atlantic Energy Technology, Inc. and Subsidiary*
Consolidating Statement of Cash Flows for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                            Total         Eliminations,
                                                             AET          Reclasses and      AET
                                                        Consolidated     Consol. Entries    Parent        TEE
                                                        ------------     ---------------    ------        ---
Cash Flows From Operating Activities
 Net income
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation and amortization
   Allowance for equity funds used during construction
   Investment tax credit adjustments, net
   Deferred income taxes, net
   Net change in:
     Accounts receivable
     Inventories
     Prepaid New Jersey sales and excise taxes
     Accounts payable
     Other current assets & liabilities
   Gains on sales of assets
   Other, net
Net cash provided by operating activities

Cash Flows From Investing Activities
 Acquisition of businesses, net of cash acquired
 Capital expenditures
 Investments in partnerships
 Sales of nonutility assets
 Sales of utility assets
 Deposits to nuclear decommissioning trust funds
 Other, net
Net cash used by investing activities

Cash Flows From Financing Activities
 Common dividends paid
 Capital contributions
 Issuances:
  Long-term debt
  Common stock
  Preferred stock
 Redemptions:
  Long-term debt
  Common stock
  Preferred stock
 Principal portion of capital lease payments
 Net change in short-term debt
 Cost of issuances and refinancings
Net cash used by financing activities
Net change in cash and cash equivalents
Beginning of year cash and cash equivalents
End of year cash and cash equivalents

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-3K

                           Conectiv and Subsidiaries
           Consolidating Statement of Retained Earnings for the Year
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                 Total      Eliminations,
                                               Conectiv     Reclasses and    Conectiv                   DPL
                                             Consolidated   Consol. Entries   Parent        CRP     Consolidated
                                             -------------  ---------------  -----------  --------  --------------
Retained Earnings
 Balance at beginning of year                $    300,757   $    5,143       $    -       $    -    $    300,757
  Transfer of DPL's nonutility subsidiaries
   to Connectiv Parent                                  -          -            (8,644)        -           8,644
  Connectiv's initial investment in DPL                 -     (309,401)        309,401         -             -
  Acquisition of Atlantic subsidiaries                  -     (224,160)           -            -             -
  Net Income                                      153,201     (105,886)        153,201         (26)      108,058
  Common stock dividends                         (155,302)     176,310        (155,302)        -         (94,860)
  Class A common stock dividends                  (20,994)         -           (20,994)        -             -
  Redemption of preferred stock                      (723)         723            (723)        -             -
                                             -------------  -------------    ----------   --------- -------------
 Balance at end of year                       $    276,939  $ (457,271)      $ 276,939      $  (26)   $  322,599
                                             =============  =============    ==========   ========= =============

                               F-4A Page 1 of 3

                           Conectiv and Subsidiaries
       Consolidating Statement of Retained Earnings for the Year
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                              ACE          DCI*          CES*          AEE*
                                                         Consolidated  Consolidated  Consolidated  Consolidated      AEI
                                                         ------------- ------------  ------------  ------------  ------------
Retained Earnings
 Balance at beginning of year                             $      -                                                  $     -
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent                                            -                                                        -
  Conectiv's initial investment in DPL                           -                                                        -
  Acquisition of Atlantic subsidiaries                     240,551                                                   (1,043)
  Net Income                                                23,745                                                      (18)
  Common stock dividends                                   (81,450)                                                       -
  Class A common stock dividends                                 -                                                        -
  Redemption of preferred stock                               (723)                                                       -
                                                         -------------                                          ------------
 Balance at end of year                                   $182,123                                                  $(1,061)
                                                         =============                                          ============

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4A Page 2 of 3

                          Conectiv and Subsidiaries
       Consolidating Statement of Retained Earnings for the Year Ended
                              December 31, 1998
                            (Dollars in Thousands)


                                                                     CSI*               Solutions*
                                                     DSC          Consolidated        Consolidated        CCI*
                                                  ----------   -----------------    ----------------   -----------

Retained Earnings
 Balance at beginning of year                       $2,087
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent                                  -
  Conectiv's initial investment in DPL                 -
  Acquisition of Atlantic subsidiaries                 -
  Net Income                                           565
  Common stock dividends                               -
  Class A common stock dividends                       -
  Redemption of preferred stock                        -
                                                    ------
 Balance at end of year                             $2,652
                                                    ======

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4A Page 3 of 3

               Delmarva Power and Light Company and Subsidiaries
          Consolidating Statement of Retained Earnings for the Year
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                       Total      Eliminations,
                                                        DPL       Reclasses and      DPL          DPL
                                                    Consolidated  Consol. Entries   Parent       Fin I
                                                    ------------  -------------  ------------  ----------
Retained Earnings
 Balance at beginning of year                          $300,757     $     -         $300,757        $  -
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent                                     8,644           -            8,644           -
  Conectiv's initial investment in DPL                      -             -             -              -
  Acquisition of Atlantic subsidiaries                      -             -             -              -
  Net Income                                            108,058           -          108,058           -
  Common stock dividends                                (94,860)          -          (94,860)          -
  Class A common stock dividends                            -             -             -              -
  Redemption of preferred stock                             -             -             -              -
                                                     -----------   ------------  ------------  ----------
 Balance at end of year                                $322,599      $    -         $322,599        $  -
                                                     ===========   ============   ===========   =========

                                     F-4B

                Atlantic City Electric Company and Subsidiaries
       Consolidating Statement of Retained Earnings for the Ten Months
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                           Total          Eliminations,
                                                            ACE           Reclasses and        ACE           ACE           ACE
                                                        Consolidated     Consol. Entries      Parent        Cap I         Cap II
                                                        ------------     ---------------      ------        -----         ------
Retained Earnings
 Balance at beginning of year                            $    -          $     -             $    -        $   -          $   -
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent                                         -                -                  -            -              -
  Conectiv's initial investment in DPL                        -                -                  -            -              -
  Acquisition of Atlantic subsidiaries                    240,551              -              240,551          -              -
  Net Income                                               23,745              -               23,745          -              -
  Common stock dividends                                  (81,450)             -              (81,450)         -              -
  Class A common stock dividends                              -                -                  -            -              -
  Redemption of preferred stock                              (723)             -                 (723)         -              -
                                                         -----------     -------------       --------      ---------      --------
 Balance at end of year                                  $182,123        $     -             $182,123      $   -          $   -
                                                         ===========     =============       ========      =========      ========

                                     F-4C

              Delmarva Capital investments, Inc. and Subsidiaries*
           Consolidating Statement of Retained Earnings for the Year
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                Total        Eliminations,
                                                 DCI         Reclasses and       DCI         DCI       DCI
                                              Consolidated   Consol. Entries    Parent        I         II
                                              ------------   ---------------  -----------  --------  --------
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4D Page 1 of 2

             Delmarva Capital Investments, Inc. and Subsidiaries*
       Consolidating Statement of Retained Earnings for the Year Ended
                              December 31, 1998
                            (Dollars in Thousands)

                                                        CCM           DOSC          DCTC
                                                      ---------    ----------    -----------
Retained Earnings
  Balance at beginning of year
    Transfer of DPL's nonutility subsidiaries
      to Conectiv Parent
    Conectiv's initial investment in DPL
    Acquisition of Atlantic subsidiaries
    Net Income
    Common stock dividends
    Class A common stock dividends
    Redemption of preferred stock
  Balance at end of year


* CONFIDENTIAL TREATMENT REQUESTED

                               F-4D Page 2 of 2

                  Conectiv Energy Supply, Inc. and Subsidiary*
             Consolidating Statement of Retained Earnings for the
                         Year Ended December 31, 1998
                            (Dollars in Thousands)

                                                     Total         Eliminations,
                                                      CES          Reclasses and       CES
                                                   Consolidated    Consol. Entries    Parent    Petron
                                                   ------------    ---------------    ------    ------

Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-4E

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
        Consolidating Statement of Related Earnings for the Ten Months
                            Ended December 31, 1998
                            (Dollars in Thousands)



                                                        Total            Eliminations,
                                                         AEE             Reclasses and          AEE
                                                    Consolidated        Consol. Entries        Parent         ASP         ATE
                                                  ----------------    -------------------    -----------    --------    ---------
Retained Earnings
  Balance at beginning of year
    Transfer of DPL's nonutility subsidiaries
      to Conectiv Parent
    Conectiv's initial investment in DPL
    Acquisition of Atlantic subsidiaries
    Net Income
    Common stock dividends
    Class A common stock dividends
    Redemption of preferred stock
    Balance at end of year

[CAPTION]

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4F Page 1 of 2

              Atlantic Energy Enterprises, Inc. and Subsidiaries*
        Consolidating Statement of Retained Earnings for the Ten Months
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                  CTS                       AGI          AET
                                              Consolidated     CI       Consolidated Consolidated
                                            -------------- -----------  -----------  -----------
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4F Page 2 of 2

                    Conectiv Services, Inc. and Subsidiary*
          Consolidating Statement of Retained Earnings for the Year
                            Ended December 31, 1998
                             (Dollars in Thousands)

                                                 Total          Eliminations,
                                                  CSI           Reclasses and          CSI
                                               Consolidated     Consol. Entries       Parent          Plumbing
                                               ------------     ---------------     ----------       ----------
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-4G

                    Conectiv Solutions LLC and Subsidiary*
             Consolidating Statement of Retained Earnings for the
                      Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                        Total             Eliminations,
                                                      Solutions           Reclasses and        Solutions         Power
                                                      Consolidated       Consol. Entries        Parent         Consulting
                                                    ----------------   -------------------   -------------   --------------
Retained Earnings
 Balance at beginning of year
   Transfer of DPL's nonutility subsidiaries
     to Conectiv Parent
   Conectiv's initial investment in DPL
   Acquisition of Atlantic subsidiaries
   Net Income
   Common stock dividends
   Class A common stock dividends
   Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-4H

                Conectiv Thermal Systems, Inc. and Subsidiaries*
             Consolidating Statement of Retained Earnings for the
                      Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                               Total         Eliminations,
                                                CTS          Reclasses and       CTS
                                            Consolidated    Consol. Entries    Parent     AJTS     AOS    TELP
                                            ------------    ---------------    ------     ----     ---    ----
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility
  subsidiaries to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-4I

                  Atlantic Generation, Inc. and Subsidiaries*
             Consolidating Statement of Retained Earnings for the
                      Ten Months Ended December 31, 1998
                            (Dollars in Thousands)

                                                    Total       Eliminations,
                                                     AGI        Reclasses and          AGI          PED         PED
                                                 Consolidated   Consol. Entries       Parent        GEN         LTD
                                                 ------------    ---------------    ----------    -------    ---------
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4J Page 1 of 2

                  Atlantic Generation, Inc. and Subsidiaries*
                 Consolidating Statement of Retained Earnings
                  for the Ten Months Ended December 31, 1998
                            (Dollars in Thousands)





                                                    VINE           VINE           BING           BING
                                                     GEN            LTD            GEN            LTD
                                                 ------------   -----------    -----------    -----------
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                               F-4J Page 2 of 2

                Atlantic Energy Technology, Inc. and Subsidiary*
        Consolidating Statement of Retained Earnings for the Ten Months
                            Ended December 31, 1998
                            (Dollars in Thousands)

                                                   Total        Eliminations,
                                                    AET         Reclasses and      AET
                                                 Consolidated   Consol. Entries   Parent       TEE
                                                 ----------     -------------   ----------  ----------
Retained Earnings
 Balance at beginning of year
  Transfer of DPL's nonutility subsidiaries
   to Conectiv Parent
  Conectiv's initial investment in DPL
  Acquisition of Atlantic subsidiaries
  Net Income
  Common stock dividends
  Class A common stock dividends
  Redemption of preferred stock
 Balance at end of year

* CONFIDENTIAL TREATMENT REQUESTED

                                     F-4JK

EXHIBIT D

                       CONECTIV AND SUBSIDIARY COMPANIES
                       ---------------------------------

                 INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT
                 --------------------------------------------

            PURSUANT TO TITLE 17, CHAPTER 11 OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH (c) OF SECTION 250.45 ("RULE 45(c)")


          WHEREAS, CONECTIV, a corporation organized under the laws of the State of Delaware ("Conectiv") and a registered holding company under the Public Utility Holding Company Act of 1935 ("Act"), together with its subsidiary companies, direct and indirect, listed as parties hereto, comprise the members of the Conectiv consolidated group which will join annually in the filing of a consolidated Federal income tax return, and it is now the intention of Conectiv and its subsidiaries, direct and indirect, (hereinafter collectively referred to as the "Conectiv Group"), to enter into an agreement for the allocation of current federal income taxes; and

          WHEREAS, certain members of the Conectiv Group will join annually in the filing of certain consolidated state income tax returns (to the extent permitted or required under applicable state income tax laws), and it is now the intention of the Conectiv Group to enter into an agreement for the allocation of current state income taxes; and

          WHEREAS, Rule 45(c) has been adopted by the Securities and Exchange Commission with the specific intention of providing methods of allocating current income taxes by a registered holding company and its subsidiaries; and

          NOW, THEREFORE, each member of the Conectiv Group does hereby covenant and agree with one another that the current consolidated income tax liabilities of the Conectiv Group shall be allocated pursuant to Rule 45(c), so that each member of the Conectiv Group will benefit mutually from the application of Rule 45(c) as follows:

                                       I

                        Definitions and Interpretation
                        ------------------------------

          Section 1.1  Definitions.  For all purposes of this Agreement, except
                       -----------
as otherwise expressly provided, the following terms shall have the following respective meanings:

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----

          "Conectiv" means Conectiv, a corporation, which is a registered
           --------
holding company under the Public Utility Holding Company Act of 1935.

          "Conectiv Resources" means Conectiv Resource Partners, Inc., a
           ------------------
Delaware corporation and a wholly-owned subsidiary of Conectiv.

          "Consolidated Group" means Conectiv and all of its subsidiaries which,
           ------------------
from time to time, may be included in any (i) federal income tax return filed by Conectiv in accordance with sections 1501 and 1502 of the Code or (ii) Other Return.

          "Consolidated Return" means any consolidated federal income tax return
           -------------------
or Other Return filed by Conectiv, whether before or after the date hereof, which includes one or more members of the Conectiv Group in a consolidated, combined or unitary group of which Conectiv is the common parent.

          "Consolidated Return Year" means any period during which Conectiv
           ------------------------
files a consolidated federal income tax return or Other Return that includes one or more members of the Conectiv Group in a consolidated, combined or unitary group of which Conectiv is the common parent.

          "Consolidated Taxable Income" is the taxable income of the
           ---------------------------
Consolidated Group.

          "Consolidated Tax Liability" means, with reference to any taxable
           --------------------------
period, the consolidated, combined or unitary tax liability (including any interest, additions to tax and penalties) of the Consolidated Group for such taxable period (including the consolidated federal income tax liability and any other consolidated, combined or unitary liability for Other Taxes).

          "Other Return" means any consolidated, combined or unitary return of
           ------------
Other Taxes filed by Conectiv or another member of the Conectiv Group, whether before or after the date hereof, which covers the operations of one or more members of the Conectiv Group.

          "Other Taxes" means any taxes (including any interest and penalties)
           -----------
payable to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government.

          "Person" means any individual, partnership, form, corporation, limited
           ------
liability company, joint stock company, unincorporated association, joint venture, trust or other entity or enterprise, or any government or political subdivision or agency, department or instrumentality thereof.

          "Regulations" means the Treasury Regulations promulgated under the
           -----------
Code.

          Section 1.2  References, Etc.  The words "hereof", "herein" and
                       ---------------              ------    ------
"hereunder" and words of similar import when used in this Agreement shall refer
 ---------
to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined herein in the singular shall have the same meanings in the plural and vice versa. All References herein to any Person includes such Person's successors and assigns. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. In this Agreement, unless a clear contrary intention appears the word "including" (and with correlative meaning "include") means "including but
      ---------                                 -------
not limited to."

                                      II

                     Preparation and Filing of Tax Returns
                     -------------------------------------

          Section 2. 1   Federal Returns.
                         ---------------

          (a) A U.S. consolidated federal income tax return shall be filed by Conectiv for the taxable year ended December 31, 1998 and for each subsequent taxable year in respect of which this Agreement is in effect and for which the Consolidated Group is required or permitted to file a consolidated federal income tax return. Conectiv and all its subsidiaries shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns. Conectiv Resources shall be responsible for the preparation of such income tax returns.

          (b) Inasmuch as the federal Consolidated Return for the year ended December 31, 1998 will be the first consolidated federal income tax return of the Consolidated Group, the Consolidated Group will elect, on a timely basis, in accordance with Code Section 1552(b) and Section 1.1552-1(c)(2) of the Regulations and in accordance with Revenue Procedure 90-39 to allocate its consolidated tax liability (other than alternative minimum tax and its related credits) among its members under the method described in Sections 1.1502-33(d)(3) and 1.1552-1(a)(1) commencing with its first consolidated taxable year ended December 31, 1998. The general effect of such method is to first allocate the consolidated tax liability among the members of the Consolidated Group on the basis of the percentage of Consolidated Taxable Income (but not less than zero) which the taxable income of each member, if computed on a separate return, would bear to the total amount of the taxable income for all members of the Consolidated Group so computed. Then such method allocates an additional amount (the "Tax Benefit Amount") to each member up to, but not greater than, the excess, if any, of its separate return tax liability over the amount allocated to such member in the previous sentence. The total of the Tax Benefit Amounts allocated to members shall result in payments to, and an increase in the earnings and profits of, the members who had items of deduction, loss or credits to which such Tax Benefit Amount is attributable. The allocation of the alternative minimum tax liability and the minimum tax credit, however, shall be allocated in the manner set forth in Proposed Treasury Regulation Section 1.1502-55. This method generally allocates (i) the alternative minimum tax based on the incremental resulting from the inclusion of the member in the consolidated return based on its relative separate adjusted alternative minimum tax and (ii) the minimum tax credit on the basis of the relative alternative minimum tax previously assigned to such member.

          (c) Each member's allocable share of the consolidated income tax liability as determined in Section 2.1(b) hereof shall be used in both (i) the determination of each Member's earnings and profits and (ii) determining the amounts to be paid (as provided in Section 3.4 of this Agreement) by Members to Conectiv with respect to each member's share of the Consolidated Group's Tax liability and payments from Conectiv to members with respect to the use of a member's tax attributes

          (d) The aggregate of all amounts paid by members of the Consolidated Group (the "Paying Members") as a result of the excess of each members separate return liability (as determined under Section 1.1552-1(a)(2)(ii) of the Regulations) over the amount allocated to such member as its share of the Consolidated Tax Liability under Code Section 1552 (i.e., the Tax Benefit Amount) shall be paid by Conectiv to the other members (the "Loss Members") which had tax deductions, losses and credits to which such payment by the Paying Members is attributable. The apportionment of such payments among Loss Members shall be in a manner that reflects the Consolidated Group's absorption of such tax attributes in the manner described in 2.1(e) below. The payments to the Loss Members for their tax attributes shall be pursuant to a consistent method which reasonably reflects such items of loss or credit (such consistency and reasonableness to be determined by the party charged with the administration of this Agreement in accordance with Section 3.5 of this Agreement). However, for this purpose, the amounts paid to Loss Members will generally be deemed consistent and reasonable if paid on a basis equal to maximum effective federal corporate income tax rate (currently 35 percent) of the tax losses utilized and 100 percent of tax credits utilized.

          (e) In apportioning the payments to Loss Members for the Tax Benefit Amount pursuant to Section 2.1(d) hereof:

               (i) any consolidated net operating loss shall ("NOL") be allocated among the group members pursuant to Regulations Section 1.1502-79(a)(3). To the extent the consolidated NOL is carried back, any member's individually allocable NOL shall be deemed carried back and utilized in proportion to the amount that the member's NOL bears to the consolidated NOL. Analogous principles shall apply in the case of NOL carryforwards;

               (ii) with respect to each type of credit used to offset all or a portion of the Consolidated Tax Liability otherwise payable, such credit shall be allocated among the members by crediting to each member an amount of credit which that member would have available to utilize on a separate return basis in a manner consistent with the method set forth in Section 2.1(e)(i) above.

               (iii) the cost of any credit recapture which results in the payment of tax shall be specifically allocated to the member whose credit is recaptured determined in a manner consistent wit the provisions of Section 2.1(e)(i) above.

          Section 2.2  Other Returns.  (a) Conectiv will prepare, and Conectiv
                       -------------
will file, all returns of Other Taxes which are required to be filed with respect to the operations of Conectiv and its subsidiaries. In the event any taxing authority requires or permits that a combined, consolidated or unitary return be filed for Other Taxes, which return includes both Conectiv and a subsidiary, Conectiv may elect to file such return and shall have the right to require any member to be included in such return. Conectiv will advise each of its subsidiaries included in each Other Return and of each governmental office in which any Other Return is filed. Other Taxes shall be allocated among the Conectiv Group in a manner that is consistent with the method set forth in
Article II hereof. Furthermore, amounts due to Conectiv, or from Conectiv, with respect to Other Taxes shall be determined in a manner consistent with Sections 2.1(b) and 2.1(d).

          (b) Conectiv Resources shall prepare the Other Tax Returns of each member of the Conectiv Group that is obligated to file an Other Return that does not include any other member of the Conectiv Group. Such member shall be solely responsible and obligated to file such Other Return on its own behalf and to pay the tax liability with respect to such return from its own funds.

          (c) If any member of the Conectiv Group is required to file a combined, consolidated or unitary return for Other Taxes with another member of the Conectiv Group, but not with Conectiv (an "Other Taxes Subgroup"), then the member to be included in such return which is required to file such tax return for the Other Taxes Subgroup shall have the rights, powers and obligations to file such tax returns and apportion among and, collect and remit from, the other applicable members such Other Taxes as the rights, powers and obligations given to Conectiv under this Agreement with respect to the Consolidated Tax Liability. If the right to file a combined, consolidated or unitary return for Other Taxes is optional, then Conectiv shall decide which of its subsidiaries should, to the extent permitted by law, join in filing of such return. Conectiv Resources shall prepare all of such Other Tax Returns.

          Section 2. 3  Member Tax Information.  The members of the Consolidated
                        ----------------------
Group shall submit the tax information requested by Conectiv, in the manner and by the date requested, in order to enable the Treasurer to calculate the amounts payable by the members pursuant to Article III hereof.

                                      III

                 Responsibility for Tax; Intercompany Payments
                 ---------------------------------------------

          Section 3.1  Responsibility.  Assuming the members of the
                       --------------
Consolidated Group have fulfilled their obligations pursuant to Sections 3.2 and
3.3 below, then Conectiv will be solely responsible for, and will indemnify and hold each member of the Consolidated Group harmless with respect to, the payment of: (a) the Consolidated Tax Liability for each taxable period for which, as determined under Section 2.1 hereof, Conectiv filed a Consolidated Return; and
(b) any and all Other Taxes due or payable with respect to any Other Return.

          Section 3.2  Federal Tax Payments.  (a)  With respect to each
                       --------------------
Consolidated Return Year, the Treasurer of Conectiv shall have the right to assess members of the Consolidated Group their share of estimated tax payments to be made on a projected consolidated federal income tax return for each year. Such members will pay, to Conectiv, such estimates not later than the 15th day of the 4th, 6th, 9th and 12th months of such Consolidated Return Year. The difference between a member's estimated tax payments used for computation of the quarterly estimated payments and such member's estimated Tax Liability for any Consolidated Return Year as determined under Section 2.1(b) hereof calculated for purposes of determining the Tax payment to be made together with a request for an extension of the due date for filing the Consolidated Return shall be paid to Conectiv no later than March 15th. Furthermore, any payments for the difference between a member's total estimated payments and such member's actual Tax Liability for any Consolidated Tax Return Year as determined under Section 2.1(b) hereof or any payments by Conectiv to a member pursuant to Section 2.1(d) hereof shall be made no later than the 10th day following the filing of the Consolidated Return for such Consolidated Return Year.

          (b) Conectiv shall have sole authority, to the exclusion of all other members of the Consolidated Group, to agree to any adjustment proposed by the Internal Revenue Service or any other taxing authority with respect to items of income, deductions or credits, as well as interest or penalties, attributable to any member of the Consolidated Group notwithstanding that such adjustment may increase the amounts payable by members of the Consolidated Group under this
Section 3.2 or Section 3.3 hereof. In the event of any adjustment to the Consolidated Tax Liability relating to items of income, deductions or credit, as well as interest or penalties, attributable to any member of the Consolidated Group by reason of an amended return, claim for refund or audit by the Internal Revenue Service or any other taxing authority, the liability of all other members of the Consolidated Group under paragraphs (a) of this Section 3.2 or
Section 3.3 hereof shall be redetermined to give effect to such adjustment as if such adjustment had been made as a part of the original computation of such liability, and payment from a member to Conectiv, or by Conectiv to a member, as the case may be, shall be promptly made after any payments are made to the Internal Revenue Service or any other taxing authority, refunds received or final determination of the matter in the case of contested proceedings. In such event, any payments between the parties shall bear interest at the then prevailing rate or rates on deficiencies assessed by the Internal Revenue Service or any other relevant taxing authority, during the period from the due date of the Consolidated Return (determined without regard to extensions of time for the filing thereof) for the Consolidated Return Year to which the adjustments were made to the date of payment.

          Section 3.3  Other Tax Payments.  Payments with respect to Other Taxes
                       ------------------
and required estimates thereof for which any subsidiary of Conectiv has joint and several liability shall be calculated and made by or to such subsidiary in the same manner as that provided in Section 3.2. The principles set forth in
Section 3.2 governing the determination and adjustment of payments as well as the method of payment to or from such subsidiary with respect to federal income taxes shall be equally applicable in determining and adjusting the amount of and due date of payments to be made to or from such subsidiary with respect to Other Taxes and estimates thereof. Each subsidiary of Conectiv shall pay, directly to the appropriate taxing authority, all taxes for which such subsidiary is liable and for which Conectiv does not have joint or several liability.

          Section 3.4  Conectiv.  (a) Any payments to be made by a subsidiary of
                       --------
Conectiv pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof shall be made by such subsidiary to Conectiv, in the form of cash payments to Conectiv. To the extent any payments are to be made to a subsidiary with respect to the use of such subsidiary's tax attributes by the Consolidated Group pursuant to Section 2.1(d), 2.2, 3.2(b) or 3.3 hereof, Conectiv shall make such payment to such subsidiary in the form of cash payments to the Member.

          (b) Tax payments by Conectiv with respect to any Consolidated Tax Liability shall be paid by Conectiv and shall be debited to the Member of the Consolidated Group for their respective shares of such Consolidated Tax Liability as determined pursuant to Article II hereof.

          Section 3.5  Administration.  The provisions of this Agreement shall
                       --------------
be administered by the Treasurer of Conectiv. Conectiv shall be responsible for maintaining the books and records reflecting the intercompany accounts reflecting the amounts owned, collected and paid with respect to Taxes pursuant to this Agreement. Conectiv will not be obligated to keep such funds in segregated accounts. Any actions to be taken by Conectiv under this Agreement may be delegated to, and performed by Conectiv Resources.


                                      IV

                           Miscellaneous Provisions
                           ------------------------

          Section 4.1  Effect.  The provisions hereof shall fix the rights and
                       ------
obligations of the parties as to the matters covered hereby whether or not such are followed for federal income tax or other purposes by the Consolidated Group, including the computation of earnings and profits for federal income tax purposes.

          Section 4.2  Effective Date and Termination of Affiliation.  This
                       ---------------------------------------------
Agreement shall be effective with respect to all taxable years ending on or after the date hereof, in which any subsidiary of Conectiv is a member of the Consolidated Group for any portion of the tax year. In the event that a party to this Agreement ceases to be a member of the Consolidated Group, the rights and obligations of such party and each other party to this Agreement shall survive, but only with respect to taxable years including or ending before the date such party ceases to be a member of the Consolidated Group.

          Section 4.3  Notices.  Any and all notices, requests or other
                       -------
communications hereunder shall be given in writing (a) if to Conectiv, to
Attention: Manager of Taxes, Facsimile Number: (302) 429-3017   and (b) if to
any other person, at such other address as shall be furnished by such person by like notice to the other parties.

          Section 4.4  Expenses.  Each party hereto shall pay its own expenses
                       --------
incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

          Section 4.5  Benefit and Burden.  This Agreement shall inure to the
                       ------------------
benefit of, and shall be binding upon, the parties hereto and their respective successors.

          Section 4.6  Entire Agreement.  This Agreement constitutes the entire
                       ----------------
agreement between the parties with respect to the matters covered hereby and supersedes all prior agreements and understandings, oral and written, with respect to such matters.

          Section 4.7  Amendments and Waiver.  No amendment, modification,
                       ---------------------
change or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

          Section 4.8  Assignments.  Neither this Agreement nor any right,
                       -----------
interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void.

          Section 4.9  Severability.  The invalidity or unenforceability of any
                       ------------
particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          Section 4.10  Entire Agreement.  THIS AGREEMENT SETS FORTH ALL OF THE
                        ----------------
PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES AND REPRESENTATIONS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND SUPERSEDES ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES HERETO, WHETHER WRITTEN, ORAL OR OTHERWISE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AMONG THE PARTIES EXCEPT AS SET FORTH HEREIN.

          Section 4.11  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                        --------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

          Section 4.12  Counterparts.  This Agreement may be executed in one or
                        ------------
more counterparts, each of which shall constitute an original and together which shall constitute one instrument. The parties hereto specifically recognize that from time to time other corporations may become members of the Consolidated Group and hereby agree that such new members may become members to this Agreement by executing a copy of this Agreement and it will be effective as if all the members had resigned.

          Section 4.13  Attorneys' Fees.  If either party hereto commences an
                        ---------------
action against the other party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its costs, expenses and losses, including attorneys' fees, incurred in connection with the prosecution or defense of such action from the losing party.

          Section 4.14  No Third Party Rights.  Nothing in this Agreement shall
                        ---------------------
be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

          Section 4.15  Further Documents.  The parties agree to execute any and
                        -----------------
all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

          Section 4.16  Headings and Captions.  The headings and captions
                        ---------------------
contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

          Section 4.17  Construction.  The parties acknowledge that each of them
                        ------------
has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

          EXECUTED as of the date and year first above written.

                              CONECTIV


                              By:  s/ John C. van Roden, Jr.
                                  ----------------------------------
                              Printed Name: John C. van Roden Jr.
                                            ------------------------
                              Title: Senior Vice President & CFO
                                     -------------------------------


ACE REIT, Inc.                                    s/ Charles A. Mannix
ATE Investments, Inc.                             s/ Louis M. Walters
Atlantic City Electric Company                    s/ Louis M. Walters
Atlantic Generation, Inc.                         s/ Louis M. Walters
Atlantic Jersey Thermal Systems, Inc.             s/ Louis M. Walters
Atlantic Southern Properties                      s/ Louis M. Walters
ATS Operating Services, Inc.                      s/ Louis M. Walters
Binghamton General, Inc.                          s/ Louis M. Walters
Binghamton Limited, Inc.                          s/ Louis M. Walters
Pedrick Limited, Inc.                             s/ Louis M. Walters
Conectiv Communications, Inc.                     s/ Louis M. Walters
Conectiv Energy Supply, Inc.                      s/ Louis M. Walters
Conectiv Operating Services Company               s/ Louis M. Walters
Conectiv Plumbing, LLC                            s/ Louis M. Walters
Conectiv Resource Partners, Inc.                  s/ Louis M. Walters
Conectiv Services, Inc.                           s/ Louis M. Walters
Conectiv Solutions, LLC                           s/ Louis M. Walters
Conectiv Thermal Systems, Inc.                    s/ Louis M. Walters
DCI I, Inc.                                       s/ Louis M. Walters
DCTC Burney, Inc.                                 s/ Louis M. Walters
Delmarva Capital Investments, Inc.                s/ Louis M. Walters
Delmarva Power & Light Company                    s/ Louis M. Walters
Delmarva Services Company                         s/ Louis M. Walters
DPL REIT, Inc.                                    s/ Charles A. Mannix
Enerval LLC                                       s/ Louis M. Walters
Pedrick General, Inc.                             s/ Louis M. Walters
The Earth Exchange, Inc.                          s/ Louis M. Walters
ACE REIT Holding Co.                              s/ Charles A. Mannix
Vineland General, Inc.                            s/ Louis M. Walters
Vineland General, Inc. II                         s/ Louis M. Walters
Vineland Limited, Inc.                            Louis M. Walters
Vineland Limited, Inc. II                         Louis M. Walters
Atlantic Paxton Cogeneration                      Louis M. Walters
Geotech of Capital Region                         Louis M. Walters
DPL REIT Holding Co.                              Charles A. Mannix

Delmarva Capital Technology Co                    s/ Louis M. Walters
Delmarva Capital Realty Co.                       s/ Louis M. Walters
Post & Rail Farms, Inc.                           s/ Louis M. Walters
Christiana Capital Management, Inc.               s/ Louis M. Walters
Delstar Operating Company                         s/ Louis M. Walters
Delwest Operating Company                         s/ Louis M. Walters
Delcal Operating Company                          s/ Louis M. Walters
Power Consulting Group                            s/ Louis M. Walters
Petron Oil Corporation                            s/ Louis M. Walters
Atlantic Energy Technology, Inc.                  s/ Louis M. Walters
Coastal Communications, Inc.                      s/ Louis M. Walters
Atlantic Energy Enterprises                       s/ Louis M. Walters
Atlantic Energy International, Inc.               s/ Louis M. Walters
Abcool, Inc.                                      s/ Louis M. Walters
Altemp Energy Systems, Inc.                       s/ Louis M. Walters
Luppold Heating and Air Conditioning              s/ Louis M. Walters
Luppold Fuels, Inc.                               s/ Louis M. Walters
Babcock and Brandt, Inc.                          s/ Louis M. Walters
Berkshire Mechanical, Inc.                        s/ Louis M. Walters
Jones Refrigeration & Air Conditioning, Inc.      s/ Louis M. Walters